Exhibit 4.1

Execution Version

INDENTURE

Dated as of February 12, 2025

Among

SINCLAIR TELEVISION GROUP, INC.,

as Issuer,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Collateral Trustee

8.125% FIRST-OUT FIRST LIEN SECURED NOTES DUE 2033

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture
Exhibit E	Form of Security Agreement
Exhibit F	Form of Collateral Trust Agreement
Exhibit G	Form of First/Second/Third Lien Intercreditor Agreement
Exhibit H	Form of Certificate from Acquiring Institutional Accredited Investor

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INDENTURE, dated as of February 12, 2025, among Sinclair Television Group, Inc., a corporation organized under the laws of the State of Maryland (the “Issuer”), the Guarantors (as defined herein) from time to time party hereto, and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral trustee (in such capacity, the “Collateral Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of $1,430,000,000 aggregate principal amount of the Issuer’s 8.125% First-Out First Lien Secured Notes due 2033 (the “Notes”); and

WHEREAS, all things necessary to make this Indenture a valid and legally binding agreement of the Issuer, in accordance with its terms, have been done.

NOW, THEREFORE, the Issuer and the Trustee and the Collateral Trustee agree as follows for the benefit of each other and, except as provided herein, for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“4.125% Unsecured Notes” means such Existing Secured Notes which, upon consummation of the Exchange Offer, the indenture related to which will be amended to release all collateral securing such notes and eliminate substantially all covenants, events of default and related definitions.

“5.125% Senior Unsecured Notes” means each series of 5.125% Senior Unsecured Notes due 2027 governed by the 5.125% Senior Unsecured Notes Indenture.

“5.125% Senior Unsecured Notes Indenture” means the indenture, dated as of August 30, 2016 (as in effect immediately prior to giving effect to any AHG Notes Repurchase), among the Issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, as amended or supplemented from time to time.

“5.500% Senior Unsecured Notes” means each series of 5.500% Senior Unsecured Notes due 2030 governed by the 5.500% Senior Unsecured Notes Indenture.

“5.500% Senior Unsecured Notes Indenture” means the indenture, dated as of November 27, 2019 (as in effect immediately prior to the Issue Date), among the Issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, as amended or supplemented from time to time.

“Accounting Change” has the meaning assigned to it in the definition of “GAAP”.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred or assumed in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Transaction” means any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment, (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person (including, for the avoidance of doubt, any TV/Radio Acquisition).

“Additional Assets” means (1) any property or other assets (other than current assets, except for current assets invested in acquired property, businesses or assets) used or useful in a Similar Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary of the Issuer as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer; provided, however, that any Restricted Subsidiary described in clause (2) or (3) above is engaged in a Similar Business.

“Additional Notes” means additional Notes issued pursuant to the terms of any supplemental indenture (other than the Notes, any additional Notes issued pursuant to Sections 2.06, 2.07, 2.10 or 9.05 of this Indenture).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“AHG Notes Repurchase” has the meaning set forth under the “Summary—Recent developments—Transaction Support Agreement” section of the Offering Memorandum.

“Amended Credit Agreement” means the Existing Credit Agreement, as amended by the amendment to the Existing Credit Agreement dated as of the Issue Date, among Parent, as guarantor, the Issuer, as borrower, the lenders from time to time party thereto, certain other parties party thereto from time to time and JPMorgan Chase Bank, N.A. (or any successor thereto), as administrative agent, issuing bank and swingline lender, including any related notes, guarantees, security documents, instruments and agreements executed in connection therewith, and as such agreement, in whole or in part, in one or more instances, may be further amended, restated, renewed, extended, substituted, refinanced, restructured, replaced (whether or not upon termination, and whether with the original lenders or otherwise), supplemented or otherwise modified from time to time (including, in each case, by means of one or more credit agreements, note purchase agreements or sales of debt securities to institutional investors whether with the original agents and lenders or otherwise and including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) and including, without limitation, to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise, which Amended Credit Agreement shall provide for, as of the Issue Date, a junior lien revolving credit facility (the “Junior Lien Revolving Credit Facility”), the term loan B-3 facility (the “Junior Lien Term Loan B-3 Facility”), the term loan B-4 facility (the “Junior Lien Term Loan B-4 Facility” and, together with the Junior Lien Term Loan B-3 Facility, the “Junior Lien Term Loan Facilities” and, together with the Junior Lien Revolving Credit Facility, the “Junior Lien Credit Facilities”).

“Applicable Calculation Date” means the applicable date of determination for (i) Consolidated First Lien Secured Debt Ratio, (ii) Consolidated First-Out First Lien Secured Debt Ratio, (iii) Consolidated Secured Debt Ratio, (iv) Consolidated Total Debt Ratio, (v) Fixed Charge Coverage Ratio, (vi) Consolidated EBITDA or (vii) Total Assets.

“Applicable Measurement Period” means the most recently completed eight consecutive fiscal quarters of the Issuer immediately preceding the Applicable Calculation Date for which internal financial statements are available. When used in reference to (x) a measurement of Consolidated EBITDA, the Consolidated EBITDA for such Applicable Measurement Period shall be measured as the Consolidated EBITDA for such eight consecutive fiscal quarters, divided by two and (y) a measurement of the Consolidated First Lien Secured Debt Ratio, the Consolidated First-Out First Lien Secured Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio or the Fixed Charge Coverage Ratio, the applicable ratio shall be calculated using the Consolidated EBITDA (in the numerator or the denominator, as applicable) for such eight consecutive fiscal quarters, divided by two.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 15, 2028 (such redemption price being set forth in the table appearing in Section 3.07(b)) plus (ii) all required interest payments due on such Note through February 15, 2028 (excluding accrued but unpaid interest to the Redemption Date), computed by the Issuer on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries; or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions,

(each of the foregoing clauses (1) and (2) referred to in this definition as a “disposition”),

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, non-core, surplus, damaged, unnecessary, unsuitable or worn out property or equipment, inventory or other assets, in each case, in the ordinary course of business or consistent with industry or past practice or any disposition of inventory, immaterial assets or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Issuer and any of its Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Issuer or any Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) any disposition in connection with the making of any Restricted Payment that is permitted to be made under Section 4.07 or any Permitted Investment;

(d) any disposition of property or assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, in any single transaction or series of related transactions with an aggregate fair market value not to exceed $75.0 million (such greater amounts, the “Specified Threshold”); provided that if the aggregate amount of all such individual dispositions or related series of dispositions that are less than or equal to the Specified Threshold in any fiscal year exceeds $150.0 million in the aggregate during such fiscal year, then the foregoing Specified Threshold shall refer to the purchase price of all such dispositions in such fiscal year in excess of the Specified Threshold;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary (including any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC so long as upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary);

(f) any disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of similar replacement property or (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sublease, license or sublicense of any real or personal property (including the provision of software under an open source license) in the ordinary course of business or consistent with past practice;

(h) any issuance, disposition or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(i) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed in lieu of condemnation or otherwise) with respect to any property, assets, Equity Interests or Indebtedness, the granting of Liens permitted or not prohibited by this Indenture, and transfers of any property, asset, Equity Interests or Indebtedness that have been subject to a casualty to the respective insurer of such property, asset, Equity Interests or Indebtedness as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(j) dispositions or discounts without recourse (including by way of assignment or participation) of (i) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (ii) receivables and related assets pursuant to any Permitted Receivables Financing or any participation therein;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and assets securitizations permitted or not prohibited by this Indenture;

(l) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business or consistent with industry or past practice;

(m) the sale, discount or other disposition, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable, equipment or other property, assets, Equity Interests or Indebtedness in the ordinary course of business or consistent with industry or past practice, and the conversion of accounts receivable or notes receivable or other dispositions of accounts receivable or notes receivable in connection with the collection or compromise thereof;

(n) the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry or past practice or that is immaterial;

(o) the unwinding or termination of any Hedging Obligations or Cash Management Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in binding joint venture or similar agreements or arrangements;

(q) the lapse, abandonment or invalidation of intellectual property rights that are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or that are no longer used or useful or no longer economically practicable or commercially reasonable to maintain, in each case as reasonably determined by the Issuer;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(s) the disposition of any property, assets, Equity Interests or Indebtedness (i) acquired in a transaction that are not used or useful in the core or principal business of the Issuer and its Restricted Subsidiaries as reasonably determined by the Issuer, or (ii) made in connection with the approval of any applicable antitrust authority or any other governmental authority or otherwise necessary or advisable to consummate any acquisition after the Issue Date, as determined by the Issuer;

(t) any disposition of property, assets, Equity Interests or Indebtedness of a Foreign Subsidiary the Net Proceeds of which the Issuer has reasonably determined that the repatriation of such Net Proceeds (i) is prohibited or subject to limitations under applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would have a material adverse tax consequence; provided that when the Issuer determines that repatriation of any of such Net Proceeds (i) is no longer prohibited or subject to limitations under such applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would no longer have a material adverse tax consequence, such amount at such time shall be considered the Net Proceeds in respect of an Asset Sale; and

(u) any disposition of property, assets, Equity Interests or Indebtedness that were acquired with Excluded Contributions if the proceeds of such disposition are used to make a Restricted Payment pursuant to clause (9)(b) of Section 4.07(b).

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).

“Broadcast Licenses” means (a) the licenses, permits, authorizations or certificates to construct, own or operate the Stations granted by the FCC, and all extensions, additions and renewals thereto or thereof, and (b) the licenses, permits, authorizations or certificates which are necessary to construct, own or operate the Stations granted by administrative law courts or any state, county, city, town, village or other local governmental authority, and all extensions, additions and renewals thereto or thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, euro, pound sterling or any national currency of any participating member state of the EMU; or

(b) other currencies held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof as a full faith and credit obligation of the U.S. government, with average maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (10) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s, at least A-2 by S&P or at least F2 by Fitch (or, if at any time, none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, in each case, with average maturities of 36 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2, A-2 or F2 from either Moody’s, S&P or Fitch, respectively (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (12) below;

(9) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 36 months from the date of acquisition thereof;

(10) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from any of Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(11) Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P, A2 or higher from Moody’s or F1 or higher from Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(12) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated A or better by S&P, A2 or better by Moody’s or F1 or better by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);

(13) in the case of investments by any Foreign Subsidiary of the Issuer, investments for cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates; and

(14) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (4) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (13) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations of the Issuer or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (2) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Change of Control” means the occurrence of one or more of the following events after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holders; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Issuer or Parent (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder or Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of the Issuer or Parent, as applicable, having a majority of the aggregate votes on the Board of the Issuer or Parent, as applicable, unless any Permitted Holder or Permitted Holders have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors or other governing body of the Issuer or Parent, as applicable, having a majority of the aggregate votes on the Board of the Issuer or Parent or other governing body, as applicable.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not for purposes of this definition beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement sufficient to otherwise be a Change of Control, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Issuer or Parent, as applicable, owned, directly or indirectly, by any Permitted Holder or Permitted Holders that are part of such group shall not for purposes of this definition be beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group shall not for purposes of this definition beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors or other governing members of such Parent Entity. Notwithstanding anything to the contrary, if any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Issuer or Parent (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) that are not Permitted Holders has the right (directly or indirectly) to appoint or nominate (in the aggregate) the members of the Board of the Issuer or Parent (including through having voting rights over Voting Stock of Parent or the Issuer), in each case, having the right to vote a majority of the aggregate votes of the members on the Board of the Issuer or the Parent, a Change of Control will be deemed to have occurred.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.

“Channel Sharing Agreement” means an agreement governing the shared use of a television channel or other similar contractual arrangement that constitutes a channel sharing agreement within the meaning of 47 C.F.R. § 73.3700(a)(5).

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearance agency.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all of the assets and property (whether real or personal) of the Issuer or any Guarantor now owned or hereafter acquired securing or purporting to secure the Notes Obligations pursuant to the Security Documents.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the Issue Date, among the Collateral Trustee, as collateral trustee for itself, the Holders, the Trustee and the other First Lien Secured Parties (as defined therein), JPMorgan Chase Bank, N.A., as administrative agent under the New Credit Agreement, the Trustee, U.S. Bank Trust Company, National Association, as trustee under the Exchange Second-Out Indenture, the Issuer and the Guarantors, substantially in the form of Exhibit F, as it may be amended or otherwise modified from time to time in accordance with the terms thereof and this Indenture.

“Collateral Trustee” means U.S. Bank Trust Company, National Association until a successor replaces it and, thereafter, means any such successor.

“Consolidated EBITDA” means, as of any Applicable Calculation Date, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income for such period, the sum of the following amounts for such period:

(a) Fixed Charges of such Person for such period and, to the extent not reflected in Fixed Charges, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (n) through (z) thereof,

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital, and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any penalties and interest relating to such taxes or arising from any tax examinations, and (without duplication) any payments actually made to a Parent Entity pursuant to clause (13) of Section 4.07(b) in respect of such taxes,

(c) the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, content (including film) and sports rights amortization, conversion costs and contract acquisition costs) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,

(d) any other non-cash charges, expenses or losses, including any write offs, write downs, expenses, losses or items (each, a “non-cash charge”), except that if any non-cash charge represents an accrual or reserve for potential cash items in any future period (A) such Person may elect not to add back such non-cash charge in such period and (B) to the extent such Person elects to add back such non-cash charge (other than amortization of a prepaid cash item that was paid in a prior period) in such period, the cash payment in respect thereof in any future period shall be subtracted from Consolidated EBITDA,

(e) (i) the amount of any non-controlling interest or minority interest expense consisting of income attributable to non-controlling or minority equity interests of third parties (other than the Issuer or any of its Subsidiaries) in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period to Consolidated Net Income, and (ii) the amount of dividends or distributions or other payments to the Issuer or any of its Restricted Subsidiaries that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by any Person during such period, in the case of each of clause (i) and (ii), without duplication of cash distributions in respect thereof which are included in Consolidated Net Income for such period,

(f) the amount of fees, expenses and indemnities paid to directors, including of the Issuer or any Parent Entity thereof,

(g) losses or discounts on sales or dispositions of receivables and related assets in connection with any Permitted Receivables Financing,

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (4) below for any previous period and not added back,

(i) any costs or expenses incurred by such Person or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock),

(j) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(k) adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in the reconciliation of net income to adjusted EBITDA of the Issuer, set forth in the section “Summary Consolidated Financial Information—Non-GAAP Financial Measures” of the Offering Memorandum, to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated and other adjustments of a similar nature to the foregoing, in each case applied in good faith by the Issuer; plus

(2) without duplication, the amount reasonably projected by such Person of “run rate” cost savings, expenses, operating expense reductions, synergies and contractual retransmission revenue (including from increased pricing, if any, determined on an aggregate basis across all existing customer contracts) and charges (including restructuring and integration charges) to be realized by such Person as a result of actions (including actions taken or initiated before, on or after the Issue Date) that have been taken or initiated or are expected to be taken or initiated in connection with, pursuant to or as contemplated by the Transactions, any Specified Event or any joint venture or other arrangement of such Person or any of its Restricted Subsidiaries (even if not accounted for on the financial statements of any such joint venture or such Person) occurring on or prior to the date that is 12 full months after the date of final consummation of any investment, disposition of assets, property, Capital Stock or Indebtedness, incurrence, prepayment or repayment of Indebtedness, Restricted Payment, Subsidiary designation, restructuring, cost saving initiative or other initiative (including any Acquisition Transactions) (each such investment, disposition, incurrence, prepayment, repayment, Restricted Payment and Subsidiary designation, a “Specified Event”). Such cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period, net of the amount of actual benefits realized from such actions if such cost savings are reasonably identifiable and factually supportable; provided, that any such amounts attributable to actions taken or initiated after the Issue Date (other than such amounts that are already included in Consolidated EBITDA calculations for periods prior to the Issue Date and/or attributable to specifically identifiable and measurable contractual retransmission revenue from contracts acquired in connection with Acquisition Transactions and Investments in the broadcast industry but including any such cost savings, expenses, operating expense reductions, synergies, contractual retransmission revenue and charges that are otherwise included in the calculation of Consolidated EBITDA due to add-backs and exceptions specified in the definition of “Consolidated Net Income” and in other components of “Consolidated EBITDA”) shall not constitute more than twenty percent (20%) of Consolidated EBITDA for such period (before giving effect to add-backs pursuant to this clause (2)). No cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) shall be added pursuant to this clause (2) to the extent duplicative of any cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) that are included in clause (1) above (it being understood and agreed that “run rate” shall mean the full recurring cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) that are associated with any action taken) and the share of any such cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) with respect to a joint venture that are to be allocated to such Person shall not exceed the total amount thereof proportionate to such Person’s economic interest in such joint venture for the relevant Applicable Measurement Period; plus

(3) any Designated Parent Contribution; less

(4) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary added (and not deducted) in such period from Consolidated Net Income, and

(c) Film Cash Payments made during such period (and not deducted in such period from Consolidated Net Income),

in each case, as determined on a consolidated basis for such Person and its Restricted Subsidiaries; provided that there shall be excluded from Consolidated EBITDA any management fees paid by or on behalf of Diamond Sports Group, LLC to the Issuer or any of its Restricted Subsidiaries prior to the Issue Date pursuant to the management services agreement between Diamond Sports Group, LLC and the Issuer dated August 23, 2019.

For purposes of testing the covenants under this Indenture in connection with any transaction, the Consolidated EBITDA of such Person and its Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (other than as set forth in the third sentence of the first paragraph of such definition).

In addition, to the extent not already included in the Consolidated EBITDA of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include additional adjustments evidenced by or contained in a due diligence or quality of earnings report prepared with respect to any Investment permitted under this Indenture that has been consummated (or, solely for purposes of determining the permissibility of any Investment that constitutes a Limited Condition Transaction, a definitive agreement or other binding obligation with respect to which has been entered into) and made available to the Trustee by an Independent Financial Advisor.

“Consolidated First Lien Secured Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations, debt obligations evidenced by promissory notes and similar instruments that constitute First Lien Obligations, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (other than as set forth in the third sentence of the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated First Lien Secured Debt Ratio, in connection with (x) the Incurrence of any Indebtedness pursuant to Section 4.09 or (y) the Incurrence of any Lien pursuant to clause (34) of the definition of “Permitted Liens,” such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be, as being Incurred or secured, as the case may be, as of the Applicable Calculation Date and (i) any Incurrence of such Indebtedness under such commitment after such Applicable Calculation Date (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be for purposes of this calculation an Incurrence of additional Indebtedness or an additional Lien at any time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of calculations of the Consolidated First Lien Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding unless and to the extent revoked pursuant to the immediately preceding subclause (ii) of this definition.

“Consolidated First-Out First Lien Secured Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries that constitute First-Out Indebtedness, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustments to First-Out Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (other than as set forth in the third sentence of the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated First-Out First Lien Secured Debt Ratio, in connection with the Incurrence of any Indebtedness pursuant to Section 4.09 , such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat an Elected Amount under any Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be, as being Incurred or secured, as the case may be, as of the Applicable Calculation Date and (i) any Incurrence of such Indebtedness under such commitment after such Applicable Calculation Date (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be for purposes of this calculation an Incurrence of additional Indebtedness or an additional Lien at any time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of calculations of the Consolidated First-Out First Lien Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding unless and to the extent revoked pursuant to the immediately preceding subclause (ii) of this definition.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Financing Lease Obligations and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (n) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any Specified Event, (o) annual agency or similar fees paid to the administrative agents, collateral trustees, collateral agents and other agents under any Credit Facilities, (p) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (q) costs associated with obtaining Hedging Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities, (v) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make whole or breakage premium, penalty or cost, (y) interest expense attributable to a Parent Entity resulting from push down accounting and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person for such period, determined on a consolidated basis, excluding (and excluding the effect of), without duplication:

(1) extraordinary, exceptional, one-time, infrequent, non-recurring, non-operating or unusual gains or losses (less all fees and expenses relating thereto) and expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, contract termination costs, system establishment charges, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, recruiting and signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, charges or expenses attributable to legal or regulatory claims, suits, actions, disputes, hearings and other matters, asset divestitures, costs or cost inefficiencies related to labor, facility, property or broadcasting transmission slowdowns, shutdowns or disruptions (as applicable), costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments),

(2) the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(3) Transaction Expenses,

(4) the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof during such period,

(5) [reserved],

(6) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any Specified Event, acquisition, Investment, recapitalization, asset disposition, issuance or repayment of indebtedness, issuance of equity securities, refinancing transaction or amendment or other modification of, or the rating by the Rating Agencies of, any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or abandoned (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees),

(7) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid),

(8) [reserved],

(9) non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements,

(10) any income (loss) attributable to deferred compensation plans or trusts,

(11) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by such Person or a Restricted Subsidiary thereof in respect of such investment),

(12) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(13) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments in such period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(14) any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Obligations for currency exchange risk and revaluations of intercompany balances and other balance sheet items),

(15) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made,

(16) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, investments in debt and equity securities, and write-offs and write-downs in connection with film and other programming costs),

(17) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 4.07(a), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or the Issuer reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release); provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(18) [reserved],

(19) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other costs and expenses attributable to any Parent Entity thereof being a public company, and

(20) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period).

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of any Specified Event, acquisition or Investment consummated prior to the Issue Date and any other Specified Event or acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Indenture (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations, debt obligations evidenced by promissory notes and similar instruments that is secured by a Lien on the Collateral, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the third sentence of the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated Secured Debt Ratio, in connection with (x) the Incurrence of any Indebtedness pursuant to Section 4.09 or (y) the Incurrence of any Lien pursuant to clause (34) of the definition of “Permitted Liens”, such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat an Elected Amount under any Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be, as being Incurred or secured, as the case may be, as of the Applicable Calculation Date and (i) any Incurrence of such Indebtedness under such commitment after such Applicable Calculation Date (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be for purposes of this calculation an Incurrence of additional Indebtedness or an additional Lien at any time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of calculations of the Consolidated Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding, unless and to the extent revoked pursuant to the immediately preceding subclause (ii) of this definition.

“Consolidated Total Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations, debt obligations evidenced by promissory notes and similar instruments, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the third sentence of the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated Total Debt Ratio, in connection with the Incurrence of any Indebtedness pursuant to Section 4.09, such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat an Elected Amount under any Indebtedness which is to be Incurred (or any commitment in respect thereof) as being Incurred as of the Applicable Calculation Date and (i) any Incurrence of such Indebtedness under such commitment after such Applicable Calculation Date (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be for purposes of this calculation an Incurrence of additional Indebtedness at any time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of calculations of the Consolidated Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding unless and to the extent revoked pursuant to the immediately preceding subclause (ii) of this definition.

“Consolidated Total Indebtedness” means, as of any date of determination, with respect to any Person and its Restricted Subsidiaries, an amount equal to (a) the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Financing Lease Obligations, debt obligations evidenced by promissory notes and similar instruments, but excluding (A) all undrawn amounts under revolving credit facilities, (B) Hedging Obligations, (C) performance bonds or any similar instruments, (D) the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or acquisition method accounting in connection with any Specified Event, acquisition (by merger, consolidation, amalgamation, dividend, distribution or otherwise), or other Investment, and (E) all Obligations (including any Non-Recourse Indebtedness) relating to Permitted Receivables Financings and (2) the aggregate amount of all outstanding Disqualified Stock of Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; less

(b) Unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board or senior management of such Person.

“Contract Station” means (a) each television or radio station that is the subject of an Acquisition Transaction consummated by the Issuer or any Subsidiary on or after the Issue Date and (b) any television or radio station with which the Issuer or any Subsidiary has entered into any Program Services Agreement, Outsourcing Agreement or other similar agreement on or after the Issue Date, in each case until such time, if any, as the Issuer or any Subsidiary acquires the Broadcast License of such television or radio station and such station becomes an Owned Station.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other Persons.

“Controlling Representative” has the meaning assigned to such term in the Collateral Trust Agreement.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Covenant Restricted Acquisition” means a publicly announced entry into an agreement or arrangement in respect of an acquisition or Investment (each, a “CRA Transaction”) pursuant to which (A)(i) (1) the Issuer or a Restricted Subsidiary would acquire a Significant Acquired Person, (2) any Significant Acquired Person would be merged, consolidated or amalgamated with or into or wound up into the Issuer or a Restricted Subsidiary (whether or not the Issuer or a Restricted Subsidiary is the surviving Person) or (3) any Significant Acquired Person would sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Issuer or a Restricted Subsidiary and (ii) in connection with such CRA Transaction, the Issuer or any of its Restricted Subsidiaries would reasonably expect to assume or acquire Indebtedness of such Significant Acquired Person or its Subsidiaries (which Indebtedness was not incurred by such Significant Acquired Person in contemplation of, or in connection with, such CRA Transaction) and (B) the Indebtedness to be assumed or acquired in such CRA Transaction (i) is first-lien secured Indebtedness and (ii) would not be permitted to be assumed or acquired as First-Out Indebtedness pursuant to Section 4.09 or Section 4.12. For the avoidance of doubt, (x) nothing in this definition shall permit any Indebtedness to be incurred in connection with a CRA Transaction or otherwise permit such CRA Transaction if such CRA Transaction would not be permitted pursuant to another covenant or agreement set forth in Article 4 or elsewhere set forth in this Indenture, and (y) no transaction undertaken in connection with or in furtherance of a Priming Financing/Liability Management Transaction shall be a CRA Transaction or a Covenant Restricted Acquisition under this definition.

“Covenant Restricted Change of Control” means a publicly announced entry into an agreement or arrangement in respect of a transaction (a “COC Transaction”) pursuant to which (A) a Change of Control would (or would reasonably be expected to) occur and the acquiring Person would, upon the consummation of such transaction, be required (or reasonably expected to be required) to assume or acquire the Notes Obligations and (B) (i) the Indebtedness of such acquiring Person (which Indebtedness was not incurred by such acquiring Person in contemplation of, or in connection with, such COC Transaction) is first-lien secured Indebtedness and (ii) the agreements governing such Indebtedness as of the announcement date of the COC Transaction would not permit the acquiring Person to incur or assume the Notes Obligations as First-Out Indebtedness. For the avoidance of doubt, (x) nothing in this definition shall permit any Indebtedness to be incurred in connection with a COC Transaction or otherwise permit such COC Transaction if such COC Transaction would not be permitted pursuant to another covenant or agreement described in Article 4 or elsewhere set forth in this Indenture, and (y) no transaction undertaken in connection with or in furtherance of a Priming Financing/Liability Management Transaction shall be a COC Transaction or a Covenant Restricted Change of Control under this definition.

“Credit Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facilities (including the First-Out Senior Credit Facilities) or other financing arrangements (including, without limitation, commercial paper facilities or indentures)) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof if and to the extent that such increase in borrowings or issuance is permitted under Section 4.09 or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by or owing to the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents actually received in connection with a subsequent disposition of or collection on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or subject of a disposition in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.10.

“Designated Parent Contribution” means any cash equity contribution made by Parent to the Issuer and designated by the Issuer as a “Designated Parent Contribution.”

“Designated Parent Subsidiary” means each Subsidiary of Parent that is designated as a “Designated Parent Subsidiary” in accordance with the terms of this Indenture, in each case so long as such Subsidiary remains a Designated Parent Subsidiary under this Indenture. As of the Issue Date, there are no Designated Parent Subsidiaries.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a).

“Designated Representative” means, with respect to any series of First-Out Priority Payment Obligations, Second-Out Priority Payment Obligations, Pari Passu Lien Obligations, Junior Lien Obligations or other Secured Indebtedness, the trustee, administrative agent, collateral trustee, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any Parent Entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or Parent Entities in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Issuer, any of its Subsidiaries or any Parent Entity or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Issuer shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary (other than a Foreign Subsidiary) that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“DSG Cash Tax Payments” means the cash tax payments to be paid by or on behalf of the Issuer and its Restricted Subsidiaries related to the Diamond Sports Group, LLC bankruptcy. As of the Issue Date, the DSG Cash Tax Payments were approximately $121 million.

“Elected Amount” has the meaning set forth in the definition of “Consolidated First Lien Secured Debt Ratio”.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of the Issuer or any Parent Entity (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer or any Parent Entity’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system, or any successor securities clearance agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Exchange Offer” has the meaning ascribed to such term in the Offering Memorandum.

“Exchange Second-Out First Lien Notes” means the 4.375% Second-Out First Lien Secured Notes due 2032 governed by the Exchange Second-Out Indenture, and issued in connection with the Exchange Offer.

“Exchange Second-Out First Lien Notes Obligations” means the Obligations in respect of the Exchange Second-Out First Lien Notes, the guarantees in respect thereof, the Exchange Second-Out Indenture and the security documents relating to the foregoing.

“Exchange Second-Out Indenture” means the indenture, dated as of the Issue Date, among the Issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral trustee, which indenture governs the Exchange Second-Out First Lien Notes, as amended or supplemented from time to time.

“Excluded Assets” has the meaning assigned to that term in the Security Agreement.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity capital,

(2) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries, and

(3) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer within 30 days of the date such capital contributions are made, the date such dividends, distributions, fees or other payments are received or the date such Equity Interests are sold, as the case may be, which are (or were) excluded from the calculation set forth in clause (3) of Section 4.07(a); provided that any such dividends, distributions, fees or other payments so designated pursuant to clause (2) of this definition shall be excluded from the definition of “Consolidated Net Income” for all purposes under this Indenture.

“Existing Credit Agreement” means the Seventh Amended and Restated Credit Agreement dated as of August 23, 2019 (as in effect immediately prior to the Issue Date), by and among the Issuer, the Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent, and the other agents party thereto.

“Existing LMT Debt” has the meaning assigned to it in the definition of “Priming Financing/Liability Management Transaction.”

“Existing Notes” means, individually or collectively as the context so requires, the Existing Unsecured Notes, and, in the case of the Existing Secured Notes, to the extent such Existing Secured Notes are not exchanged for (i) Exchange Second-Out First Lien Notes pursuant to the Exchange Offer or (ii) New Second Lien Notes pursuant to the Private Exchanges.

“Existing Secured Notes” means the 4.125% Senior Secured Notes due 2030 governed by the Existing Secured Notes Indenture.

“Existing Secured Notes Indenture” means the indenture, dated as of December 4, 2020 (as in effect immediately prior to the Issue Date), among the Issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended or supplemented from time to time.

“Existing Senior Credit Facilities” means, individual or collectively, as the context may require, the term loan facility and revolving credit facility under the Existing Credit Agreement, in each case, as in effect immediately prior to the Issue Date, including, in each case, any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same are in effect immediately prior to the Issue Date).

“Existing Unsecured Notes” means, collectively, the 5.125% Senior Unsecured Notes and the 5.500% Senior Unsecured Notes.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by the Board or senior management of the Issuer.

“FCC” means the Federal Communications Commission or any governmental authority substituted therefor.

“FCC License” means any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time, to the Issuer or any of its Restricted Subsidiaries, or assigned or transferred to the Issuer or any Subsidiary Guarantor pursuant to FCC consent.

“Film Cash Payments” means, for any period, the sum (determined on a consolidated basis and without duplication) of all payments by the Issuer and its Restricted Subsidiaries made during such period in respect of Film Obligations, which were previously reflected in the consolidated balance sheet with the Issuer and its Restricted Subsidiaries as a liability; provided that amounts applied to the prepayment of Film Obligations owing under any contract evidencing a Film Obligation under which the amount owed by the Issuer or any of its Restricted Subsidiaries exceeds the remaining value of such contract to the Issuer or such Subsidiary, as reasonably determined by the Issuer, shall not be deemed to be Film Cash Payments.

“Film Obligations” means obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films, and similar assets used in connection with the business and operations of the Issuer and its Subsidiaries.

“Financing Lease Obligation” means, at the time any determination thereof is to be made, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First/Second/Third Lien Intercreditor Agreement” means the First/Second/Third Lien Intercreditor Agreement, dated as of the Issue Date, among the Collateral Trustee, U.S. Bank Trust Company, National Association, as notes collateral agent under the Second Lien Indenture, and the collateral agent under the Amended Credit Agreement, the Issuer and the Guarantors party thereto, substantially in the form of Exhibit G, as it may be amended or otherwise modified from time to time in accordance with the terms thereof, this Indenture and the Collateral Trust Agreement.

“First Lien Debt Documents” has the meaning assigned to such term in the Collateral Trust Agreement.

“First Lien Obligations” means, collectively, the First-Out Priority Payment Obligations and the Second-Out Priority Payment Obligations.

“First Lien Senior Credit Facilities” has the meaning assigned to it in the definition of “New Credit Agreement”.

“First-Out Bank Representative” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders holding First-Out Senior Credit Facilities Indebtedness (and commitments in respect thereof) and the other secured parties under each of the First Lien Senior Credit Facilities holding First-Out Priority Payment Obligations, together with its respective successors and permitted assigns under each of the First Lien Senior Credit Facilities acting in such capacity.

“First-Out Indebtedness” means the Indebtedness under the Notes, the First-Out Senior Credit Facilities Indebtedness and any other Indebtedness that is permitted by this Indenture and the other then-outstanding First Lien Debt Documents to have Liens on the Collateral pari passu with the Liens securing the Notes and the Note Guarantees and with payment priority as to the application of proceeds with respect to, and distributions made on account of, any Collateral pari passu with the Notes and the First-Out Senior Credit Facilities Indebtedness; provided that the holders of such Indebtedness or their Designated Representative shall have entered into the Collateral Trust Agreement and such Indebtedness shall constitute “First-Out First Lien Debt Obligations” as defined therein.

“First-Out Priority Payment Obligations” means the payment Obligations in respect of any First-Out Indebtedness.

“First-Out Revolving Credit Facility” has the meaning assigned to it in the definition of “New Credit Agreement”.

“First-Out Senior Credit Facilities” has the meaning assigned to it in the definition of “New Credit Agreement”.

“First-Out Senior Credit Facilities Indebtedness” means the First-Out Senior Credit Facilities Revolving Indebtedness.

“First-Out Senior Credit Facilities Revolving Indebtedness” means the Indebtedness in respect of the Revolving Loans and Letters of Credit (as each such term is defined in the New Credit Agreement as in effect in the Issue Date).

“Fitch” means Fitch Ratings, a part of the Fitch Group and a subsidiary of FIMALAC and Hearst Corporation, or any successor entity to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of Consolidated EBITDA of such Person for the Applicable Measurement Period to the Fixed Charges of such Person for such Applicable Measurement Period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period, except as provided in Section 1.06. Such pro forma calculation shall not give effect to any Indebtedness Incurred on the Applicable Calculation Date pursuant to Section 4.09(b) (other than pursuant to clause (14) thereof). For purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the Incurrence of any Indebtedness pursuant to Section 4.09(a), such

Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat an Elected Amount under any Indebtedness which is to be Incurred (or any commitment in respect thereof) as being Incurred as of the Applicable Calculation Date and (i) any Incurrence of such Indebtedness under such commitment after such Applicable Calculation Date (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be for purposes of this calculation an Incurrence of additional Indebtedness at any time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of calculations of the Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding unless and to the extent revoked pursuant to the immediately preceding subclause (ii) of this definition.

For purposes of making the computation referred to above, Specified Events, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) and operational changes that have been made by the Issuer or any of its Restricted Subsidiaries during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the Applicable Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Events, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, disposed operations and operational changes (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made reasonably by a responsible financial or accounting officer of the Issuer (and may include cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) resulting from the Transactions, any Specified Event, Asset Sale or other disposition or such Investment, acquisition, disposition, merger, amalgamation or consolidation or other transaction, in each case calculated in accordance with and permitted by clause (2) of the definition of “Consolidated EBITDA” herein). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the Applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Issuer or any Subsidiary at “fair value”, as defined therein.

If there occurs a change in generally accepted accounting principles occurring after the Issue Date and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Issuer may elect, as evidenced by a written notice of the Issuer to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred; provided that, with respect to any Accounting Change (other than an Accounting Change in respect of the treatment of leases), in the Issuer’s good faith determination, the Issuer’s election to calculate such term or measure as if such Accounting Change had not occurred will not be less favorable to the Holders in any material respect than the method of calculation of such term or measure as in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including a pledge of assets (other than a non-recourse pledge of the Equity Interests of a Receivables Subsidiary to secure a Permitted Receivables Financing), letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The term “guarantee” used as a verb has a corresponding meaning.

The amount of any guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such guarantee unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by Parent in good faith.

“Guarantors” means Parent and each Subsidiary of the Issuer that executes this Indenture as a Guarantor on the Issue Date and each other Affiliate of Parent (including, for the avoidance of doubt, any Designated Parent Subsidiary) that thereafter guarantees the Notes in accordance with the terms of this Indenture, until, in each case, such Person is released from its Note Guarantee with respect to the Notes in accordance with the terms of this Indenture. “Hedging Obligations” means, with respect to any Person, the obligations of such Person with respect to (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books; provided, however, that in connection with the giving any consent, instruction or authorization for purposes of the provisions of Article 6, Article 9 and Sections 7.08 and 12.08(f), beneficial owners of interests in a Note may constitute “Holders”, and in connection therewith, the Issuer, the Trustee, the Collateral Trustee, any Officer signing an Officer’s Certificate and any counsel delivering an Opinion of Counsel shall be permitted to rely in good faith on customary certificates of beneficial ownership as evidence of holdings of such interests (without, for the avoidance of doubt, DTC proxies, medallion-stamped guarantees or other similar evidence).

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes transferred to Institutional Accredited Investors in compliance with the Securities Act.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination, the principal in respect of indebtedness of such Person (a) in respect of borrowed money, including indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments or reimbursement obligations in respect of letters of credit, (b) representing any balance deferred and unpaid portion of the purchase price of any property (including pursuant to Financing Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry or past practice, (ii) purchase price holdbacks to satisfy warranty or other unperformed obligations of the seller, (iii) obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions with respect thereto and (iv) any earn-out obligations until, after 120 days of becoming due and payable, such earn-out obligation has not been paid or satisfied and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (c) Non-Financing Lease Obligations, and (d) representing any net Hedging Obligations, but only if and to the extent that any of the foregoing Indebtedness in clauses (a) through (d) (other than net Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. If any Indebtedness of any Parent Entity would appear on the balance sheet of the Issuer solely by reason of push down accounting under GAAP, such Indebtedness shall be excluded. All guarantees in respect of Indebtedness specified in clause (a) through (d) of this definition (other than any exclusion therefrom) of another Person shall be included. To the extent not otherwise included, the obligations of the type referred to in clauses (a) through (d) of this definition (other than any exclusion therefrom) of another Person secured by a consensual Lien (other than a Permitted Lien) on any assets owned by such Person, whether or not such Indebtedness is assumed by such Person shall be included to such extent, but the amount of such Indebtedness will be the lesser of (x) the fair market value of such assets at such date of determination and (y) the amount of such Indebtedness of such other Person (it being understood, however, that Indebtedness shall in no event include any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business or consistent with industry or past practice). Indebtedness of the Issuer and its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business or consistent with industry or past practice, (ii) deferred or prepaid revenues, (iii) accrued expenses and royalties, (iv) any liabilities for taxes, (v) Capital Stock and Disqualified Stock, (vi) Film Obligations, (vii) obligations under any Program Services Agreement, Outsourcing Agreement or other similar agreement, (viii) any Put Obligations, (ix) any liability shown on the balance sheet of such Person solely as a result of the application of FASB Accounting Standards Codification Topic 810 and for which such Person is not primarily or contingently liable for payment, (x) accounts payable in connection with the sale of programming or advertising time owing by such Persons and (xi) obligations in respect of the lease or other use of spectrum space relating to sub-channels owing by such Person.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time with respect to the Notes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that is not also a QIB.

“Intercreditor Agreements” means, collectively, the Collateral Trust Agreement and the First/Second/Third Lien Intercreditor Agreement.

“Interest Payment Date”, when used with respect to any Note, means the Stated Maturity of an installment of interest on such Note.

“Investment Grade Event” means (1) the Issuer has obtained a rating or, to the extent any Rating Agency will not provide a rating, an advisory, prospective or indicative rating or rating confirmation or reaffirmation (or comparable term used by such Rating Agency for such type of rating or evaluation) from either Rating Agency in the event two Rating Agencies provide ratings referred to in clauses (i) and (ii) below at such time, or from any two of three Rating Agencies in the event three Rating Agencies provide ratings referred to in clauses (i) and (ii) below at such time that reflect an Investment Grade Rating (i) for the corporate rating of the Issuer (or any Parent Guarantor) and (ii) with respect to the Notes after giving effect to the proposed release of all of the Note Guarantees to be released in connection therewith; and (2) no Event of Default shall have occurred and be continuing with respect to the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or the equivalent investment grade credit rating from any other Rating Agency substituted for Moody’s, S&P or Fitch pursuant to clause (2) of the definition of “Rating Agency.”

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors, managers, employees and consultants, in each case made in the ordinary course of business or consistent with industry or past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” shall include the portion (proportionate to such Person’s economic interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of such Person at the time that such Subsidiary becomes an Unrestricted Subsidiary. Upon a redesignation of such Subsidiary as a Restricted Subsidiary, such Person shall be deemed to continue to have an “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) such Person’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to such Person’s economic equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Issuer; and

(3) a Restricted Subsidiary ceasing to be a Restricted Subsidiary shall be deemed to be an Investment at such time in an amount equal to the portion of the fair market value (as determined in good faith by the Issuer) of the Issuer’s retained ownership interest, if any, in such Restricted Subsidiary that ceased to be a Restricted Subsidiary.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means each of (1) (i) David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, (ii) Immediate Family Members of the Persons described in clause (1)(i), (iii) any Affiliates, related estate plan and trusts created for the benefit of the Persons described in clause (1)(i), (ii) or (iv) or any trust for the benefit of any such Affiliate, estate plan or trust, or (iv) in the event of the incompetence of death of any of the Persons described in clause (1)(i) and (ii), such Persons’ estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Issuer, any Parent Entity of the Issuer or any Subsidiary thereof and their respective Affiliates, and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates and (2) Parent.

“Issue Date” means February 12, 2025.

“Issuer” means Sinclair Television Group, Inc., a Maryland corporation.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Junior Lien Credit Facilities” is defined in the term “Amended Credit Agreement.”

“Junior Lien Indebtedness” means the New Second Lien Notes and the Indebtedness under the Amended Credit Agreement and any other Indebtedness secured by Liens only on all or a portion of the Collateral that is permitted under this Indenture to have Liens on the Collateral on a junior Lien basis relative to the Notes and the Note Guarantees pursuant to the First/Second/Third Lien Intercreditor Agreement; provided that the holders of such Indebtedness or their Designated Representative shall have entered into the First/Second/Third Lien Intercreditor Agreement and such Indebtedness shall constitute “Junior Lien Obligations” as defined therein.

“Junior Lien Obligations” means the Obligations in respect of the Junior Lien Indebtedness.

“Junior Lien Priority” means, with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is junior in priority to the Liens on the Collateral that secures the Notes and the Notes Guarantees and is subject to the First/Second/Third Lien Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the First/Second/Third Lien Intercreditor Agreement, taken as a whole).

“Junior Lien Revolving Credit Facility” is defined in the term “Amended Credit Agreement.”

“Junior Lien Term Loan B-3 Facility” has the meaning assigned to it in the term “Amended Credit Agreement.”

“Junior Lien Term Loan B-4 Facility” has the meaning assigned to it in the term “Amended Credit Agreement.”

“Junior Lien Term Loan Facilities” is defined in the term “Amended Credit Agreement.” “Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the city in which the Trustee’s corporate trust office is located.

“License Subsidiaries” means (a) with respect to each Station that is an Owned Station on the Issue Date, the Subsidiary of the Issuer that is the holder of the Broadcast Licenses for such Owned Station and (b) with respect to any Owned Station hereafter acquired by the Issuer or any of its Subsidiaries, the Subsidiary of the Issuer formed, created, or acquired after the Issue Date that holds the Broadcast Licenses for such Owned Station, and in each case any other Subsidiary into which any such License Subsidiary may be merged to the extent not prohibited by Section 5.01.

“Lien” means, with respect to any asset, (1) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (2) the interest of a vendor or a lessor under any conditional sale agreement, Financing Lease Obligation or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, and (4) any Asset Sale or a disposition excluded from the definition of “Asset Sale.”

“Local Marketing Agreement” means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement, outsourcing agreement, joint sale agreement, shared services agreement, program services agreement or similar arrangement pursuant to which a Person (i) obtains the right to sell at least a majority of the advertising inventory of a television station on behalf of a third party, (ii) purchases at least a majority of the air time of a television station to exhibit programming and sell advertising time, (iii) manages the selling operations of a television station with respect to at least a majority of the advertising inventory of such station, (iv) manages or controls the acquisition of programming for a television station, (v) acts as a program consultant for a television station, (vi) manages the operation of a television station generally, (vii) obtains the right to negotiate retransmission consent on behalf of a third party, (viii) provides non-programming related management and/or consulting services to a television station, (ix) consults, manages, sells or negotiates uses of excess spectrum or (x) any put or option agreement entered into in connection with any agreement referred to in clauses (i) through (ix) above that provides a right to acquire or sell the license or non-license assets of a television station.

“Management Investors” means current and/or former directors, officers and employees of the Issuer and/or any of its subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors on the Issue Date.

“Material FCC License” means an FCC License that is, in the reasonable, good faith determination of the Issuer, material to the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

“Material Intellectual Property” means any intellectual property that is, in the reasonable, good faith determination of the Issuer, material to the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

“Material Subsidiary” means (a) each Wholly-Owned Subsidiary that is a Restricted Subsidiary that, as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of the Issuer for such quarter or that is designated by the Issuer as a Material Subsidiary and (b) any group comprising Wholly-Owned Subsidiaries that are Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Issuer for such quarter.

“Maturity”, when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption, exercise of option for repayment or otherwise.

“Media for Equity Transactions” means a transaction in the ordinary course of business in which the Issuer or any Restricted Subsidiary sells or exchanges advertising and/or other media inventory for consideration in the form of Equity Interests in, or Indebtedness issued by, the purchaser or an Affiliate (including a parent entity) of the purchaser.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer and any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) the fees, out-of-pocket expenses and other direct costs relating to such Asset Sale or the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting, consulting, investment banking and other customary fees, underwriting discounts and commissions, survey costs, title and recordation expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions and any relocation expenses incurred as a result thereof), (2) all federal, state, provincial, foreign and local taxes (including tax distributions paid or payable to a Parent Entity pursuant to clause (13) of Section 4.07(b)) paid or reasonably estimated to be payable as a result thereof (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness (other than any unsecured Indebtedness or Junior Lien Indebtedness) required (other than required by Section 4.10(b)) to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof (calculated without regard to this clause (4)) attributable to minority interests and not available for distribution to or for the account of the Issuer and the Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to the Issuer or any of its Restricted Subsidiaries, (8) the amount of any liabilities (other than Indebtedness in respect of the Senior Credit Facilities, the Exchange Second-Out First Lien Notes, the Existing Notes, the New Second Lien Notes and the Notes) directly associated with such asset being sold and retained by the Issuer or any of its Restricted Subsidiaries and (9) any amounts paid by the Issuer and any of its Subsidiaries in connection with any Channel Sharing Agreement related to the asset that is the subject of such event or any option agreement related thereto. Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted.

“New Credit Agreement” means the credit agreement, dated as of the Issue Date, among the Parent, as guarantor, the Issuer, as borrower, the lenders from time to time party thereto, certain other parties party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender, including any related notes, guarantees, security documents, instruments and agreements executed in connection therewith, and as such agreement, in whole or in part, in one or more instances, may be further amended, restated, renewed, extended, substituted, refinanced, restructured, replaced (whether or not upon termination, and whether with the original lenders or otherwise), supplemented or otherwise modified from time to time (including, in each case, by means of one or more credit agreements, note purchase agreements or sales of debt securities to institutional investors whether with the original agents and lenders or otherwise and including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) and including, without limitation, to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise, which credit agreement shall provide for, as of the Issue Date, a “first-out” priority revolving credit facility (the “First-Out Revolving Credit Facility” or the “First-Out Senior Credit Facilities”), a “second-out” priority term loan B-6 facility (with the term loans thereunder referred to herein as the “Term B-6 Loans”) and a “second-out” priority term loan B-7 facility (together with such “second-out” priority term loan B-6 facility (with the term loans thereunder referred to herein as the “Term B-7 Loans”), the “Second-Out Term Loan Facility” and together with the First-Out Senior Credit Facilities, the “First Lien Senior Credit Facilities”).

“New LMT Debt” has the meaning assigned to it in the definition of “Priming Financing/Liability Management Transaction”.

“New Second Lien Notes” means each series of 9.750% Senior Second Lien Secured Notes due 2033 governed by the Second Lien Indenture, and issued in connection with the Private Exchanges.

“New Second Lien Notes Obligations” means the Obligations in respect of the New Second Lien Notes, the guarantees in respect thereof, the Second Lien Indenture and the security documents relating to the foregoing.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Issuer and its Restricted Subsidiaries (except for customary representations, warranties, covenants and indemnities made in connection with applicable facilities of such type).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Notes” means the Notes and any Additional Notes.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Note Guarantees and the Security Documents relating to the foregoing.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum, dated January 29, 2025, relating to the offering of the Notes.

“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary or any other officer designated by any such individuals of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to the Issuer.

“Outsourcing Agreements” means (a) any agreement to which the Issuer or any of its Subsidiaries is a party which provides for the Issuer or any of its Subsidiaries to deliver or receive non-programming related management and/or consulting services of any television station, and (b) any put or option agreement entered into in connection with any agreement referred to in clause (a) above that provides for the Issuer or any of its Subsidiaries to acquire or sell the license or non-license assets of the related television station.

“Owned Station” means any television or radio station the Broadcast Licenses of which are owned or held by the Issuer or any of its Subsidiaries on or after the Issue Date.

“Parent” means Sinclair Broadcast Group, LLC, a Maryland limited liability company, and the direct parent of the Issuer, or any successor thereto.

“Parent Entity” means any Person that, with respect to another Person, owns (directly or indirectly) 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such other Person having a majority of the aggregate votes on the Board of such other Person. Unless the context requires otherwise, any references to a Parent Entity refer to a Parent Entity of the Issuer (including Parent or Sinclair).

“Parent Guarantor” means a Guarantor that is a Parent Entity of the Issuer.

“Pari Passu Lien Obligations” means the First Lien Obligations and any other Indebtedness that is permitted to have Pari Passu Lien Priority and is not secured by any assets other than the Collateral; provided that the holders of such Indebtedness or their Designated Representative shall have entered into Collateral Trust Agreement. For the avoidance of doubt, Pari Passu Lien Obligations shall not include New Second Lien Notes Obligations or other Junior Lien Obligations.

“Pari Passu Lien Priority” means, with respect to any Indebtedness, such Indebtedness is secured by a Lien that is pari passu in priority to the Liens on specified Collateral that secures the Notes and the Note Guarantees (without regard to control of remedies or payment priority as to the application of proceeds with respect to, and distributions made on account of, any such Collateral) and is subject to the Collateral Trust Agreement and the First/Second/Third Lien Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Collateral Trust Agreement or the First/Second/Third Lien Intercreditor Agreement, as applicable, taken as a whole).

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Holders” means (1) each of the Investors, (2) the Management Investors and their Permitted Transferees, (3) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of the Issuer or any Parent Entity, acting in such capacity, (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Persons described in clauses (1) and (2) or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that such Persons, without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of the Issuer having a majority of the aggregate votes on the Board of the Issuer held by such group, (5) any Permitted Parent and (6) any Permitted Plan, in each case of the foregoing clauses (1) through (6), whether holding Equity Interests of the Issuer directly or indirectly. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change of Control Triggering Event in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit, product line or line of business, including research and development and related assets in respect of any product) that is engaged, directly or indirectly, in a Similar Business if as a result of such Investment:

(a) such Person is or becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit, product line or line of business) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person if and to the extent such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4) any Investment in securities or other assets (including earn-outs) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable;

(ii) in satisfaction or release of judgments against other Persons;

(iii) as a result of a foreclosure or other remedy by the Issuer or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title or ownership interest with respect to any Investment; or

(iv) received in compromise or resolution of (A) obligations of trade creditors, suppliers or customers of the Issuer or any Restricted Subsidiary that were incurred in the ordinary course of business or consistent with industry or past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency or reorganization of any trade creditor, supplier or customer, or (B) litigation, arbitration or other disputes or claims, actions or proceedings in law or equity;

(7) Hedging Obligations permitted under clause (10) of Section 4.09(b);

(8) Investments made in connection with any Media for Equity Transaction; provided that any such Investment is made and is held at all times by the Issuer or any Restricted Subsidiary, and is not used in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any Parent Entity to the extent that issuance of such Equity Interests did not prior thereto increase the amount available for Restricted Payments under clause (3) of Section 4.07(a);

(10) guarantees of Indebtedness permitted (and permitted to be guaranteed) under Section 4.09 and Investments consisting of Liens permitted under Section 4.12; provided that this clause (10) shall not be used in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) (except transactions described in clauses (2), (5) and (9) of Section 4.11(b));

(12) any Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or other similar assets, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments having an aggregate fair market value measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value, when aggregated with all other Investments outstanding under this clause (13), does not exceed at the time of such Investment the greater of (x) $187.0 million and (y) 25.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period; provided that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13); provided further, that Investments made pursuant to this clause (13) shall not be used in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(14) Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Issuer or any Restricted Subsidiary or to otherwise fund required reserves);

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, managers, employees and consultants not in excess of the greater of (x) $25.0 million and (y) 3.6% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period, in the aggregate, outstanding at the time of such Investment;

(16) loans and advances to officers, directors, managers, employees, consultants and independent contractors for business-related travel expenses, moving or relocation expenses, entertainment, payroll advances and other analogous or similar expenses or payroll expenses;

(17) advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees, in each case in the ordinary course of business or consistent with past practice by the Issuer or any of its Restricted Subsidiaries;

(18) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry or past practice and any earnest money deposits in connection therewith;

(19) repurchases of the Notes or any Refinancing Indebtedness in respect thereof;

(20) Investments in the ordinary course of business or consistent with industry or past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(21) Investments (i) made after the Issue Date in joint ventures of the Issuer or any Restricted Subsidiary existing on the Issue Date or (ii) in Unrestricted Subsidiaries having an aggregate fair market value measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value, in the case of clauses (i) and (ii), when aggregated with all other Investments outstanding under this clause (21), do not exceed, at the time of such Investment, $50.0 million; provided that if any Investment pursuant to this clause (21) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21); provided, further, that Investments made pursuant to this clause (21) shall not be used (x) in connection with or in furtherance of a Priming Financing/Liability Management Transaction or (y) for Restricted Payments described in clause (I) (II) or (III) of the definition thereof;

(22) Investments made as part of, or in connection with, the Transactions;

(23) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry or past practice;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry or past practice in connection with cash management operations of the Issuer and its Subsidiaries;

(25) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry or past practice;

(26) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer or any Restricted Subsidiary;

(27) non-cash Investments in connection with tax planning and reorganization activities;

(28) any other Investment; provided that on the date of such Investment, on a pro forma basis after giving effect to such Investment, the Consolidated First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period would be equal to or less than 3.75 to 1.0 and no Event of Default under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof; provided further, that Investments made pursuant to this clause (28) shall not be used in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(29) Investments made in the ordinary course of business, on ordinary terms or consistent with industry or past practice in connection with obtaining, maintaining or renewing vendor contracts;

(30) Investments consisting of promissory notes issued by the Issuer or any Guarantor to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the redemption of Equity Interests of the Issuer or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 4.07;

(31) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

(32) Investments in Local Marketing Agreement purchase options (other than purchase options in existence as of the Issue Date) in an amount of up to $300.0 million in the aggregate plus customary closing fees and expenses;

(33) if otherwise permitted pursuant to FCC rules and regulations and the terms and conditions of the then extant Senior Credit Facilities, the acquisition of any television station which is subject to an option agreement, merger agreement or any similar agreement existing between Parent, the Issuer and any of their respective Subsidiaries and the owners of such television station; and

(34) any Investment with respect to purchase options relating to the purchase of Stations by the Issuer and its Subsidiaries; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (34), when aggregated with all other Investments outstanding under this clause (34), shall not exceed the greater of (x) $100.0 million and (y) 14.5% of Consolidated EBITDA of the Issuer for the most recently ended Applicable Measurement Period after giving pro forma effect to the making of such Investment.

“Permitted Junior Lien Revolving Facility Refinancings” means any refinancings, refundings, replacements, exchanges, and/or permanent prepayments of any Junior Lien Revolving Credit Facility (accompanied by permanent commitment reductions of the amounts so refinanced, refunded, replaced, exchanged and/or prepaid) with (x) the proceeds of any drawing of First-Out Senior Credit Facilities Revolving Indebtedness and/or refinancing, replacement or exchange into First-Out Senior Credit Facilities Revolving Indebtedness, to the extent so permitted under Section 4.09, or (y) with the use of proceeds other than First-Out Senior Credit Facilities Revolving Indebtedness, to the extent permitted under Section 4.07, other than pursuant to clause (27) of Section 4.07(b), in each case that occurs within 15 months before the applicable final maturity of such Junior Lien Revolving Credit Facility; provided that any such Indebtedness shall have a later maturity date than the Junior Lien Revolving Credit Facility.

“Permitted Liens” means:

(1) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Issuer or any of its Restricted Subsidiaries in accordance with GAAP, or for property taxes on property that the Issuer or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(2) Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, architects’ or construction contractors’ Liens and other similar Liens that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate actions or other Lien arising out of judgments or awards against the Issuer or any of its Restricted Subsidiaries with respect to which the Issuer or such Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review, if adequate reserves with respect thereto are maintained on the books of the Issuer or such Restricted Subsidiary in accordance with GAAP;

(3) Liens incurred or deposits made in the ordinary course of business or consistent with industry or past practice (a) in connection with workers’ compensation, unemployment insurance, employers’ health tax, and other social security or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (b) securing reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any of its Restricted Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (a);

(4) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, governmental contracts, leases, public or statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), deposits as security for contested taxes or import duties or for payment of rent, performance and return of money bonds and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with industry or past practice;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, restrictions, encroachments, protrusions, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) affecting real properties or Liens incidental to the conduct of the business of the Issuer and its Subsidiaries or to the ownership of their respective properties which were not incurred in connection with Indebtedness and which do not in any case materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (5)(b) of Section 4.09(b); provided, that such Liens shall not secure First-Out Indebtedness;

(7) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Issuer or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 4.09;

(8) (a) rights of set-off, banker’s liens, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and (b) Liens securing, or otherwise arising from, judgments but not constituting an Event of Default under clause (5) of Section 6.01(a);

(9) Liens arising from Uniform Commercial Code financing statements, including precautionary financing statements, or any similar filings made in respect of operating leases or consignments entered into by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing (x) the Notes, any Additional Notes and the related Note Guarantees or (y) any other Indebtedness and other Obligations, including any letter of credit facility relating thereto, that was, at the time such Indebtedness is deemed to be incurred, permitted to be incurred pursuant to clauses (1) or (16) of Section 4.09(b); provided, that the Liens securing such Indebtedness (a) as First-Out Priority Payment Obligations shall not exceed the aggregate principal amounts permitted under subclause (a) (in respect of term indebtedness, including the Notes and any guarantees thereof) or (b) (in respect of revolving indebtedness) of such clause (1) and Obligations in respect thereof shall be subject to the Collateral Trust Agreement (with first-out priority); (b) as Second-Out Priority Payment Obligations shall not exceed the aggregate principal amount permitted under subclause (c) of such clause (1) and Obligations in respect thereof shall be subject to the Collateral Trust Agreement (with second-out priority); and (c) as Junior Lien Obligations shall not exceed the aggregate principal amount permitted under subclause (d) of such clause (1) (unless incurred in reliance on subclause (b) of such clause (1)) and Obligations in respect thereof shall be subject to the First/Second/Third Lien Intercreditor Agreement (with Junior Lien Priority relative to the First Lien Obligations), respectively;

(11) Liens existing on the Issue Date after giving effect to the Transactions (other than (a) Liens securing Indebtedness incurred pursuant to clause (1) of Section 4.09(b) and (b) Liens securing the Exchange Second-Out First Lien Notes, the New Second Lien Notes and the Junior Lien Term Loan Facilities incurred pursuant to clause (3) of Section 4.09(b));

(12) Liens securing Indebtedness permitted to be incurred pursuant to clauses (4)(a) or (b), (12), (14), (15), (19) and (28) of Section 4.09(b); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (4)(a) extend only to the property or assets purchased or acquired with the proceeds of such Indebtedness, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, (b) Liens securing Indebtedness permitted to be incurred pursuant to such clause (4)(b) extend only to the property or assets subject to the Sale and Lease-Back Transaction related thereto, accessions to such property or assets and the proceeds and products thereof, and any lease of such property or assets (including accessions thereto) and the proceeds and the products thereof, (c) Liens securing Indebtedness permitted to be incurred pursuant to such clause (12)(a) shall only secure Junior Lien Indebtedness and Liens securing Indebtedness permitted to be incurred pursuant to such clause (12)(b) shall only secure Second-Out Indebtedness or Junior Lien Indebtedness, (d) Liens securing Indebtedness permitted to be incurred pursuant to such clause (14) shall only be permitted if such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), in any transaction to which such Indebtedness relates, (e) Liens securing Indebtedness permitted to be incurred pursuant to such clause (19) are solely on acquired property, assets or Investment or extend only to the property or assets of the acquired entity, as the case may be, and the proceeds and products thereof and (f) Liens securing Indebtedness permitted to be incurred pursuant to such clause (28) extend only to the property or assets of, or Equity Interests issued by, Restricted Subsidiaries that are not Guarantors;

(13) Leases (including leases of aircraft), licenses, subleases or sublicenses granted to others that do not (a) interfere in any material respect with the business of the Issuer and its Restricted Subsidiaries, taken as a whole or (b) secure any Indebtedness;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with industry or past practice and (c) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(16) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such investment), and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(17) Liens existing on property or assets at the time of acquisition thereof by the Issuer or any of its Subsidiaries (by a merger, consolidation or amalgamation or otherwise) or existing on the property or assets of, or Equity Interests issued by, any Person at the time such Person becomes a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the Issue Date if (a) such Lien was not created in contemplation of such acquisition (by a merger, consolidation or amalgamation or otherwise) or such Person becoming a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), (b) such Lien does not extend to or cover any other property or assets of the Issuer or any of its other Restricted Subsidiaries, except that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender and (c) the Indebtedness secured thereby is permitted under Section 4.09;

(18) any interest or title of a lessor under leases (other than leases constituting Financing Lease Obligations) entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;

(20) Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (5) of the definition of “Cash Equivalents”;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry or past practice and not for speculative purposes;

(22) Liens that are contractual rights of setoff or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry or past practice or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;

(23) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located;

(24) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or (b) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business or consistent with industry or past practice;

(25) Liens on cash and any Cash Equivalents used to satisfy or discharge Indebtedness;

(26) Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;

(27) (A) receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry or past practice to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of the Issuer or any of its Restricted Subsidiaries securing the Issuer’s or such Restricted Subsidiary’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary or trade letters of credit issued or created for the account of the Issuer or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;

(28) Liens securing Hedging Obligations; provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture;

(29) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or a Guarantor permitted to be incurred in accordance with Section 4.09;

(30) Liens in favor of the Issuer or any Guarantor or the Trustee;

(31) Liens on vehicles or equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(32) Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (11), (12), (16), (17), (32), (33) and (34) of this definition; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus accessions, additions and improvements on such property and after-acquired property that by the terms of such Indebtedness require or include a pledge of after-acquired property, (b) such new Lien shall have a Lien priority equal or junior to the original Lien, other than any such new Liens created, incurred, assumed or existing as a result of a Permitted LM Transaction or Indebtedness incurred or issued in accordance with clause (13) of Section 4.09(b) (and, for the avoidance of doubt, the Indebtedness secured by such new Lien shall not be First-Out Indebtedness unless the Indebtedness secured by the original Lien was First-Out Indebtedness) and (c) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness under clauses (6), (11), (12), (16), (17), (32), (33) and (34) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (y) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such modification, refinancing, refunding, extension, renewal or replacement;

(33) other Liens securing outstanding Indebtedness in an aggregate principal amount not to exceed, together with any Liens securing any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive modification, refinancing, refunding, restatement, exchange, extensions, renewals or replacements) under clause (32) above, $50.0 million; provided that Liens incurred under this clause (33) shall only secure Second-Out Indebtedness or Junior Lien Indebtedness;

(34) Liens incurred to secure Obligations in respect of any Indebtedness (other than First-Out Indebtedness) permitted to be incurred pursuant to Section 4.09; provided that, with respect to Liens securing Obligations permitted under this clause (34) and described in any such clause, at the time of incurrence of such Obligations and after giving pro forma effect thereto:

(a) in the case of any Second-Out Indebtedness incurred by the Issuer or any Subsidiary Guarantor, the Consolidated First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period would be equal to or less than 4.25 to 1.0; and

(b) in the case of any Junior Lien Indebtedness incurred by the Issuer or any Subsidiary Guarantor, the Consolidated Secured Debt Ratio of the Issuer for the Applicable Measurement Period would be equal to or less than 5.00 to 1.0.

(35) (a) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement, (b) Liens on Equity Interests in joint ventures or similar arrangements; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture or similar arrangement and (c) purchase options, calls, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Issuer or any of its Subsidiaries in joint ventures or similar arrangements;

(36) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of the Issuer, any of its Subsidiaries or such Unrestricted Subsidiary;

(37) agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry or past practice;

(38) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness;

(39) Liens securing the Exchange Second-Out First Lien Notes, the New Second Lien Notes, the Junior Lien Term Loan Facilities and any guarantees with respect thereto incurred pursuant to clause (3) of Section 4.09(b) (provided, that such Liens securing (i) the Exchange Second-Out First Lien Notes, any guarantees with respect thereto and Obligations in respect thereof, shall be of Pari Passu Lien Priority relative to the Notes pursuant to the Collateral Trust Agreement and (ii) the New Second Lien Notes, the Junior Lien Term Loan Facilities and any guarantees with respect thereto and Obligations in respect thereof, shall be of Junior Lien Priority relative to the First Lien Obligations pursuant to the First/Second/Third Lien Intercreditor Agreement);

(40) Liens on deposits taken by a Restricted Subsidiary that constitutes a regulated bank incurred in connection with the taking of such deposits;

(41) Liens created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness;

(42) Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(43) [reserved];

(44) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;

(45) Liens securing Cash Management Obligations owed by the Issuer or any of its Restricted Subsidiaries to any lender under the Senior Credit Facilities or any Affiliate of such a lender; and

(46) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but is permitted to be incurred in part under any combination thereof and of any other available exemption, (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuer may, in its sole discretion, divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion ) such Lien (or any portion thereof) in any manner that complies with this definition and (iii) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (34) above (giving pro forma effect only to the incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (34) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted LM Transactions” means (i) the transactions permitted under (a) clause (3) (but solely with respect to Junior Lien Term Loan Facilities and Existing Notes and subject to the limitations set forth in the proviso at the end of such clause), (8), (23), (24), (25) or (26) of Section 4.07(b) or (b) clause (1)(c)(II), (3)(b) or (3)(c) of Section 4.09(b), or (ii) transactions constituting Permitted Junior Lien Revolving Facility Refinancings.

“Permitted Parent” means any Parent Entity that at the time it became a Parent Entity of the Issuer was a Permitted Holder pursuant to clause (1) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction that (assuming such parent was not formed) would otherwise constitute a Change of Control.

“Permitted Plan” means any employee benefits plan of the Issuer or its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Receivables Financing” means, collectively, (a) a financing (including any factoring program) of accounts receivable and related accounts receivable collections, proceeds, records and other similar assets (or interests therein) are sold, contributed and/or financed in an aggregate outstanding amount under this clause (a) not to exceed the greater of (x) $375.0 million and (y) 40.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period (the “Permitted Receivables Financing Cap”) (provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program under this clause (a), the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the Applicable Measurement Period), so long as such financings are non-recourse to the

Issuer and its Restricted Subsidiaries, other than any Receivables Subsidiary (except for customary representations, warranties, covenants and indemnities made in connection with such facilities), (b) any modifications, refinancings, renewals, replacements or extensions thereof; provided that, in the case of this clause (b), the terms of the applicable Permitted Receivables Financing, after giving effect to any modifications, refinancings, renewals, replacements or extensions thereof would satisfy the requirements set forth in clause (a) above and (c) the financings and factoring facilities existing on the Issue Date (if any) and any modifications, refinancings, renewals, replacements or extensions thereof; provided that any recourse to the Issuer and its Restricted Subsidiaries (other than any Receivables Subsidiary) is not expanded in any material respect by any such modification, refinancing, renewal, replacement or extension and the aggregate outstanding amount of such facilities is not increased after the Issue Date, in each case, except to the extent such recourse or increase would otherwise be permitted by clause (a) above (and is deemed a usage thereof); provided further, that (A) no Permitted Receivables Financing shall be effectuated in connection with or in furtherance of a Priming Financing/Liability Management Transaction; and (B) no “whole business” or intellectual property securitization shall constitute a Permitted Receivables Financing.

“Permitted Receivables Financing Cap” has the meaning assigned to such term in the definition of the term “Permitted Receivables Financing.”

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and related accounts receivable collections, proceeds, records and other similar assets (or interests therein), as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Issuer or a Restricted Subsidiary).

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s successors, heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Issuer.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Priming Debt” has the meaning assigned to such term in the definition of the term “Priming Financing/Liability Management Transaction.”

“Priming Financing/Liability Management Transaction” means (i) any exchange, refinancing, amendment or extension transaction (or any transaction specifically designed to circumvent the restrictions set forth under Section 4.17) of any existing Indebtedness of the Issuer or any of its Restricted Subsidiaries (the “Existing LMT Debt”) with any other Indebtedness or Preferred Stock (including that of the Issuer or any of its Affiliates or of any other Person) (the “New LMT Debt”) in a transaction that is designed to directly or indirectly “uptier”, or has the effect of, “uptiering”, holders of such Existing LMT Debt into contractually, effectively (including as to lien priority or recourse to additional assets or through a “double dip” or “pari plus” structure), temporally (i.e., having a shorter maturity than the Existing LMT Debt) or structurally senior New LMT Debt (“Priming Debt”) or (ii) the issuance of any Priming Debt in each case, other than the following:

(1) Permitted LM Transactions;

(2) the incurrence of Indebtedness to finance an acquisition secured by the acquired assets and/or guaranteed by an acquired entity, so along as such Indebtedness and the acquisition are permitted under this Indenture and any acquired assets that constitute Collateral are pledged to the lenders and holders of the Issuer’s other Indebtedness (including the Notes) and any acquired entity that is or becomes a Restricted Subsidiary grants a guarantee of the Notes and such other Indebtedness in each case to the extent required (and within the periods required) under this Indenture; and

(3) the refinancing of Financing Lease Obligations incurred in the ordinary course or of other Indebtedness secured by assets not constituting Collateral with other Indebtedness permitted under this Indenture secured by such assets not constituting Collateral.

“Private Exchanges” means the issuance to certain holders of Existing Secured Notes of up to $432.0 million aggregate principal amount of New Second Lien Notes in exchange for up to $432.0 million aggregate principal amount of Existing Secured Notes, together with accrued and unpaid interest to, but excluding, the Issue Date on the exchanged amount of Existing Secured Notes being paid in cash at the time of such exchange; provided, however, that any New Second Lien Notes issued in connection with such exchange after the Issue Date shall be issued with pre-accrued interest from the Issue Date.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Program Services Agreements” means any agreement entered into by the Issuer or any of its Subsidiaries (other than License Subsidiaries) relating to a Contract Station, pursuant to which agreement the Issuer or any of its Subsidiaries (other than License Subsidiaries) will obtain the right to program and/or sell advertising on a substantial portion of such Contract Station’s inventory of broadcast time.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Put Obligations” means the obligations of the Issuer or any of its Subsidiaries to purchase certain assets of any Station with respect to which the Issuer or such Subsidiary shall have entered into an Outsourcing Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agency” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch or each of them shall not make a corporate rating with respect to the Issuer or a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating or the rating of the Notes, as the case may be.

“Rating Decline” means, with respect to the Notes, the occurrence of a decrease in the rating of the Notes by one or more gradations by either Rating Agency in the event the Notes are rated by two Rating Agencies, or from any two of three Rating Agencies in the event the Notes are rated by three Rating Agencies (in each case, including gradations within the rating categories, as well as between categories), within 60 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of the Issuer or Parent to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of such Rating Agencies); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) unless each of such Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline); provided further, that notwithstanding the foregoing, a Rating Decline shall not be deemed to have occurred so long as the Notes have an Investment Grade Rating from both Rating Agencies in the event the Notes are rated by two Rating Agencies, or from at least two of three Rating Agencies in the event the Notes are rated by three Rating Agencies.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Subsidiary in connection with, any Permitted Receivables Financing.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing.

“Record Date” means (i) a record date set by the Issuer for purposes of determining the identity of Holders entitled to give any request, demand, authorization, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders, or (ii) for the interest, if any, payable on any Interest Payment Date on the Notes means the date specified for that purpose as contemplated by Article 2 of the Notes.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which such Note is to be redeemed pursuant to this Indenture.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means, with respect to the Notes, a permanent Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the corresponding Regulation S Temporary Global Note representing the Notes upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means, with respect to the Notes, a temporary Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer of the Trustee within its corporate trust department, including any vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, with respect to any Person, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary or Designated Parent Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context requires otherwise, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Indenture” means the indenture, dated as of the Issue Date, among the Issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, which indenture governs the New Second Lien Notes, as amended or supplemented from time to time.

“Second-Out Indebtedness” means the Indebtedness (including guarantees in respect thereof) under the Exchange Second-Out First Lien Notes, the Second-Out Senior Credit Facilities Indebtedness and any other Indebtedness that is permitted by this Indenture and the other then-outstanding First Lien Debt Documents to have Liens on the Collateral pari passu with the Liens securing the Notes and the Note Guarantees but with payment priorities relative to the First-Out Indebtedness provided in the Collateral Trust Agreement; provided that the holders of such Indebtedness or their Designated Representative shall have entered into the Collateral Trust Agreement and such Indebtedness shall constitute “Second-Out First Lien Debt Obligations” as defined therein.

“Second Lien Obligations” means the Obligations in respect of any Second Lien Debt (as defined in the First/Second/Third Lien Intercreditor Agreement).

“Second-Out Priority Payment Obligations” means the payment Obligations in respect of any Second-Out Indebtedness.

“Second-Out Senior Credit Facilities Indebtedness” means the Indebtedness in respect of the Term B-6 Loans and the Term B-7 Loans (as each such term is defined in the New Credit Agreement as in effect in the Issue Date).

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Second-Out Term Loan Facility” has the meaning assigned to it in the definition of “New Credit Agreement”.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means that certain Collateral Agreement, dated as of the Issue Date, among the Issuer, the Guarantors and the Collateral Trustee, substantially in the form of Exhibit E, as it may be amended or otherwise modified from time to time in accordance with the terms thereof, this Indenture and the Collateral Trust Agreement.

“Security Documents” means, collectively, the Security Agreement, the Collateral Trust Agreement, the First/Second/Third Lien Intercreditor Agreement, other security or intercreditor agreements relating to the Collateral to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states applicable to the Collateral), each for the benefit of the Collateral Trustee in such capacity for itself, the Trustee and the Holders, as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Credit Facilities” means, individual or collectively, as the context may require, the First-Out Revolving Credit Facility and the Second-Out Term Loan Facility under the New Credit Agreement and the Junior Lien Revolving Credit Facility and the Junior Lien Term Loan Facility under the Amended Credit Agreement, in each case, as the same may be in effect from time to time, including, in each case, any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Senior Credit Facility Obligations” means the “Secured Obligations” (as defined in each of the Senior Credit Facilities).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Notes, the Exchange Second-Out First Lien Notes, the New Second Lien Notes or the Notes and related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (a) Hedging Obligations (and guarantees thereof) and (b) Cash Management Obligations (and guarantees thereof); provided that such Hedging Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Significant Acquired Person” means a Person that would be a “Significant Subsidiary” of the Issuer within the meaning under Rule 1-02 of Regulation S-X promulgated by the SEC if such Person were a Subsidiary of the Issuer (and substituting 20 percent for 10 percent each place it appears in Rule 1-02(w) of Regulation S-X for purposes of the definition of Significant Subsidiary).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning under Rule 1-02 of Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar (including, without limitation, (a) the business of owning and operating the Stations (and related retransmission facilities), (b) the commercial utilization of frequencies licensed, granted or leased to the Issuer or any of its Subsidiaries by the FCC, any other governmental authority or any other Person in connection with the television or radio broadcasting businesses, including using or leasing spectrum for the distribution of data and/or ancillary and supplementary services, (c) the production of streaming programming, programming broadcast on television stations or syndicated to others, (d) the utilization of digital media, including, but not limited to, websites, mobile applications, podcasts, channel sharing, spectrum datacasting and social media, to promote or distribute programming and to assist other businesses to reach audiences, customers and consumers, (e) the business of broadcasting in a mobile environment, (f) the business of managing and/or consulting to television stations other than the Owned Stations and/or (g) from the technology, media and telecommunications industries, including sports team broadcasting, ownership or management and any sports gaming or wagering business), complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof, including using or leasing spectrum for the distribution of data and/or ancillary or supplementary services.

“Sinclair” means Sinclair, Inc., a Maryland corporation, and, as of the Issue Date, the direct or indirect parent of each of the Parent and the Issuer, or any successor thereto.

“Special Call Event” means a Covenant Restricted Acquisition or a Covenant Restricted Change of Control.

“Special Purpose Entity” means a direct or indirect subsidiary of the Issuer, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Issuer and/or one or more Subsidiaries of the Issuer.

“Specified Event” has the meaning given to such term in the definition of “Consolidated EBITDA.”

“Stated Maturity”, when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable. The Stated Maturity of the Notes is February 15, 2033.

“Stations” means the Owned Stations and Contract Stations.

“Subordinated Film Indebtedness” means Film Obligations of the Issuer and its Subsidiaries that are Subordinated Indebtedness of the Issuer and the Guarantors.

“Subordinated Indebtedness” means, with respect to the Notes or any Note Guarantee,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, or

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which,

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Issuer’s or any of its Restricted Subsidiaries’ financial statements. Notwithstanding anything to the contrary in the foregoing, however, each Designated Parent Subsidiary shall be deemed to be a “Subsidiary” of the Issuer for all purposes of the Notes and this Indenture (unless the context requires otherwise). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Issuer.

“Subsidiary Guarantor” means a Guarantor that is a Subsidiary of the Issuer (including, for the avoidance of doubt, any Designated Parent Subsidiary).

“Term B-6 Loans” has the meaning assigned to it in the definition of “New Credit Agreement”.

“Term B-7 Loans” has the meaning assigned to it in the definition of “New Credit Agreement”.

“Total Assets” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the total assets of such Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date; provided that, for purposes of testing the covenants under this Indenture in connection with any transaction, the Total Assets of such Person and its Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer, its Restricted Subsidiaries, any Parent Entity and any of their Affiliates and any Investors in connection with the Transactions (including, without limitation, expenses in connection with hedging transactions and any original issue discount or upfront fees, as well as any legal, filing, auditing and printing fees and expenses), this Indenture, the Notes, the Exchange Second-Out First Lien Notes, the New Second Lien Notes and the Senior Credit Facilities, and the transactions contemplated hereby and thereby.

“Transactions” means (i) the offering and sale of the Notes and the New Second Lien Notes and the use of proceeds therefrom, including, without limitation, the repayment of certain of the term loans outstanding under the Existing Senior Credit Facilities and the repurchase or repayment of certain of the Existing Secured Notes on the Issue Date, (ii) the issuance of the revolving commitments under the First-Out Senior Credit Facilities and the use of proceeds therefrom, (iii) the issuance of the Second-Out Term Loan Facility and the use of proceeds therefrom, (iv) the issuance of the Exchange Second-Out First Lien Notes, (v) the amendment of the Existing Secured Notes Indenture in respect of the Existing Secured Notes issued thereunder, and (vi) the amendment of the Existing Credit Agreement in respect of the revolving credit facility and term loans thereunder, each as described in the Offering Memorandum.

“Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to February 15, 2028; provided, however, that if the period from such Redemption Date to February 15, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank Trust Company, National Association until a successor replaces it and, thereafter, means any such successor.

“TV/Radio Acquisition” means (a) the acquisition by the Issuer or any of its Subsidiaries in accordance with the terms hereof of substantially all of the assets (including Broadcast Licenses) of a television or radio station in the United States in a single transaction (i.e., not by means of the acquisition of an option for such assets and the subsequent exercise of such option), (b) (i) the acquisition by the Issuer or any of its Subsidiaries in accordance with the terms hereof of (x) substantially all of the assets (other than Broadcast Licenses and other property required pursuant to the rules and regulations of the

FCC to be sold in connection with the transfer of such Broadcast Licenses) of a television or radio station in the United States and (y) an option to acquire the Broadcast Licenses and such other assets of such television or radio station and (ii) the entering into by the Issuer or any of its Subsidiaries of a Program Services Agreement with respect to such station and (c) the consummation of the acquisition of assets by the Issuer or any of its Subsidiaries pursuant to the exercise of an option referred to in the preceding clause (b)(i)(y), together with the termination of the related Program Services Agreement referred to in the preceding clause (b)(ii). As used in this definition, the acquisition of assets shall be deemed to include reference to the acquisition of the voting Capital Stock of the Person that owns such assets, and references to the acquisition and exercise of an option to acquire assets shall be deemed to include the acquisition and exercise of the option to acquire voting Capital Stock of the Person that owns such assets.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted” means, when referring to cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, that such cash and Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Issuer or any such Restricted Subsidiary (unless related to the Collateral Trust Agreement and the other Security Documents or the Liens created thereunder), (b) are not the proceeds of long-term Indebtedness (it being understood revolving facility draws are not long-term Indebtedness for these purposes) incurred to finance the relevant transaction for which a relevant ratio under this Indenture, including incurrence of Indebtedness, is being tested and (c) are not otherwise unavailable to the Issuer or such Restricted Subsidiary; provided, that the aggregate amount of Unrestricted cash and Cash Equivalents as of any date of determination shall be deemed to be reduced by the amount of the then unpaid DSG Cash Tax Payments but, in any event, to an amount not less than $0.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means with respect to the Notes, a permanent Global Note, substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with Section 4.07;

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary); and

(4) such Subsidiary is established or designated for a legitimate business purpose and not in connection with or in furtherance of a Priming Financing/Liability Management Transaction.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to any such designation, no Event of Default under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means Senior Indebtedness or Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries that is not secured by a Lien.

“Unsecured Notes” means, collectively, the Existing Unsecured Notes and the 4.125% Unsecured Notes.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person. Notwithstanding anything to the contrary in the foregoing, however, each Designated Parent Subsidiary that is a Wholly-Owned Subsidiary of Parent shall be deemed to be a “Wholly-Owned Subsidiary” of the Issuer for all purposes of the Notes and this Indenture (unless the context requires otherwise).

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Action”	12.08(v)
“Advance Offer”	4.10(c)
“Advance Portion”	4.10(c)
“Affiliate Transaction”	4.11(a)
“Applicable Law”	13.11
“Asset Sale Offer”	4.10(c)
“Asset Sale Proceeds Application Period”	4.10(b)
“Authentication Order”	2.02
“CERCLA”	12.08(q)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Collateral Trustee”	Preamble
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)
“Declined Proceeds”	4.10(d)
“DTC”	2.03
“Event of Default”	6.01(a)

Term	Defined in Section
“Excess Proceeds”	4.10(c)
“Increased Amount”	4.12(c)
“Issuer”	Preamble
“LCT Election”	1.06(b)
“LCT Test Date”	1.06(b)
“Legal Defeasance”	8.02
“Material Indebtedness”	6.01(a)(4)
“MD&A”	4.03(a)
“Note Register”	2.03
“Notes”	Recitals
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Parent Guarantee Release Date”	10.06(7)
“Paying Agent”	2.03
“Purchase Date”	3.09(b)
“Redemption Date”	3.07(a)
“Redemption Price Premium”	6.02
“refinance”	4.09(b)(13)
“Refinancing Indebtedness”	4.09(b)(13)
“Refunding Capital Stock”	4.07(b)(2)
“Registrar”	2.03
“Related Person”	12.08(b)
“Reserved Indebtedness Amount”	4.09(c)(5)
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(b)
“Second Change of Control Payment Date”	4.14(e)
“Security Document Order”	12.08(r)
“Subject Lien”	4.12(a)
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(c)(1)(a)
“Suspended Covenants”	4.16(a)
“Suspension Date”	4.16(a)
“Suspension Period”	4.16(b)
“Treasury Capital Stock”	4.07(b)(2)
“Trustee”	Preamble

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.

The Issuer and the Guarantors, if any, shall not be required to qualify this Indenture under the Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Note Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(i) unless the context otherwise requires, any reference to an “Article”, “Section”, “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and

(j) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit.

SECTION 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) Subject to the proviso in the definition of “Holder” in Section 1.01 regarding beneficial owners, ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a Record Date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such Record Date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may fix a Record Date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a Record Date is fixed, the Holders on such Record Date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such Record Date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such Record Date.

SECTION 1.06. Calculations.

(a) So long as there is a Parent Guarantor that is a Parent Entity of the Issuer and does not hold any material assets other than, directly or indirectly, the Equity Interests of the Issuer (as determined in good faith by the Board or senior management of such Parent Guarantor), any calculations or measure that is determined with reference to the Issuer’s consolidated financial statements (including, without limitation, Applicable Measurement Period, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated First Lien Secured Debt Ratio, Consolidated First-Out First Lien Secured Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio, Fixed Charges, Permitted Receivables Financing, Total Assets and clause (3)(a) of Section 4.07(a)) may be determined with reference to such Parent Guarantor’s consolidated financial statements instead.

(b) When determining compliance with, or inapplicability of, any provision or term of this Indenture in connection with or related to any Limited Condition Transaction and any actions or transactions related or appurtenant thereto, at the option of the Issuer (such election, an “LCT Election”), the date of determination of compliance with, or inapplicability of, such provision or term shall be deemed to be the first date (the “LCT Test Date”) any of the definitive agreements for such Limited Condition Transaction are entered into. If after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related or appurtenant thereto, the Issuer or any of its Restricted Subsidiaries would have been permitted or not prohibited to consummate such Limited Condition Transaction and any actions or transactions related or appurtenant thereto on the relevant LCT Test Date in compliance with such term or provision, such term or provision shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) if financial statements are available for one or more fiscal quarters after such LCT Test Date, the Issuer may elect in its sole discretion to determine such compliance or inapplicability of such terms or provisions on the basis of such financial statements, and the LCT Test Date shall be the date of determination of such compliance or inapplicability after the date of availability of such financial statements, (b) no determination of compliance or inapplicability of any such term or provision shall be required at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related or appurtenant thereto and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Issuer.

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any term or provision of this Indenture for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date otherwise not be complied with for any reason, such terms and provisions will nevertheless continue to be determined to be complied with; (2) no such determination of compliance or inapplicability of any such term or provision of this Indenture shall be affected by any subsequent Default or Event of Default and such Default or Event of Default shall be deemed not to have occurred or be continuing solely for purposes of such compliance or inapplicability; and (3) all determinations of compliance with or inapplicability of any term or provision of this Indenture for any action or inaction that are not comprised within the action or inaction contemplated or related to such Limited Condition Transaction after the LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that such Limited Condition Transaction is terminated, expires or is abandoned, shall be determined after giving pro forma effect to such Limited Condition Transaction.

In the event an action or transaction is undertaken by the Issuer or any of its Restricted Subsidiaries that may rely on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Debt Ratio, Consolidated First-Out First Lien Secured Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio or any other basket, each such action and transaction will be deemed to have been taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated First Lien Secured Debt Ratio, Consolidated First-Out First Lien Secured Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test.

ARTICLE 2

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 thereof.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture (or, any other Guarantor from time to time party hereto, by its execution and delivery of a supplemental indenture to this Indenture).

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Notes may be created and issued from time to time by the Issuer and shall be consolidated with and form a single class with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and Section 4.12; provided further that any Additional Notes issued for the primary purpose of influencing the provision of, or in connection with obtaining, the requisite consents of Holders of Notes for any modification, amendment, release or waiver under this Indenture shall be disregarded in the calculation of the requisite consents for such modification, amendment, release or waiver; provided further that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISIN from the Notes.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02. Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication and delivery and the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Notes for an aggregate principal amount specified in such Authentication Order for the Notes.

In authenticating the Notes, and accepting the additional responsibilities under this Indenture in relation to the Notes, the Trustee shall receive, and, subject to Section 7.01, shall be fully protected in relying upon:

(a) an Officer’s Certificate delivered in accordance with Sections 13.04 and 13.05; and

(b) an Opinion of Counsel, delivered in accordance with Sections 13.04 and 13.05, and which shall also state:

(1) that the form of the Notes has been established in conformity with this Indenture;

(2) that the terms of the Notes have been established by this Indenture; and

(3) that the Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to customary exceptions, limitations, qualifications and other assumptions.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrar and Paying Agent.

The Issuer shall maintain with respect to the Notes an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register with respect to the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. the Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders of any Notes or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest, if any, on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it with respect to the Notes to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it with respect to the Notes to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days, (ii) the Issuer, at its option, notifies the Trustee that it elects to cause the issuance of Definitive Notes, and any Participant requests a Definitive Note in accordance with the Applicable Procedures or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the firms whose marketing names are listed on the cover of the Offering Memorandum). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or

(B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i), (ii) or (iii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof;

(F) if such beneficial interest is being transferred to the Issuer or any of the Restricted Subsidiaries or any Guarantor, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall authenticate and mail or otherwise deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names the Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i), (ii) or (iii) of Section 2.06(a) and if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i), (ii) or (iii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail or otherwise deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names the Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof;

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of the Restricted Subsidiaries or any Guarantor, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange the Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer the Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof;

(C) if the transfer will be made to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (A) and (B) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof; or

(D) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange the Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer the Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer the Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF NOTES SOLD PURSUANT TO RULE 144A) OR 40 DAYS (IN THE CASE OF NOTES SOLD PURSUANT TO REGULATION S) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN

ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(g) [Reserved].

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on the Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail or otherwise deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail or otherwise deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by electronic transmission.

(x) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or the Maturity, money sufficient to pay Notes payable on that date, then on and after that date the Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

SECTION 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special Record Date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special Record Date and payment date; provided that no such special Record Date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special Record Date. At least 5 days before the special Record Date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder of such Notes a notice at his or her address as it appears in the Note Register that states the special Record Date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP Numbers.

The Issuer in issuing the Notes may use CUSIP or ISIN numbers or both numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers or both numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee of any change in the CUSIP or ISIN numbers of any Notes.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption terms set forth in this Indenture, it shall furnish to the Trustee, at least 5 Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture governing the Notes, as applicable, pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price.

SECTION 3.02. Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Notes shall be selected for redemption or repurchase by lot, pro rata, or by such other method the Trustee considers fair and appropriate; provided that if the Notes are represented by Global Notes, interests in the Notes shall be selected for redemption or repurchase by DTC in accordance with its standard procedures therefor. The Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes in denominations of less than $2,000 can be redeemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to the Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03. Notice of Redemption.

Subject to Section 3.09, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 15 days (which 15-day period shall include the day on which such notice is mailed or otherwise delivered) but, except as set forth in the last paragraph of this Section 3.03, not more than 60 days before the Redemption Date or purchase date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11. Notices of redemption may be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and that, with respect to the Notes represented by Definitive Notes after the Redemption Date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed or repurchased will be issued in the name of the Holder of the Notes upon cancellation of the original Note; provided that the new Notes will be only issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture governing the Notes, as applicable, pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(i) if in connection with a redemption of Notes pursuant to Section 3.07, any condition to such redemption.

A notice of redemption need not set forth the exact Redemption Price but only the manner of calculation thereof.

Notice of any redemption of, or any offer to purchase, the Notes may, at the Issuer’s discretion, be given in connection with an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption or purchase date or by the redemption or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied (or waived). In addition, the Issuer may provide in such notice that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

SECTION 3.04. Effect of Notice of Redemption or Purchase.

Once a notice of redemption is sent (including electronically) in accordance with Section 3.03, Notes called for redemption or purchase become irrevocably due and payable on the Redemption Date or purchase date, as applicable, at the Redemption Price or purchase price, as applicable, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided (including electronically), shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note or portions thereof. Subject to Section 3.05, on and after the Redemption Date or purchase date, as applicable, interest shall cease to accrue on Notes or portions of Notes called for redemption or purchase.

SECTION 3.05. Deposit of Redemption or Purchase Price.

Prior to noon (New York City time) on the Redemption Date or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Redemption Price or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06. Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be issued in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

(a) At any time prior to February 15, 2028, the Issuer may, at its option and on one or more occasions, redeem all or a part of the Notes, upon notice as set forth in Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(b) On and after February 15, 2028, the Issuer may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as set forth in Section 3.03, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth in this Section 3.07(b), plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Percentage
2028	104.063%
2029	102.031%
2030 and thereafter	100.000%

(c) Prior to February 15, 2028, the Issuer may, at its option, upon notice as set forth in Section 3.03, on one or more occasions, redeem in an amount equal to or less than the net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer, up to 40% of the aggregate principal amount of Notes (including Additional Notes) issued under this Indenture at a redemption price (as calculated by the Issuer) equal to (i) 108.125% of the aggregate principal amount thereof being redeemed, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date; provided that (a) at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date (but excluding any Additional Notes issued under this Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d) At any time prior to February 15, 2028, if a Special Call Event occurs with respect to the Notes, then the Issuer may, at its option, redeem all of the Notes, upon notice as set forth in Section 3.03, at a redemption price (as calculated by the Issuer) equal to (a) 108.125% of the aggregate principal amount thereof being redeemed, plus (b) accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date; provided that the Issuer shall be permitted to repurchase Notes pursuant to a notice of redemption issued in accordance with this clause (d) at any time following public announcement of the Special Call Event transaction and on or prior to the date that is 30 days following the consummation of the applicable Special Call Event transaction. For the avoidance of doubt, notice of redemption pursuant to this clause (d) may be given if the Issuer publicly announces entry into an agreement or arrangement in respect of a Special Call Event, whether or not such transaction is completed on or before such date, and such notice may be subject to one or more conditions precedent, including, without limitation, the completion of a transaction constituting a Special Call Event. A third party or Person who is approved by the Issuer may exercise the repurchase option pursuant to this clause (d) at the times and otherwise in compliance with the requirements set forth in this clause (d).

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party approved in writing by the Issuer making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 60 days following any such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date.

(f) The Notes may be redeemed under the circumstances and in accordance with Section 4.14(e).

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(h) The Issuer and its affiliates may acquire Notes by means other than a redemption, whether by a tender offer, open market purchases, negotiated transactions or otherwise.

SECTION 3.08. Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to any Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of all Notes and, if required, other First-Out Priority Payment Obligations (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and such other First-Out Priority Payment Obligations tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such other First-Out Priority Payment Obligations. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $2,000 or whole multiples of $1,000 in excess thereof only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and such other First-Out Priority Payment Obligations surrendered by the holders thereof exceeds the Offer Amount, the Notes and such other First-Out Priority Payment Obligations shall be selected to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other First-Out Priority Payment Obligations tendered (with such adjustments so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee will be made in accordance with DTC’s applicable procedures. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent (other than the Issuer or a Subsidiary thereof) holds as of noon (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If an Interest Payment Date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest on such payment will accrue in respect of the delay.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

SECTION 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding, Parent shall have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors and its interim consolidated financial statements reviewed by a nationally recognized firm of independent auditors in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants (or any similar replacement standard). In addition, so long as any Notes are outstanding, whether or not Parent is subject to Section 13(a) or 15(d) of the Exchange Act, Parent shall furnish to the Holders (x) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of Parent, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) with respect to the Issuer and (y) with respect to the annual financial statements only, a report on the annual financial statements by the Parent’s independent registered public accounting firm; provided, however, that (i) in no event shall such reports be required to comply with Rule 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X promulgated by the SEC from time to time and (ii) in no event shall such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein; and provided further that the Issuer shall not be required to furnish to the Holders a separate MD&A of the Issuer and the Guarantors if and to the extent that the MD&A of any Parent Entity (including Parent) includes a discussion of the Issuer (in the form of segment reporting or otherwise), which includes financial information not materially different (in the good faith judgment of the Issuer) than the financial information required pursuant to clause (x) above for the relevant period. In addition, the quarterly and annual financial information required by this clause (a) shall include the percentages of the total assets, total revenue and total operating income of Parent and its Subsidiaries represented by (i) all Restricted Subsidiaries of Parent and Issuer that are not Guarantors and (ii) all Unrestricted Subsidiaries.

(b) All such annual reports (commencing with the fiscal year ending December 31, 2024) shall be furnished within 120 days after the end of the fiscal year to which they relate, and all such quarterly reports (commencing with the fiscal quarter ending March 31, 2025) shall be furnished within 60 days after the end of the fiscal quarter to which they relate.

(c) Parent or the Issuer shall make available such information and such reports to the Trustee under this Indenture, to any Holder of the Notes and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, or on Intralinks or on any comparable password-protected online data system which shall require a confidentiality acknowledgment, and shall make such information readily available to any Holder of the Notes, any bona fide prospective investor in the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks or on any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that Parent or the Issuer shall post such information thereon and make readily available any password or other login information to any such Holder of the Notes, bona fide prospective investor, securities analyst or market maker; provided further, that Parent or the Issuer, as applicable, may deny access to any competitively-sensitive information otherwise to be provided pursuant to this Section 4.03 to any such Holder, bona fide prospective investor, security analyst or market maker that is a competitor of Parent or the Issuer, as applicable, and its Subsidiaries to the extent that Parent or the Issuer determines in good faith that the provision of such information to such Person would be competitively harmful to the Issuer and its Subsidiaries.

(d) To the extent not satisfied by the foregoing, Parent or the Issuer, as the case may be, shall furnish to prospective investors in the Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(e) Any Parent Entity may satisfy the obligations of Parent set forth in this Section 4.03 by providing the requisite financial and other information of such Parent Entity instead of Parent; provided that to the extent such Parent Entity either (i) holds assets (other than its direct or indirect interest in Parent and its Subsidiaries) that exceeds 1.0% of the Total Assets of such Parent Entity and its Subsidiaries or (ii) has revenue (other than revenue from its direct or indirect interest in Parent and its Subsidiaries) that exceeds 1.0% of the total revenue for the preceding fiscal year of such Parent Entity and its Subsidiaries, then such information related to such Parent Entity shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand-alone basis, on the other hand.

(f) Parent and the Issuer shall be deemed to have furnished the financial statements referred to in Section 4.03(a) if Parent, the Issuer or any Parent Entity of Parent or the Issuer, as applicable, has filed reports containing such information (or any such information of a Parent Entity in accordance with Section 4.03(e)) with the SEC.

(g) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer, an Officer’s Certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) If the Issuer becomes aware of any Default, it shall, within thirty (30) days, deliver to the Trustee an Officer’s Certificate specifying such Default and what action the Issuer proposes to take with respect thereto.

SECTION 4.05. Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06. Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) From and after the Issue Date, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payments or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution as required by its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case, owned by a Person other than the Issuer or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease, discharge or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Lien Indebtedness, Unsecured Indebtedness or Subordinated Indebtedness, other than:

(a) Indebtedness permitted to be incurred or issued under any or all of clauses (7), (8) or (9) of Section 4.09(b); or

(b) the redemption, defeasance, purchase, repurchase, discharge or other acquisition of Junior Lien Indebtedness, Unsecured Indebtedness or Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of redemption, defeasance, purchase, repurchase, discharge or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Event of Default under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof;

(2) on a pro forma basis after giving effect to such Restricted Payment and the incurrence of any Indebtedness the proceeds of which are used to make such Restricted Payment, the Consolidated First-Out First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period would be equal to or less than in the case where such Restricted Payment is a Restricted Payment described in clause (I), (II) or (III) of the definition thereof, 3.00 to 1.0; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (6)(c) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(a) 100% of the (i) Consolidated EBITDA of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated EBITDA of the Issuer for such period is a negative figure, minus 100% of such negative figure, less (ii) 1.4 times Fixed Charges of the Issuer for the period (taken as one accounting period) described in clause (i); plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b)) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any employee, director or consultant of the Issuer, its Subsidiaries or any Parent Entity after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b); and

(y) Designated Preferred Stock; and

(B) Equity Interests of Parent Entities, to the extent such net cash proceeds and the fair market value of marketable securities or other property are contributed to the Issuer (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b)); or

(ii) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for or satisfied with such Equity Interests (other than Disqualified Stock) of the Issuer or a Parent Entity;

provided, however, that this clause (b) of Section 4.07(a)(3) shall not include the proceeds from (W) Refunding Capital Stock applied in accordance with Section 4.07(b)(2), (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash or Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Issuer or a Restricted Subsidiary, or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation or merger, following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash or Cash Equivalents and the fair market value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries (including repurchases and redemptions of such Restricted Investments and cash distributions or cash interest received in respect thereof) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case, after the Issue Date; or

(ii) the issuance, sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution from, an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including cash and the fair market value of marketable securities or other property to the extent exceeding the amount of such Investment); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the net assets transferred) at the time of the redesignation, merger, amalgamation, consolidation or transfer of such Unrestricted Subsidiary as a Restricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment made after the Issue Date, but including cash and the fair market value of marketable securities or other property to the extent exceeding the amount of such Investment); plus

(f) the aggregate amount of Declined Proceeds since the Issue Date; plus

(g) $250.0 million.

(b) The foregoing provisions of Section 4.07(a) shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);

(2) (a) the prepayment, redemption, repurchase, defeasance, discharge, retirement or other acquisition of any Equity Interests of the Issuer (“Treasury Capital Stock”) (including any accrued and unpaid dividends thereon), Junior Lien Indebtedness, Unsecured Indebtedness or Subordinated Indebtedness or any Equity Interests of any Parent Entity, in exchange for, or in an amount equal to or less than the proceeds of a sale or issuance (other than to a Restricted Subsidiary) made within 120 days of such sale of Equity Interests of the Issuer or any Parent Entity to the extent such amount was contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (6)(a) or (b) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, defeasance, repurchase, retirement, discharge, exchange or other acquisition of (i) Junior Lien Indebtedness, Unsecured Indebtedness or Subordinated Indebtedness made in exchange for, or out of the proceeds of, an incurrence of new Indebtedness of the Issuer or a Subsidiary Guarantor or (ii) Disqualified Stock of the Issuer or a Subsidiary Guarantor made in exchange for, or out of the proceeds of, an incurrence of Disqualified Stock of the Issuer or a Subsidiary Guarantor that, in any case is made within 120 days of such incurrence in compliance with Section 4.09 so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Junior Lien Indebtedness, Unsecured Indebtedness or Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged, plus the amount of any premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock and such prepayment, redemption, defeasance, repurchase, acquisition, retirement, discharge or exchange;

(b) in the case of the prepayment, redemption, defeasance, repurchase, retirement, discharge, exchange or other acquisition of (i) Junior Lien Indebtedness or Unsecured Indebtedness, such new Indebtedness is Junior Lien Indebtedness, Unsecured Indebtedness or Subordinated Indebtedness and (ii) Subordinated Indebtedness, such new Indebtedness is subordinated in right of payment to the Notes or the applicable Note Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged;

(c) the amount of such new Indebtedness or Disqualified Stock has a final scheduled maturity date or mandatory redemption date, as applicable, equal to or later than the final scheduled maturity date or mandatory redemption date of the amount of Junior Lien Indebtedness, Unsecured Indebtedness, Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged (or if earlier, such date that is at least 91 days after the maturity date of the Notes);

(d) the encumbrances and restrictions in respect of such new Indebtedness are not materially more restrictive, taken as a whole, than those set forth in this Article 4 (as determined in the good faith determination of the Issuer); and

(e) the amount of such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the amount of Junior Lien Indebtedness, Unsecured Indebtedness, Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes);

provided, however, that notwithstanding the foregoing, in the case of Junior Lien Indebtedness consisting of Junior Lien Term Loan Facilities, if such new Indebtedness is incurred within 15 months before the applicable final maturity of such Junior Lien Term Loan Facilities, such new Indebtedness may constitute Second-Out Indebtedness, so long as the Consolidated First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period (determined on a pro forma basis) would be equal to or less than 4.00 to 1.0;

(4) Restricted Payments to pay for the repurchase, redemption, retirement or other acquisition of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Entity held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Issuer, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement, resignation or termination of employment of any such Person or otherwise pursuant to any management, director and/or employee equity plan or equity option plan, stock appreciation rights plan, or any other management, director and/or employee benefit plan or agreement or any equity subscription or equity holder agreement or any employment termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Issuer or any Parent Entity in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management, directors or employees of the Issuer, any of its Subsidiaries or any Parent Entity in connection with any corporate transaction; provided, that the aggregate amount of Restricted Payments made under this clause (4) do not exceed in any fiscal year an amount equal to:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case, to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity that occurs on or after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Issuer) after the Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to future, present or former employees, directors, officers, managers, members, partners or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity that are foregone in exchange for the receipt of Equity Interests of the Issuer or any Parent Entity pursuant to any compensation arrangement, including any deferred compensation plan; plus

(d) the amount of cash dividends that would have been permitted to be made pursuant to clause (29) of this Section 4.07(b) as if such cash dividends were made (and the record date referred to in such clause (29) were), in each case, on the date such Restricted Payments to pay for the repurchase, redemption, retirement or other acquisition of Equity Interests were made; less

(e) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b), (c) and (d) of this clause (4);

provided that the Issuer may elect to apply all or any portion of the net aggregate increase contemplated by clauses (a) through (e) of this clause (4) in any fiscal year; and provided further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Issuer, any of its Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Equity Interests of the Issuer or any Parent Entity is not a Restricted Payment under this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary in each case issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date; provided that the amount of dividends or distributions made pursuant to this clause (a) shall not exceed the net cash proceeds received by the Issuer from the issuance of such Designated Preferred Stock;

(b) the declaration and payment of dividends or distributions to a Parent Entity, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date; provided that the amount of dividends or distributions made pursuant to this clause (b) shall not exceed the aggregate amount of cash contributed to the Issuer from the issuance of such Designated Preferred Stock; or

(c) the declaration and payment of dividends or distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends or distributions declarable and payable thereon pursuant to clause (2) of this Section 4.07(b); provided that the amount of dividends or distributions made pursuant to this clause (c) shall not exceed the net cash proceeds received by the Issuer from the issuance of such Preferred Stock;

provided, however, in the case of each of clause (a) and clause (c) of this clause (6), that for the Applicable Measurement Period at the date of issuance of such Designated Preferred Stock or the declaration of such dividends or distributions on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had either (x) a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 or (y) a Consolidated Total Debt Ratio of equal to or less than 7.0 to 1.0;

(7) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee or any legatee or distributee thereof) of the Issuer, any of its Restricted Subsidiaries or any Parent Entity and repurchases or withholdings of Equity Interests in connection with the exercise or vesting of any stock or other equity options, warrants or other incentive interests or the grant, vesting or delivery of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligations with respect to, such options, warrants or other incentive interests or other Equity Interests or equity awards;

(8) the prepayment, redemption, defeasance, repurchase, retirement, discharge, exchange or other acquisition of Junior Lien Indebtedness (other than obligations under the Junior Lien Term Loan Facilities) or Unsecured Indebtedness for consideration not to exceed, in the aggregate, $125.0 million;

(9) Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions received following the Issue Date and (b) without duplication with clause (a), in an amount not to exceed the net cash proceeds from any sale or disposition of Investments acquired after the Issue Date, to the extent the acquisition of such Investments was financed with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made and outstanding under this clause (10) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed $50.0 million (in the case of a Restricted Investment, determined on the date such Investment is made, with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Restricted Payment pursuant to this clause (10) consists of an Investment made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (10);

(11) any Restricted Payment on or after the Issue Date made in connection with or in order to consummate the Transactions and the fees and expenses related thereto or used to fund amounts owed in connection with the Transactions;

(12) the repurchase, redemption, defeasance, acquisition, retirement or discharge of any Junior Lien Indebtedness, Unsecured Indebtedness or Subordinated Indebtedness, Disqualified Stock or Preferred Stock (i) in accordance with the provisions similar to those set forth in Section 4.10 and Section 4.14, or (ii) after completion of an Asset Sale Offer, from any remaining Excess Proceeds (assuming such Excess Proceeds were not reset at zero upon completion of an Asset Sale Offer); provided that (x) at or prior to such repurchase, redemption, defeasance, acquisition, retirement or discharge, a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes to the extent required as a result of such Change of Control Triggering Event or Asset Sale, as the case may be, has been made and (y) all Notes required to be repurchased, redeemed, defeased, acquired, retired or discharged in connection with the relevant Change of Control Offer or Asset Sale Offer, as applicable, have been so repurchased, redeemed, defeased, acquired, retired or discharged;

(13) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay or cause to be paid, in each case without duplication,

(a) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain their corporate or other legal existence;

(b) for any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), the portion of any U.S. federal, state, local or foreign taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of the Issuer and/or its Subsidiaries; provided that Restricted Payments made pursuant to this clause (13)(b) of Section 4.07(b) shall not exceed the tax liability that the Issuer and/or its Subsidiaries (as applicable) would have incurred were such taxes determined as if such entity(ies) were a stand-alone taxpayer or stand-alone group;

(c) customary salary, incentive compensation, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, employees, directors, managers, independent contractors and consultants of any Parent Entity to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including (without limitation) the Issuer’s or its Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a public company;

(d) general corporate, operating, overhead, management costs and expenses and other costs and expenses (including, without limitation, expenses related to the maintenance of corporate or other existence, auditing or other accounting or tax reporting matters), listing fees, other costs and expenses attributable to being a public company of the Issuer, and other fees, costs and expenditures related to the foregoing that are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries by such Parent Entity (including such attributable amounts payable in respect of such Parent Entity’s lease for its corporate headquarters);

(e) fees and expenses related to any equity or debt offering, financing transaction, acquisitions, divestitures, investments or other non-ordinary course transaction (whether or not successful or abandoned) of such Parent Entity on or after the Issue Date; provided that any such transaction was intended to be for the benefit of the Issuer and its Restricted Subsidiaries;

(f) amounts (including fees and expenses) that would otherwise be permitted to be paid directly by the Issuer pursuant to Section 4.11 (except transactions described in clause (2) of Section 4.11(b));

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any Parent Entity;

(h) any Restricted Payments permitted by clause (4) or (11) of this Section 4.07(b); and

(i) any Investment that would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Issuer or any Restricted Subsidiary; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (15) or (16) of the definition of “Permitted Investments”) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries (which contribution shall not be designated as an Excluded Contribution) or (2) the Person formed or acquired to merge into, or amalgamate or consolidate with, the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (C) to the extent constituting an Investment, such Investment shall be deemed to have been made by the Issuer or such Restricted Subsidiary in a manner permitted or not prohibited by this Indenture and (D) any property received by the Issuer or a Restricted Subsidiary in excess thereof shall not increase amounts available for Restricted Payments pursuant to clause (3) of Section 4.07(a);

(14) the repurchase, redemption, or other acquisition of Equity Interests of the Issuer or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or any Restricted Subsidiary, in each case, permitted or not prohibited by this Indenture;

(15) [reserved];

(16) any other Restricted Payment; provided that, on the date of such Restricted Payment on a pro forma basis after giving effect to such Restricted Payment and the incurrence of any Indebtedness the proceeds of which are used to make such Restricted Payment, the Consolidated First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period would be equal to or less than (a) in the case where such other Restricted Payment is a Restricted Payment described in clause (I) or (II) of the definition thereof, 3.00 to 1.0 and (b) in the case where such other Restricted Payment is a Restricted Payment described in clause (III) of the definition thereof, 3.25 to 1.0; provided that any Restricted Payment under this clause (16) may not be made in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(17) payments or distributions to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 5.01;

(18) distributions or payments of Receivables Fees and purchases of receivables in connection with any Permitted Receivables Financing or any repurchase obligation in connection therewith;

(19) [reserved];

(20) mandatory redemptions of Disqualified Stock;

(21) to the extent constituting Restricted Payments, the acquisition of Equity Interests held by joint venture partners pursuant to put and call or similar arrangements under any joint venture or similar agreement;

(22) payments, distributions or other Restricted Payments made in connection with transactions among the Issuer and any of its Restricted Subsidiaries, on the one hand, and Parent and any of its direct or indirect Subsidiaries and/or any joint venture partners, customers and/or clients, on the other hand, entered into in the ordinary course of business or consistent with industry or past practice, including, without limitation, any cash management and treasury activities and any shared services, offices or facilities, including back office, accounting, books and record-keeping or similar functions, and shared production or other facilities, branch offices and other shared spaces and licensing or similar arrangements related thereto;

(23) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of obligations under the 5.125% Senior Unsecured Notes, including any Restricted Payment deemed to occur upon the refinancing of such 5.125% Senior Unsecured Notes permitted under Section 4.09;

(24) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of obligations under (i) the Junior Lien Term Loan Facilities or (ii) the 4.125% Unsecured Notes, in each case, to the extent such Restricted Payments are financed with or exchanged for Refinancing Indebtedness permitted under clause (13) of Section 4.09(b);

(25) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of obligations under the Junior Lien Term Loan Facilities, for consideration not to exceed, in the aggregate, $100.0 million;

(26) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of obligations under (i) Junior Lien Indebtedness or (ii) Unsecured Indebtedness in an aggregate principal amount not to exceed the sum of (x) any Excluded Contribution and (y) any net cash proceeds from the issuance of Junior Lien Indebtedness or Unsecured Indebtedness received by the Issuer after the Issue Date; provided that such Excluded Contributions and net cash proceeds shall not increase the amount available for Restricted Payments pursuant to clause (3) of Section 4.07(a);

(27) to the extent constituting Restricted Payments, Permitted Junior Lien Revolving Facility Refinancings;

(28) [reserved]; and

(29) payments of cash dividends to Parent in connection with the payment of cash dividends on Sinclair’s shares of common stock in the aggregate amount per fiscal quarter not to exceed $0.25 (or $0.30 if at the time that Sinclair makes such cash dividends, on a pro forma basis after giving effect to the making thereof and the incurrence of any Indebtedness the proceeds of which are used to make such cash dividends, the Consolidated First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period would be equal to or less than 3.25 to 1.0) per share for each share of common stock of Sinclair outstanding as of the one record date for dividends payable in respect of such fiscal quarter (as such amount shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions); provided, that the amount of such cash dividends that may be made pursuant to this clause (29) shall be reduced by the amount of Restricted Payments made to pay for the repurchase, redemption, retirement or other acquisition of any Equity Interests in such fiscal quarter pursuant to clause (4)(d) of this Section 4.07(b);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (16) of this Section 4.07(b), no Event of Default under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Permitted Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (29) of Section 4.07(b) and/or is entitled to be made pursuant to Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments”, the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or a portion thereof) among such clauses (1) through (29) (other than clause (16)) of Section 4.07(b) and/or Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments” (other than clause (28) of the definition thereof) in a manner that otherwise complies with this Section 4.07. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries, other than ONE Media Technologies, LLC, HealthyBest, LLC, Circa, LLC, Highwoods Joint Venture, Holdco RCC, LLC, Holdco RCK, LLC and Heartland Tower Company, LLC. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in clause (1) of the second paragraph of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(e) Notwithstanding anything to the contrary in this Indenture:

(1) in no event shall any Persons that are not the Issuer or any Guarantor hold Material Intellectual Property or Material FCC Licenses or any other assets owned by the Issuer or any such Guarantor that are, in the reasonable, good faith determination of the Issuer, material to the business operations, assets, financial condition or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole (collectively, “Covered Assets”), and in no event shall Issuer or any of its Restricted Subsidiaries sell, transfer or otherwise dispose of any Covered Assets (in each case, whether pursuant to a sale, lease, license, transfer, Investment, Restricted Payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is neither a Guarantor nor the Issuer; provided, however, that in no event shall this clause (a) prohibit the Issuer or any Guarantor from (i) selling, transferring or otherwise disposing any Covered Assets in connection with (A) a bona-fide sale for cash or Cash Equivalents to an unaffiliated third party or (B) a bona-fide joint venture with an unaffiliated third party in the ordinary course of business, in each case, to the extent not otherwise prohibited by this Indenture, (ii) entering into non-exclusive licensing arrangements or (iii) selling, transferring or otherwise disposing of accounts receivable and related accounts receivable collections, proceeds, records and other similar assets (or interests therein) sold to any Receivables Subsidiary or otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing that is otherwise permitted by this Indenture; and

(2) the Issuer shall not permit any of its Unrestricted Subsidiaries to make any dividend or other distribution declared or paid on any Capital Stock of such Unrestricted Subsidiary on a greater than pro rata basis to any holder of the Capital Stock of such Unrestricted Subsidiary (other than to the extent any of the Issuer or any of its Restricted Subsidiaries receives a greater than pro rata share of such dividend or other distribution).

(f) For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) From and after the Issue Date, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not a Subsidiary Guarantor to:

(1) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Issuer or any Guarantor;

(2) make loans or advances to the Issuer or any Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or a Guarantor.

(b) The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to any of the Senior Credit Facilities, the Exchange Second-Out First Lien Notes, the New Second Lien Notes, the Existing Notes and, in each case, related documentation and related Hedging Obligations;

(2) this Indenture, the Notes, the Note Guarantees and the Security Documents;

(3) Purchase Money Obligations for property acquired in the ordinary course of business or consistent with industry or past practice, and Financing Lease Obligations that at the relevant time otherwise would not be permitted by clause (3) of Section 4.08(a) on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) (i) any agreement, arrangement, Indebtedness or Capital Stock of any Person or its affiliates that is acquired by or merged, consolidated or amalgamated with or into any of the Issuer or any Restricted Subsidiary that applies to such Person or its affiliates or any assets acquired in any such acquisition, merger, consolidation or amalgamation or acquisition of assets in existence at the time thereof, or assumed in connection therewith (unless and to the extent created in contemplation thereof), which encumbrance or restriction is not applicable to the Issuer or any of its Restricted Subsidiaries or its properties or assets, other than any such Person or its affiliates or such assets, or any Unrestricted Subsidiary; and (ii) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all, substantially all or any of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, any such encumbrance or restriction existing or assumed (unless and to the extent created in contemplation thereof);

(6) contracts, including sale-leaseback agreements, for the sale or disposition of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash, Cash Equivalents or other deposits under contracts or customary net worth provisions contained in real property leases, in each case, entered into in the ordinary course of business or consistent with industry or past practice and restrictions on cash, Cash Equivalents or other deposits permitted under Section 4.12 or arising in connection with any Permitted Liens;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 4.09;

(10) provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course or consistent with industry or past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary party thereto, the payment rights arising thereunder or the proceeds thereof;

(12) any encumbrance or restriction with respect to any Unrestricted Subsidiary or any of its affiliates or their respective properties or assets that existed before the date that such Subsidiary became a Restricted Subsidiary if such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary unless and to the extent otherwise permitted by this Indenture;

(13) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09; if (A) in the judgment of the Issuer, such incurrence will not materially impair the Issuer’s ability to make payments on the Notes when due, (B) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock otherwise not permitted by this Indenture apply only so long as a default in respect of a payment or financial maintenance covenant relating to such Indebtedness, Disqualified Stock or Preferred Stock is not cured or waived or (C) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock either are not materially more restrictive, taken as a whole, than those contained in this Article 4 or are not materially more disadvantageous, taken as a whole, to the Holders than is ordinary or customary at the time and under the circumstances for financings for similarly situated borrowers or issuers or available to the Issuer and its Subsidiaries (as determined by the Issuer);

(14) restrictions contained in any documentation relating to, or otherwise required or necessary to consummate, any Permitted Receivables Financing;

(15) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment or other transfer thereof (or the assets subject thereto), including with respect to intellectual property; and

(16) any encumbrances and restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) of this Section 4.08(b) if such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the judgment of the Issuer, not materially more restrictive with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or are not materially more disadvantageous, taken as a whole, to the Holders than is ordinary or customary at the time and under the circumstances for financings for similarly situated borrowers or issuers or available to the Issuer and its Subsidiaries (as determined by the Issuer).

(c) For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans and advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) From and after the Issue Date, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), and issue shares of Disqualified Stock or Preferred Stock, if either (i) the Fixed Charge Coverage Ratio of the Issuer for the Applicable Measurement Period would have been at least 2.0 to 1.0 or (ii) the Consolidated Total Debt Ratio of the Issuer for the Applicable Measurement Period would have been equal to or less than 7.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the Applicable Measurement Period; provided further, that Restricted Subsidiaries that are not Guarantors may incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), no more than an aggregate of the greater of (x) $115.0 million and (y) 12.5% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred pursuant to this Section 4.09(a), together with amounts incurred under subclause (c) of clause (14) of Section 4.09(b) by Restricted Subsidiaries that are not Guarantors, would be outstanding at such time.

(b) The provisions of Section 4.09(a) shall not apply to:

(1) Indebtedness owed and outstanding by the Issuer or any of the Subsidiary Guarantors and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) consisting of:

(a) the Notes and any other First-Out Indebtedness (including any Additional Notes issued after the Issue Date) in an aggregate principal amount not to exceed the greater of (x) up to $1,430.0 million (which amount shall not be reborrowed after repayment and shall be reduced by the amount of any mandatory prepayments and voluntary permanent prepayments of principal thereof (other than in connection with any refinancing thereof)) and (y) such other aggregate principal amount so long as the Consolidated First-Out First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period (determined on a pro forma basis) would be equal to or less than 2.00 to 1.0;

(b) up to the greater of (x) $650.0 million and (y) 75.0% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period of aggregate outstanding principal amount of First-Out Senior Credit Facilities Revolving Indebtedness (which amount shall be reduced by the amount of any permanent reduction of the commitments in respect thereof resulting from or accompanying any mandatory prepayments and voluntary permanent prepayments of principal thereof (other than in connection with any refinancing thereof)); provided that, notwithstanding anything to the contrary herein, any Indebtedness incurred in the form of Permitted Junior Lien Revolving Facility Refinancings and shall be incurred solely in reliance on this subclause (b);

(c) Second-Out Indebtedness in an aggregate outstanding principal amount of up to (I) the greater of (x) the aggregate outstanding principal amount of Second-Out Senior Credit Facilities Indebtedness issued or incurred as of the Issue Date and (y) such other aggregate principal amount so long as the Consolidated First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period (determined on a pro forma basis) would be equal to or less than 4.25 to 1.0, plus (II) an amount equal to the then outstanding principal amount of the 5.125% Senior Unsecured Notes at the time of incurrence of Indebtedness (solely to the extent the proceeds of such Indebtedness are used to refinance an equal or greater principal amount of 5.125% Senior Unsecured Notes) using the capacity under this clause (c)(II); and

(d) Junior Lien Indebtedness in an aggregate outstanding principal amount so long as the Consolidated Secured Debt Ratio of the Issuer for the Applicable Measurement Period (determined on a pro forma basis) would be equal to or less than 5.00 to 1.0;

provided that (A) any Indebtedness incurred pursuant to subclauses (a), (b) and (c) above shall be treated as First Lien Obligations in all calculations of the Consolidated First Lien Secured Debt Ratio and the Consolidated Secured Debt Ratio, and (B) any Indebtedness incurred pursuant to subclause (d) above shall be treated as being secured by a Lien on the Collateral in all calculations of the Consolidated Secured Debt Ratio;

(2) [reserved];

(3) (a) Indebtedness, Disqualified Stock and Preferred Stock (other than Indebtedness described in clause (1) above and clauses (b) and (c) below) of the Issuer and its Restricted Subsidiaries (a) in existence on, and in an amount not to exceed the amount outstanding on, the Issue Date, including the Existing Notes and any guarantees with respect thereto and the Junior Lien Term Loan Facilities and any guarantees with respect thereto, (b) (i) the Exchange Second-Out First Lien Notes, including any guarantees thereof, issued on the Issue Date (excluding, for the avoidance of doubt, any additional Exchange Second-Out First Lien Notes, including any guarantees thereof, issued upon final settlement of the Exchange Offer) and (ii) any additional Exchange Second-Out First Lien Notes, including any guarantees thereof, issued upon final settlement of the Exchange Offer after the Issue Date and (c) (i) the New Second Lien Notes, including any guarantees thereof, issued on the Issue Date (excluding, for the avoidance of doubt, any additional New Second Lien Notes, including any guarantees thereof, issued upon final settlement of the Private Exchanges after the Issue Date) and (ii) any additional New Second Lien Notes, including any guarantees thereof, issued upon final settlement of the Private Exchanges after the Issue Date;

(4) (a) Indebtedness (including Financing Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred or issued by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease, expansion, construction, development, replacement, maintenance, upgrade, installation, replacement, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as such Indebtedness exists at the date of such purchase, lease or improvement or is created within 12 months thereafter, (b) Indebtedness in the form of Financing Lease Obligations arising out of any Sale and Lease-Back Transactions and (c) Subordinated Film Indebtedness of the Issuer and its Restricted Subsidiaries, if the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock outstanding under this clause (4), when aggregated with all Indebtedness outstanding under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, does not at the time of any incurrence under this clause (4) exceed $150.0 million; provided, that such Indebtedness, Disqualified Stock and Preferred Stock is incurred for such bona fide business purposes and not in connection with or in furtherance of any Priming Financing/Liability Management Transaction; provided further, however, that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (4) shall, at the Issuer’s election, cease to be deemed incurred or outstanding for purposes of this clause (4) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (4);

(5) (a) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry or past practice, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and (b) Indebtedness of the Issuer or any of its Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, customers or other creditors issued in the ordinary course of business or consistent with industry or past practice if the aggregate amount outstanding under this subclause (b) of this clause (5), when aggregated with all Indebtedness outstanding under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, does not exceed on a pro forma basis at the time of incurrence of such Indebtedness the greater of (x) $100.0 million and (y) 14.5% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period, except that any Indebtedness incurred pursuant to this clause (5) shall, at the Issuer’s election, cease to be deemed incurred or outstanding for purposes of this clause (5) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness under Section 4.09(a) without reliance on this clause (5);

(6) Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness, Disqualified Stock and Preferred Stock of the Issuer owing to a Restricted Subsidiary; provided that any such Indebtedness, Disqualified Stock and Preferred Stock owing to a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor, excluding any Indebtedness, Disqualified Stock and Preferred Stock in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with industry or past practice (and not in connection with the borrowing of money), is expressly subordinated in right of payment (but only to the extent permitted by applicable law and does not result in material adverse tax consequences as determined by the Issuer) to the Notes; provided further, that if any such Restricted Subsidiary ceases to be a Restricted Subsidiary or any such Indebtedness, Disqualified Stock and Preferred Stock is not held by a Restricted Subsidiary, thereupon the then outstanding principal amount of such Indebtedness, Disqualified Stock and Preferred Stock shall no longer be permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that if the Issuer or a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is neither the Issuer nor a Subsidiary Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment (but only to the extent permitted by applicable law and does not result in material adverse tax consequences as determined by the Issuer) to the Notes or the Note Guarantee of the Notes of such Guarantor; provided further, that if any such Restricted Subsidiary ceases to be a Restricted Subsidiary or any such Indebtedness is not owned by the Issuer or another Restricted Subsidiary, thereupon the then outstanding principal amount of such Indebtedness shall no longer be permitted by this clause (8);

(9) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that if any such Restricted Subsidiary ceases to be a Restricted Subsidiary or any such Preferred Stock or Disqualified Stock is not held by the Issuer or another Restricted Subsidiary, thereupon the then outstanding amount of such capital stock shall no longer be permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry or past practice;

(12) (a) Indebtedness that is Junior Lien Indebtedness or unsecured Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of the Guarantors in an aggregate principal amount or liquidation preference then outstanding under this subclause (a) of this clause (12) of up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer and (b) Indebtedness that is Second-Out Indebtedness, Junior Lien Indebtedness or unsecured Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries if the aggregate principal amount or liquidation preference outstanding Indebtedness under this subclause (b) of this clause (12), when aggregated with and all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness outstanding under this subclause (b) of this clause (12), does not exceed at the time of such incurrence or issuance the greater of (x) $150.0 million and (y) 25% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period; provided that (I) no such Indebtedness, Disqualified Stock or Preferred Stock may be incurred under this clause (12) in connection with or in furtherance of any Priming Financing/Liability Management Transaction; (II) subclause (a) of this clause (12) shall not include Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) to the extent such proceeds have been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (III) any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to subclause (b) of this clause (12) shall, at the election of the Issuer, cease to be deemed incurred or outstanding for purposes of subclause (b) of this clause (12) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on subclause (b) of this clause (12);

(13) the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” with “refinances”, “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) and clauses (2), (3), (4), (5)(b) and (12) of this Section 4.09(b), this clause (13) and clauses (14), (19) and (28) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refinance such Indebtedness, Disqualified Stock or Preferred Stock, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of customary upfront fees) or similar fees) in connection with such refinancing (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes);

(B) to the extent such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the applicable Note Guarantee at least to the same extent as the Indebtedness being refinanced and also complies with the terms of the immediately succeeding clause (ii), (ii) Unsecured Indebtedness, such Refinancing Indebtedness shall constitute Unsecured Indebtedness or Junior Lien Indebtedness or (iii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock for Disqualified Stock, or Preferred Stock for Preferred Stock;

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary of the Issuer that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D) to the extent such Refinancing Indebtedness refinances Secured Indebtedness, (i) the Liens securing such Refinancing Indebtedness have a Lien priority equal or junior to the Liens securing the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, or such Refinancing Indebtedness is unsecured Indebtedness and (ii) such Refinancing Indebtedness shall not be secured by a Lien on any asset or property that did not secure the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased; provided, however, that if such Secured Indebtedness is Junior Lien Indebtedness, such clause (i) and (ii) shall not apply so long as such Refinancing Indebtedness constitutes Junior Lien Indebtedness (which, for the avoidance of doubt, shall be subject to the First/Second/Third Lien Intercreditor Agreement and not be secured by any assets not constituting Collateral) or Unsecured Indebtedness;

provided further, however, that notwithstanding anything contrary in the foregoing, (x) Refinancing Indebtedness in respect of any Junior Lien Term Loan Facilities that is incurred within 15 months before the applicable final maturity of such Junior Lien Term Loan Facilities may constitute Second-Out Indebtedness, so long as the Consolidated First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period (determined on a pro forma basis) would be equal to or less than 4.00 to 1.0 and (y) notwithstanding anything to the contrary in the immediately preceding clause (x) or otherwise herein, Existing Secured Notes incurred under clause (3)(a) of this Section 4.09(b) may be refinanced with (A) Exchange Second-Out First Lien Notes to be issued upon final settlement of the Exchange Offer after the Issue Date in accordance with clause (3)(b) of this Section 4.09(b) and (B) New Second Lien Notes to be issued upon final settlement of the Private Exchanges after the Issue Date in accordance with clause (3)(c) of this Section 4.09(b);

(14) Indebtedness (other than First-Out Indebtedness), Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or Investment, (y) any Person that is acquired by or merged or consolidated with or into the Issuer or a Restricted Subsidiary, or (z) any Unrestricted Subsidiary which becomes a Restricted Subsidiary; provided that after giving pro forma effect thereto, in the case of:

(a) the incurrence of any such Indebtedness that is Second-Out Indebtedness by (i) the Issuer or any Subsidiary Guarantor, (ii) any Person that is acquired by or merged or consolidated with or into the Issuer or a Subsidiary Guarantor, or (iii) any Unrestricted Subsidiary which becomes a Subsidiary Guarantor, either (A) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated First Lien Secured Debt Ratio test set forth in clause (1)(c) of this Section 4.09(b) or (B) the Consolidated First Lien Secured Debt Ratio of the Issuer for the Applicable Measurement Period is no more than such ratio immediately prior to such event;

(b) the incurrence of any such Indebtedness that is Junior Lien Indebtedness by (i) the Issuer or any Subsidiary Guarantor, (ii) any Person that is acquired by or merged or consolidated with or into the Issuer or a Subsidiary Guarantor, or (iii) any Unrestricted Subsidiary which becomes a Subsidiary Guarantor, either (A) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Secured Debt Ratio test set forth in clause (1)(d) of this Section 4.09(b) or (B) the Consolidated Secured Debt Ratio of the Issuer for the Applicable Measurement Period is no more than such ratio immediately prior to such event; and

(c) (i) the incurrence of any such Indebtedness that is unsecured Indebtedness by (A) the Issuer or any Restricted Subsidiary, (B) any Person that is acquired by or merged or consolidated with or into the Issuer or a Restricted Subsidiary, or (C) any Unrestricted Subsidiary which becomes a Restricted Subsidiary, (ii) the issuance of any such Disqualified Stock by the Issuer or (iii) the issuance of any such Disqualified Stock or Preferred Stock by (A) any Restricted Subsidiary, (B) any Person that is acquired by or merged or consolidated with or into the Issuer or a Restricted Subsidiary, or (C) any Unrestricted Subsidiary which becomes a Restricted Subsidiary, either (I) (aa) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of Section 4.09(a) or (bb) the Fixed Charge Coverage Ratio of the Issuer for the Applicable Measurement Period is at least equal to such ratio immediately prior to such event; or (II) (aa) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in clause (ii) of Section 4.09(a) or (bb) the Consolidated Total Debt Ratio of the Issuer for the Applicable Measurement Period is no more than such ratio immediately prior to such event;

provided, however, that on a pro forma basis, the Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by Restricted Subsidiaries that are not Subsidiary Guarantors outstanding under subclause (c) of this clause (14), together with amounts incurred and outstanding pursuant to the second proviso to Section 4.09(a) by Restricted Subsidiaries that are not Guarantors, when aggregated with all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, shall not exceed, at the time of such incurrence or issuance, the greater of (x) $115.0 million and (y) 12.5% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period;

(15) (a) Cash Management Obligations and (b) Indebtedness in respect of netting services, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries);

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility permitted under clause (1) of this Section 4.09(b), in a principal amount not in excess of the face amount of such letter of credit, bank guarantee or such other instrument;

(17) any guarantee or co-issuance by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary if the incurrence of such Indebtedness incurred by the Issuer or such Restricted Subsidiary is permitted or not prohibited by this Indenture;

(18) [reserved];

(19) Indebtedness (other than First-Out Indebtedness), Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries incurred to finance or assumed in connection with an acquisition or Investment in an aggregate amount outstanding under this clause (19), when aggregated with all Indebtedness outstanding under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, Disqualified Stock or Preferred Stock, not to exceed, at the time of incurrence of such Indebtedness or issuance of Disqualified Stock or Preferred Stock, $25.0 million, except that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (19) shall, at the election of the Issuer, cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (19);

(20) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business or consistent with past practice;

(21) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, managers, consultants or independent contractors thereof (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Issuer, any Restricted Subsidiary or any Parent Entity, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Entity to the extent described in clause (4) of Section 4.07(b);

(22) Indebtedness in respect of Permitted Receivables Financings;

(23) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance option pursuant to Article 8, in each case, in accordance with this Indenture;

(24) [reserved];

(25) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) permitted or not prohibited by the terms of this Indenture;

(26) Indebtedness representing deferred compensation or stock-based compensation to directors, employees, consultants or independent contractors of any Parent Entity, the Issuer or any Restricted Subsidiary incurred in the ordinary course of business or consistent with industry or past practice;

(27) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(28) Indebtedness of any Restricted Subsidiary that is not a Guarantor if the aggregate principal amount of such Indebtedness outstanding under this clause (28), when aggregated with all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance such Indebtedness, shall not exceed, at the time of incurrence thereof, $25.0 million; provided that (a) no such Indebtedness may be incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction; provided further, however, that except that any Indebtedness incurred pursuant to this clause (28) shall, at the election of the Issuer, cease to be deemed incurred or outstanding for purposes of this clause (28) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness under Section 4.09(a) without reliance on this clause (28);

(29) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(30) unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice;

(31) [reserved]; and

(32) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (31) of this Section 4.09(b).

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (3) through (32) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09 and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or portion thereof) in one or more of the clauses in Section 4.09(b) or under Section 4.09(a); provided that (i) all Indebtedness under the First-Out Revolving Credit Facility and any Junior Lien Revolving Credit Facility and any guarantees related to any of the foregoing (and any “refinancing” of any of the foregoing) shall be Incurred only under clause (1)(b) of Section 4.09(b) and may not later be reclassified, (ii) all First-Out Indebtedness and any guarantees related thereto (and any “refinancing” of any of the foregoing), other than that described in the preceding clause (i), shall be Incurred only under clause (1)(a) of Section 4.09(b), and may not later be reclassified, and (iii) all Second-Out Indebtedness and any guarantees related thereto (and any “refinancing” of any of the foregoing) Incurred on the Issue Date (including Second-Out Senior Credit Facilities Indebtedness Incurred on the Issue Date) shall be Incurred only under clause (1)(c)(x) or clause (3)(b) of Section 4.09(b) and may not later be reclassified;

(2) at the time of incurrence, the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole in part in its sole discretion) an item of Indebtedness in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.09(a) or Section 4.09(b) above; provided that this clause (2) shall be subject to the proviso at the end of clause (1) of this Section 4.09;

(3) the principal amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;

(4) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(5) for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Debt Ratio, the Consolidated First-Out First Lien Secured Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or Section 4.09(b) or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens”, the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Debt Ratio, Consolidated First-Out First Lien Secured Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, as applicable, is satisfied with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 4.09 or the definition of “Permitted Liens”, as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Debt Ratio, the Consolidated First-Out First Lien Secured Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met; provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Debt Ratio, the Consolidated First-Out First Lien Secured Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon the Consolidated First-Out First Lien Secured Debt Ratio of the Issuer, the Consolidated First Lien Secured Debt Ratio of the Issuer or the Consolidated Secured Debt Ratio of the Issuer under any subclause of clause (1) of Section 4.09(b) is being refinanced under such subclause of clause (1) of Section 4.09(b) and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing shall nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock shall be deemed to have been incurred under such subclause of clause (1) of Section 4.09(b) so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Indebtedness, Disqualified Stock or Preferred Stock incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to Section 4.09 shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such refinancing.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was deemed to be incurred, in the case of term debt, or first committed, in the case of revolving credit debt, for purposes of this Section 4.09; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of such Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f) For the purposes of this Indenture, (1) Indebtedness that is unsecured is deemed not to be subordinated or junior in right of payment to Secured Indebtedness merely because such Indebtedness is unsecured, and (2) Indebtedness is deemed not to be subordinated or junior in right of payment to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is guaranteed by other obligors.

SECTION 4.10. Asset Sales.

(a) From and after the Issue Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration (measured at the time of agreeing to such Asset Sale) for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b) Within 365 days after the later of (A) the date of any Asset Sale and (B) the receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale,

(1) to the extent such Net Proceeds are from an Asset Sale of Collateral, to repay (i) Obligations under the Notes, and/or (ii) other First-Out Priority Payment Obligations, and in the case of other First-Out Priority Payment Obligations consisting of revolving obligations, to correspondingly reduce commitments with respect thereto; provided that if the Issuer or any Restricted Subsidiary shall so reduce any such other First-Out Priority Payment Obligations pursuant to clause (ii), the Issuer or such Restricted Subsidiary shall either (A) reduce Obligations under the Notes on a pro rata basis with such other First-Out Priority Payment Obligations by, at its option, (x) redeeming Notes pursuant to Section 3.07 or (y) purchasing Notes through open market purchases or in privately negotiated transactions at market prices (which may be below par), or (B) make an offer (in accordance with the procedures for an Asset Sale Offer set forth in Section 3.09 and this Section 4.10) to all Holders to purchase their Notes on a ratable basis with such other First-Out Priority Payment Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(2) to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, to repay Obligations under any Senior Indebtedness, and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; provided that the Issuer or such Restricted Subsidiary shall either (A) reduce the aggregate principal amount of Obligations under the Notes on an equal or ratable basis with any Senior Indebtedness repaid pursuant to this clause (2) by, at its option, (x) redeeming Notes pursuant to Section 3.07 and/or (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par) and/or (B) make an offer (in accordance with Section 3.09 and this Section 4.10) to all Holders to purchase their Notes on an equal or ratable basis with any Senior Indebtedness repaid pursuant to this clause (2) (which offer shall be deemed to be an Asset Sale Offer for purposes hereof);

(3) to invest in the business of the Issuer and its Subsidiaries, including (i) any investment in Additional Assets and (ii) making capital expenditures; provided that to the extent such Net Proceeds are from an Asset Sale of Collateral, such Net Proceeds shall be invested in Additional Assets that are substantially concurrently added to the Collateral in the manner and to the extent required under this Indenture and the Security Documents;

(4) to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, to repay Indebtedness of any Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or a Guarantor, and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; or

(5) any one or more combinations of the foregoing;

provided that, in the case of clause (3) above, any agreement shall be treated as a permitted application of the Net Proceeds from the date of such agreement so long as the Issuer or such Restricted Subsidiary enters into such agreement with the good faith expectation that such Net Proceeds will be applied to satisfy such agreement within 180 days of the expiration of the Asset Sale Proceeds Application Period

(an “Acceptable Commitment”) and such Net Proceeds are actually applied substantially in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period, and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale covered by this Section 4.10 that are not invested or applied as provided and within the time period set forth in this Section 4.10 will be deemed to constitute “Excess Proceeds”; provided that any amount of Net Proceeds offered to Holders of the Notes pursuant to clauses (1) and (2) of Section 4.10(b) shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Holders. No later than 30 Business Days after the date that the aggregate amount of Excess Proceeds, after giving effect to the operation of the immediately following sentence, exceeds $200.0 million, the Issuer shall make an offer to purchase to all Holders and, if required by the terms of other Indebtedness that constitutes First-Out Priority Payment Obligations, to repay or offer to repay such Indebtedness (an “Asset Sale Offer”) the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Indebtedness (in the case of the Notes only, equal to minimum denominations of $2,000 or an integral multiple of $1,000 thereof) that may be purchased or repaid out of the Excess Proceeds (at an offer price in cash in the case of the Notes in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the repurchase of such Notes pursuant to such offer) in accordance with the procedures set forth in this Indenture and, if applicable, the documents governing such applicable First-Out Priority Payment Obligations. With respect to the Notes only, the Issuer shall commence an Asset Sale Offer by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Net Proceeds (the “Advance Portion”).

(d) To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, such First-Out Priority Payment Obligations tendered, purchased or repaid pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, any remaining Advance Portion), the Issuer may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) (“Declined Proceeds”) in any manner permitted or not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or such other Indebtedness tendered, purchased or repaid, pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Trustee shall select the Notes (subject to applicable DTC procedures as to Global Notes) and the Issuer or the representative of such First-Out Priority Payment Obligations shall select such First-Out Priority Payment Obligations to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes and such First-Out Priority Payment Obligations tendered, purchased or repaid, with adjustments as necessary so that no Notes or First-Out Priority Payment Obligations, as the case may be, will be repurchased in an unauthorized denomination; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(e) An Asset Sale Offer or an Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes, the Security Documents and/or Note Guarantees (but the Asset Sale Offer or Advance Offer may not condition tenders on the delivery of such consents).

(f) Pending the final application of an amount equal to the Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply any Net Proceeds to reduce indebtedness outstanding under a revolving credit facility (including under the Senior Credit Facilities) or otherwise invest such Net Proceeds in any manner permitted or not prohibited by this Indenture.

(g) For purposes of this Section 4.10 only, the following shall be deemed to be cash or Cash Equivalents:

(1) the greater of the principal amount and the carrying value of any liabilities (as reflected on the most recent balance sheet of the Issuer or such Restricted Subsidiary or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Issuer or such Restricted Subsidiary or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are unsecured or are by their terms subordinated to the Notes or have Junior Lien Priority on the Collateral, that are assumed, prepaid or repaid by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(2) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(3) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (with the fair market value of such item of Designated Non-cash Consideration being measured at the date of agreement for the related Asset Sale) and without giving effect to subsequent changes in value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $40.0 million; provided that this clause (3) shall not be used in connection with or in furtherance of a Priming Financing/Liability Management Transaction; and

(4) the fair market value of any Local Marketing Agreement entered into in connection with, or received as consideration for, any Asset Sale.

(h) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the procedures for an Asset Sale Offer set forth in Section 3.09 and this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under either Section 3.09 or this Section 4.10 by virtue of such compliance.

(i) The provisions of Section 3.09 and this Section 4.10 relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes.

SECTION 4.11. Transactions with Affiliates.

(a) From and after the Issue Date, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in respect of such Affiliate Transaction in excess of the greater of (x) $50.0 million and (y) 7.2% of Consolidated EBITDA of the Issuer for the Applicable Measurement Period, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Issuer, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million, a resolution adopted by the Board of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b) The provisions of Section 4.11(a) shall not apply to the following:

(1) (a) transactions between or among Parent, the Issuer and a Restricted Subsidiary or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result thereof and (b) any merger, amalgamation or consolidation of the Issuer into any Parent Entity; provided that such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture and effected for a bona fide business purpose as determined by the Issuer;

(2) Restricted Payments permitted by Section 4.07 (other than pursuant to clause (13)(f) of Section 4.07(b)) and the definition of “Permitted Investments”;

(3) the payment or settlement of management, consulting, monitoring, transaction, advisory and other fees and related expenses to the Investors, indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors, in each case, approved by, or pursuant to arrangements approved by, the Board of the Issuer;

(4) the payment or settlement of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment, consulting, compensation and severance benefit arrangements provided to or on behalf of, or for the benefit of, former, current or future employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any Restricted Subsidiary or any Parent Entity;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(6) any agreement or arrangement as in effect or disclosed as of the Issue Date (other than any agreement or arrangement of the type described in clause (3) of this Section 4.11(b)) or any amendment, modification, waiver, consent or replacement (so long as the totality of all such amendments, modifications, waivers, consents or replacements is not materially more disadvantageous in the judgment of the Board of the Issuer or the senior management of the Issuer to the Holders when taken as a whole as compared to the totality of such agreements or arrangements as in effect on the Issue Date);

(7) the existence of, or the performance or satisfaction by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders, investor rights or similar agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Issue Date and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance or satisfaction by the Issuer or any of its Restricted Subsidiaries (or such Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not materially more disadvantageous in the judgment of the Board of the Issuer or the senior management of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case in the ordinary course of business or consistent with industry or past practice and otherwise in compliance with the terms of this Indenture that in the determination of the Board of the Issuer or the senior management thereof, or are on terms, taken as a whole, that are not materially less favorable as reasonably could have been obtained at such time from an unaffiliated party;

(10) the issuance or transfer of (a) Equity Interests (other than Disqualified Stock) of the Issuer and the granting and performing of customary registration rights to any Parent Entity or to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or their respective Controlled Investments Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Issuer or any of its Subsidiaries or any Parent Entity and (b) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(11) transactions related to or in connection with Permitted Receivables Financings;

(12) payments by the Issuer or any of its Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures if approved or ratified by the Board of the Issuer or the senior management of the Issuer;

(13) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Issuer, any of its Subsidiaries or any Parent Entity and employment agreements, stock option plans and other compensatory or severance arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or similar arrangements with any such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) (including salary or guaranteed payments and bonuses) if approved or ratified by the Board of the Issuer or the senior management of the Issuer;

(14) (A) investments by Affiliates in securities or loans of the Issuer or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses incurred by such Affiliate or Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms, and (B) payments to Affiliates in respect of securities or loans of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(15) transactions with a Person that is an Affiliate of the Issuer arising solely because the Issuer or any Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(16) any lease entered into between the Issuer or any Restricted Subsidiary, on the one hand, and any Affiliate of the Issuer, on the other hand, if approved or ratified by the Board of the Issuer or the senior management of the Issuer in good faith;

(17) intellectual property licenses entered into in the ordinary course of business or consistent with industry or past practice;

(18) transactions between the Issuer or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Issuer or any Parent Entity; provided, however, that such director abstains from voting as a director of the Issuer or such Parent Entity, as the case may be, on any matter including such other Person;

(19) payment or satisfaction by the Issuer (and any Parent Entity) and its Subsidiaries pursuant to, or the entry into, any tax sharing agreement or arrangement among Parent (and any such Parent Entity) and its Subsidiaries, to the extent such payments are permitted under clause (13) of Section 4.07(b);

(20) payment or satisfaction of reasonable out of pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Issuer or any Parent Entity thereof pursuant to any equity holders, registration rights or similar agreements;

(21) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture; and

(22) pledges of Equity Interests of Unrestricted Subsidiaries.

SECTION 4.12. Liens.

(a) From and after the Issue Date, the Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien that is not a Permitted Lien (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Issuer or any Subsidiary Guarantor, unless:

(1) in the case of Subject Liens on any Collateral, (i) such Subject Lien expressly has Junior Lien Priority on the Collateral or (ii) such Subject Lien is a Permitted Lien; and

(2) in the case of any Subject Lien on any asset or property that is not Collateral, (i) the Notes (or a Note Guarantee in the case of Subject Liens on assets or property of a Subsidiary Guarantor) are or will be substantially contemporaneously equally and ratably secured with (or, at the Issuer’s option or if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the Obligations secured by such Subject Lien until such time as such Obligations are no longer secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Holders pursuant to Section 4.12(a)(2) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged and a nullity upon and to the extent the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes. In addition, in the event that a Subject Lien at any time qualifies as a Permitted Lien, the Issuer may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to Section 4.12(a) in respect of such Subject Lien.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.13. Corporate Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate, partnership or other existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or such Restricted Subsidiary, as applicable, and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuer), if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole.

SECTION 4.14. Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless, prior to the time the Issuer is required to make a Change of Control Offer, the Issuer has previously or concurrently mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all of the outstanding Notes pursuant to Section 3.07 or Section 11.01, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 60 days following any Change of Control Triggering Event, the Issuer shall send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of the Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may be delayed, at the Issuer’s discretion, until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (8) below shall be satisfied;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, a facsimile or other electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof);

(8) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event or such other conditions specified therein and shall describe each such condition and, if applicable, shall state that in the Issuer’s discretion the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied or that such purchase shall not occur and such notice shall be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, unless such conditions are waived by the Issuer in its discretion; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer if a third party approved by the Issuer makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of the provisions of this Indenture, the Notes, the Security Documents and/or the Note Guarantees; provided that such Change of Control Offer shall not include the delivery of such consents as a condition precedent.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party approved in writing by the Issuer making a Change of Control Offer in lieu of the Issuer as set forth in clause (c) of this Section 4.14, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than 15 nor more than 60 days’

prior notice, given not more than 60 days following such purchase pursuant to the Change of Control Offer as set forth in this Section 4.14, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date.

(f) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

(g) The provisions of this Section 4.14 relating to the Issuer’s obligation to make a Change of Control Offer with respect to the Notes upon a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes.

SECTION 4.15. Additional Note Guarantees.

From and after the Issue Date, the Issuer shall not permit any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary that is a Restricted Subsidiary (other than the Guarantors and any Receivables Subsidiary), to become an obligor with respect to any Indebtedness owed and outstanding for the Obligations under the Senior Credit Facilities or any other Indebtedness of the Issuer or the Guarantors in an aggregate principal amount in excess of $100.0 million or (ii) to incur Indebtedness in an aggregate principal amount in excess of $100.0 million that is guaranteed (including via a pledge of assets) by the Issuer or any Guarantor, in each case of clause (i) and (ii), unless such Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Subsidiary and joinders to the Security Documents or new Security Documents together with any other filings and agreements required by the Security Documents to create or perfect the security interests for the benefit of the Holders of the Notes in the Collateral of such Subsidiary.

SECTION 4.16. Covenant Suspension.

(a) If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies in the event the Notes are rated by two Rating Agencies, or from any two of three Rating Agencies in the event the Notes are rated by three Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture with respect to the Notes (the occurrence of the events described in the foregoing clauses (i) and (ii), a “Covenant Suspension Event” and the date thereof, the “Suspension Date”), then, beginning on the Suspension Date, Parent, the Issuer and its Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and clause (4) of Section 5.01(a) (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date (as defined below).

(b) In the event that Parent, the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period as a result of the foregoing, and on any subsequent date (the “Reversion Date”), any Rating Agency withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating (in each case, to the extent given an Investment Grade Rating by such Rating Agency and after giving effect to such downgrade or withdrawal, the Notes no longer have an Investment Grade Rating from at least two Rating Agencies), then Parent, the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Note Guarantees of the Subsidiary Guarantors will be suspended during the Suspension Period, and the Liens on the Collateral securing the Notes and the Notes Guarantees will be released. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

(c) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens permitted under Section 4.12 (including, without limitation, Permitted Liens) with respect to the Notes. To the extent Section 4.12 and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and the definition of “Permitted Liens” and for no other covenant in this Indenture).

(d) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Parent, the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by Parent, the Issuer or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period); (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b); (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of Section 4.11(b); (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b); (5) no Subsidiary of Parent or the Issuer shall be required to comply with Section 4.15 after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period, other than any Senior Credit Facilities in effect on the Reversion Date; and (6) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been made under clause (5) of the definition of “Permitted Investments.”

(e) Upon the Reversion Date, the Issuer, the Guarantors and the Collateral Trustee will enter into Security Documents that establish the terms of the security interests with respect to the Collateral on terms consistent with those set forth in the Security Documents as of the Issue Date.

(f) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants, and none of Parent, the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, Parent, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(g) During any period that the foregoing covenants have been suspended, the Issuer shall not designate any Subsidiary as an Unrestricted Subsidiary unless such designation would have complied with Section 4.07 as if Section 4.07 were in effect for the purposes of designating Unrestricted Subsidiaries from the Issue Date to the date of such designation.

(h) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such Covenant Suspension Event or other occurrence under this Section 4.16.

SECTION 4.17. Limitation on Priming Financing/ Liability Management Transactions.

The Issuer shall not, and shall not permit any of its Subsidiaries to, enter into or effect any Priming Financing/Liability Management Transaction or make any Investment, sale, transfer or disposition of assets or Restricted Payment in connection with or in furtherance of a Priming Financing/Liability Management Transaction.

SECTION 4.18. [Reserved].

SECTION 4.19. After-Acquired Property.

From and after the Issue Date, and subject to the applicable limitations set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), if the Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations, it must concurrently grant a first-priority perfected security interest (subject to Permitted Liens and the terms of the Intercreditor Agreements) upon any such Collateral, as security for the Notes Obligations.

ARTICLE 5

SUCCESSORS

SECTION 5.01. Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.

(a) From and after the Issue Date, the Issuer, Parent and any Subsidiary of Parent that is a Parent Guarantor shall not merge, consolidate or amalgamate with or into or wind up into (whether or not the Issuer, Parent or such Parent Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the Issuer, Parent or a Subsidiary of Parent that is a Parent Guarantor, as the case may be, is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Issuer, Parent or a Subsidiary of Parent that is a Parent Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer, Parent, such Subsidiary of Parent that is a Parent Guarantor or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-issuer of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, Parent or a Subsidiary of Parent that is a Parent Guarantor, expressly assumes, in the case of Parent or a Subsidiary of Parent that is a Parent Guarantor, all the obligations of Parent or such Parent Guarantor, as the case may be, under this Indenture, its Note Guarantee and the applicable Security Documents and, in the case of the Issuer, all of the obligations of the Issuer under this Indenture, the Security Documents and the Notes, in each case, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee (provided that, in making such determination, the Trustee may rely on, and shall be fully protected in relying on an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures and other documents or instruments, if any, comply with this Indenture);

(3) immediately after such transaction, no Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(a) the Successor Company could incur at least $1.00 of additional Indebtedness pursuant to either (x) the Fixed Charge Coverage Ratio test or (y) the Consolidated Total Debt Ratio test, in each case, set forth in Section 4.09(a), or

(b) either (x) the Fixed Charge Coverage Ratio of the Successor Company for the Applicable Measurement Period would be no less than the Fixed Charge Coverage Ratio of the Issuer for the Applicable Measurement Period immediately prior to such transaction or (y) the Consolidated Total Debt Ratio of the Successor Company for the Applicable Measurement Period would be no more than the Consolidated Total Debt Ratio of the Issuer for the Applicable Measurement Period immediately prior to such transaction;

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, and/or other documents or instruments, if any, comply with this Indenture;

(6) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Issuer, Parent or a Subsidiary of Parent that is a Parent Guarantor, as applicable, are assets of the type which would constitute Collateral under the Security Documents, the Issuer, Parent, such Parent Guarantor or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; and

(7) the Collateral owned by or transferred to the Successor Company shall: (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Collateral Trustee for the benefit of itself, the Trustee and the Holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens.

(b) The Successor Company shall succeed to, and be substituted for the Issuer, Parent or a Subsidiary of Parent that is a Parent Guarantor, as the case may be, under this Indenture, the Note Guarantees, the Notes and the Security Documents, as applicable, and such Issuer, Parent or such Parent Guarantor, as applicable, shall automatically be released and discharged from its obligations under this Indenture, the Note Guarantees, the Security Documents and the Notes.

Notwithstanding Sections 5.01(a)(3) and 5.01(a)(4),

(1) any Restricted Subsidiary may merge, consolidate or amalgamate with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Restricted Subsidiary,

(2) the Issuer, Parent or a Subsidiary of Parent that is a Parent Guarantor may merge, consolidate or amalgamate with or into an Affiliate of the Issuer, Parent or such Parent Guarantor, as the case may be, solely for the purpose of reincorporating the Issuer, Parent or such Parent Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof; and

(3) any License Subsidiary may be merged or consolidated with or into (i) any other License Subsidiary or (ii) a newly formed Subsidiary of the Issuer (which may be organized as a limited liability company) established for the purpose of becoming a License Subsidiary; provided that such newly formed Subsidiary, if it is the continuing or surviving entity, shall have assumed all of the obligations of such Subsidiary under this Indenture, the Note Guarantees, the Security Documents and the Notes, as applicable.

(c) From and after the Issue Date and other than as permitted or not prohibited by Section 10.06 upon the sale, disposition or transfer of Capital Stock of a Subsidiary Guarantor, no Subsidiary Guarantor shall, and the Issuer shall not permit a Subsidiary Guarantor to, merge, consolidate or amalgamate with or into or wind up into (whether or not the Issuer or a Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)

(a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(b) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Note Guarantee and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee (provided that, in making such determination, the Trustee may rely on, and shall be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures and/or other documents or instruments, if any, comply with this Indenture);

(c) immediately after such transaction, no Event of Default exists;

(d) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Subsidiary Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Subsidiary Guarantor or the Successor Company will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien in perfected to the extent required by the applicable Security Documents; and

(e) the Collateral owned by or transferred to the Successor Guarantor shall: (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Lien in favor of the Collateral Trustee for the benefit of itself, the Trustee and the Holders of the Notes, and (C) not be subject to any Lien other than Permitted Liens; or

(2) the transaction is permitted or not prohibited by Section 4.10 and the release of such Subsidiary Guarantor is permitted under Section 10.06.

(d) The Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, and such Subsidiary Guarantor’s Note Guarantee and the applicable Security Documents and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture, such Subsidiary Guarantor’s Note Guarantee and the applicable Security Documents. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor, Parent or the Issuer, (ii) merge, consolidate or amalgamate with or into any Subsidiary of the Issuer solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (iii) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or a jurisdiction in the United States or (iv) liquidate or dissolve or change its legal form if the Board of the Issuer or the senior management of the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in Section 5.01(c).

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation, merger or amalgamation, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01, the successor corporation formed by such consolidation or into or with which the Issuer is merged or amalgamated or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, amalgamation, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such Successor Guarantor had been named as the Issuer herein; provided that the Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

(a) An “Event of Default” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) the failure to pay the principal of (or premium, if any, on) the Notes when due and payable and such failure remains uncured;

(2) the failure to pay any interest installment on the Notes when due and payable, which failure continues for more than 30 days;

(3) the failure by the Issuer or any Guarantor to comply with or remedy a breach of any covenant in this Indenture applicable to the Notes for more than 90 consecutive days after receipt of written notice given to the Issuer by the Trustee or the Holders of not less than 30% in principal amount of the outstanding Notes (other than those described in clauses (1) through (2) above), except that a failure to comply with Section 4.03 shall only be an Event of Default if it shall have existed and not been remedied for more than 180 consecutive days after written notice given to the Issuer by the Trustee or the Holders of not less than 30% in principal amount of the outstanding Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any existing or future Indebtedness for money borrowed or owed by the Issuer or any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (other than Indebtedness owed to the Issuer or a Restricted Subsidiary or any Permitted Receivables Financing) if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and is not rescinded; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has become due, aggregate $150.0 million (or its foreign currency equivalent) or more at any one time outstanding (such Indebtedness, “Material Indebtedness”);

(5) failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million (net of (x) amounts covered by insurance policies issued by reputable insurance companies as determined by the Issuer and (y) amounts covered by valid third party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) Parent, any Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(a) commences proceedings to be adjudicated bankrupt or insolvent;

(b) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(c) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(d) makes a general assignment for the benefit of its creditors; or

(e) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against Parent, any Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which Parent, any Parent Guarantor, the Issuer, or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) is to be adjudicated bankrupt or insolvent;

(b) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Parent, any Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of Parent, any Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(c) orders the liquidation of Parent, any Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(8) any Note Guarantee of Parent, any Parent Guarantor, or any Subsidiary Guarantor that is a Significant Subsidiary (or Note Guarantees of any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or Parent, any Parent Guarantor, or any such Subsidiary Guarantor or such group of Subsidiary Guarantors denies or disaffirms its obligations under its Note Guarantee (other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or the release of such Note Guarantee in accordance with the terms of this Indenture);

(9) (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Collateral Trustee to maintain possession of certificates delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; or

(10) the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter or fiscal year end provided as required under Section 4.03 would constitute a Significant Subsidiary)) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document on any material portion of the Collateral is invalid or unenforceable.

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after the Issuer becomes aware of such Event of Default:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured or waived.

SECTION 6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clauses (6) and (7) of Section 6.01(a) (with respect to the Issuer, any Subsidiary of Parent that is a Parent Guarantor or Parent)) with respect to the Notes at the time outstanding occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes may by a notice in writing to the Issuer (and to the Trustee if given to the Holders) declare the principal of and premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, if any, and interest with respect to the Notes shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if and so long as a committee of its Responsible Officers in good faith determines acceleration is not in the best interest of the Holders of the Notes.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) that has occurred and is continuing under this Indenture (with respect to the Issuer, any Subsidiary of Parent that is a Parent Guarantor), all outstanding Notes shall be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including, but not limited to, an Event of Default specified in clause (6) or (7) of Section 6.01(a) (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the Applicable Premium or the amount by which the applicable redemption price exceeds the principal amount of the Notes (the “Redemption Price Premium”), as applicable, with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed on the date of such acceleration and shall constitute part of the Notes Obligations in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. If the Applicable Premium or the Redemption Price Premium, as applicable, becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium or the Redemption Price Premium, as applicable) from and after the applicable triggering event, including in connection with an Event of Default specified in clause (6) or (7) of Section 6.01(a). Any premium payable pursuant to this paragraph shall be presumed to be liquidated damages sustained by each Holder as the result of the acceleration of the Notes, and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE ISSUER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium to the Holders as herein described is a material inducement to the Holders to purchase the Notes.

In the event of a declaration of acceleration with respect to the Notes, the Holders of a majority in aggregate principal amount of the then total outstanding Notes by written notice to the Issuer and the Trustee may on behalf of all of the Holders of the Notes rescind and annul such declaration of acceleration and its consequences if the rescission and annulment would not conflict with any judgment or decree and if all existing Events of Default with respect to the Notes (except nonpayment of principal, interest, if any, or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing with respect to the Notes at the time outstanding, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture with respect to the Notes.

The Trustee may maintain a proceeding even if it does not possess any Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default with respect to the Notes shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then total outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default with respect to the Notes and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder of the Notes (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then total outstanding Notes may rescind a declaration of acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default with respect to the Notes shall cease to exist, and any Event of Default with respect to the Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority.

Subject to the terms of the Collateral Trust Agreement and Section 6.06, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Trustee or of exercising any trust or power conferred on the Trustee or the Collateral Trustee with respect to the Notes, and, subject to Article 7, the Trustee and the Collateral Trustee may act at the direction of the Holders without liability. The Trustee and the Collateral Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Collateral Trustee, as the case may be, determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee or the Collateral Trustee, as the case may be, in personal liability.

SECTION 6.06. Limitation on Suits.

Subject to the terms of the Collateral Trust Agreement and Section 6.07, no Holder of a Note shall have any right to institute any proceeding with respect to this Indenture or the Notes or for any remedy thereunder unless:

(1) such Holder has previously given the Trustee and the Issuer written notice that a Default or an Event of Default with respect to the Notes is continuing with respect to the Notes;

(2) Holders of at least 30% in aggregate principal amount of the total outstanding Notes have requested that the Trustee to pursue the remedy in writing;

(3) Holders of the Notes have offered and, if requested, provided to the Trustee for the Notes indemnity or security reasonably satisfactory to the Trustee against any cost, loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period;

provided that the foregoing limitation shall not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due date expressed in such Note.

A Holder of Notes may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder of Notes.

SECTION 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on such Note, on or after the respective due dates expressed in such Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) with respect to the Notes occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder of Notes has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders of Notes shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders of Notes shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

(i) to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii) to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a Record Date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default with respect to the Notes has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default with respect to the Notes:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders of the Notes have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Collateral Trustee.

(i) The Trustee may request that the Issuer and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults.

If a Default with respect to the Notes occurs and is continuing and if the Trustee has received written notice thereof, the Trustee shall send to each Holder of Notes a notice of the Default within 90 days of having received such notice. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders of Notes notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of Notes. The Trustee shall not be deemed to have received notice of any Default unless written notice of any event which is such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee.

SECTION 7.06. [Reserved].

SECTION 7.07. Compensation and Indemnity.

The Issuer and any Guarantors shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and any Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it (including the reasonable compensation and the expenses and disbursements of its agents and counsel) in addition to the compensation for its services.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense determined to have been caused by the Trustee’s own willful misconduct, negligence or bad faith.

The obligations of the Issuer and the Guarantors, if any, under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign with respect to the Notes in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. At any time, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding shall have the right to require the resignation of the Trustee and immediately appoint a successor thereto. The Trustee shall be permitted to rely in good faith on customary certificates of beneficial ownership as evidence of holdings (and shall not require the provision of DTC proxies, medallion-stamped guarantees or other similar evidence) in connection with any determination with respect to the Holders of Notes giving any consent, instruction or authorization under this Indenture. The Issuer may remove the Trustee with respect to the Notes if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed with respect to the Notes or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.

If a successor Trustee with respect to the Notes does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then total outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder of Notes for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee with respect to the Notes and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to the Notes. The successor Trustee shall send a notice of its succession to Holders of Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.(a)

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

SECTION 7.11. Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

SECTION 7.12. [Reserved].

SECTION 7.13. Security Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Trustee, as the case may be, to execute and deliver the Intercreditor Agreements and any other Security Documents in which the Trustee or the Collateral Trustee, as applicable, is named as a party, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Trustee are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any other Security Documents, the Trustee and the Collateral Trustee each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes, the related Note Guarantees and the Security Documents on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, to have the Liens on the Collateral released and to have satisfied all their other obligations under the Notes, this Indenture and the Security Documents, including the obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same, in each case, with respect to the Notes) except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of the Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15 and 4.17 and Section 5.01(a)(4), Section 5.01(c) (except as such section relates to Parent or any other Parent Guarantor) and Section 5.01(d) (except as such section relates to Parent or any other Parent Guarantor) with respect to the Notes and to have the Liens on the Collateral released on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders of Notes (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default with respect to the Notes under Section 6.01, but, except as specified above, the remainder of this Indenture and Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (with respect to the covenants contained in the sections of this Indenture specified in this Section 8.03), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), 6.01(a)(8) (except as such section relates to Parent or any other Parent Guarantor), 6.01(a)(9) and 6.01(a)(10) shall not constitute Events of Default with respect to the Notes.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations (that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount), or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor (insofar as any U.S. Government Obligations are so included), to pay the principal of, premium, if any, and interest due on the Notes on the Stated Maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on the Notes, and the Issuer must specify whether the Notes are being defeased to Maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(2)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance of the Notes.

SECTION 8.06. Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of the Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Issuer, any Guarantor (with respect to a Note Guarantee) and the Trustee and/or the Collateral Trustee may amend or supplement this Indenture, the Security Documents, the Notes and any related Note Guarantee without the consent of any Holder:

(1) to cure any ambiguity or omission or correct any defect or inconsistency;

(2) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under this Indenture, in each case as shall not adversely affect the interests of any Holders of the Notes in any material respect;

(3) to evidence the succession of another Person to the Issuer or any Guarantor and the assumption by any such successor of the covenants, agreements and obligations of the Issuer or Guarantor, as the case may be, under the Notes, the Note Guarantees, the Security Documents or this Indenture pursuant to Section 5.01;

(4) to surrender any right or power conferred upon the Issuer or to add further covenants, restrictions, conditions or provisions relating to the Issuer or the Guarantors for the protection of the Holders of the Notes, and to add any additional defaults or Events of Default for the Issuer’s or any Guarantor’s failure to comply with any such further covenants, restrictions, conditions or provisions;

(5) to modify or amend this Indenture in such a manner to permit the qualification of this Indenture or any supplemental indenture thereto under the Trust Indenture Act; provided, that no such modification or amendment shall adversely affect the Holders rights under Section 7.08 or otherwise adversely affect the interests of any Holders of the Notes in any material respect;

(6) to add Note Guarantees with respect to any or all of the Notes or to release any Guarantor or Note Guarantee when permitted or required by this Indenture;

(7) to add Collateral with respect to any or all the Notes or to release Collateral from the Lien securing the Notes when permitted or required by the Security Documents, this Indenture or the Intercreditor Agreements (including, for the avoidance of doubt, the release of Collateral that becomes an Excluded Asset and, following the occurrence of an Investment Grade Event, the release of Collateral that was not at such time required under this Indenture to be pledged as security for the Notes);

(8) to release and discharge any Lien securing the Notes when permitted or required by this Indenture (including pursuant to Section 4.12(b));

(9) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(10) to modify or amend the terms of this Indenture in a manner that does not adversely affect the rights of any Holder of the Notes;

(11) to evidence and provide for the acceptance of appointment by a successor or separate Trustee or Collateral Trustee with respect to the Notes;

(12) to comply with the rules of any applicable securities depositary;

(13) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(14) to conform the text of this Indenture, the Notes, any Note Guarantee or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provisions in the “Description of Notes” section of the Offering Memorandum were intended to be a verbatim recitation of a provision in this Indenture, the Notes, such Note Guarantee or the Security Documents;

(15) to modify or amend any of the provisions of this Indenture relating to the transfer and legending of the Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not adversely affect the rights of Holders to transfer the Notes;

(16) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreements or to modify any such legend as required by the Intercreditor Agreements;

(17) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Collateral Trust Agreement or the First/Second/Third Lien Intercreditor Agreement, taken as a whole, or any joinder thereto;

(18) with respect to the Security Documents, as provided in the relevant Security Document and the Intercreditor Agreements (including to add or replace the secured parties or their respective Designated Representatives and/or to provide for the succession of any parties to the Security Documents and other amendments that are administrative or ministerial in nature, including in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any of the Senior Credit Facilities, the New Second Lien Notes, the Exchange Second-Out First Lien Notes, the Existing Secured Notes or any other agreement that is not prohibited by this Indenture); or

(19) to modify any of the provisions of this Indenture, the Notes, any Note Guarantee or the Security Documents in accordance with the immediately following paragraph below.

For the avoidance of doubt, the Holders will be deemed to have consented for purposes of (i) the Collateral Trust Agreement and the other Security Documents to any amendments, waivers or other modifications to the Collateral Trust Agreement and the other Security Documents, as applicable, (1) to add other parties (or any authorized agent thereof or trustee therefor) holding Obligations that have Pari Passu Lien Priority that are incurred in compliance with this Indenture and the Security Documents and (2) to establish that the Liens on any Collateral securing such Obligations shall rank equally under the Collateral Trust Agreement with the Liens on such Collateral securing the obligations under this Indenture and the Notes (including, if such Obligations are permitted to constitute First-Out Priority Payment Obligations in accordance with this Indenture and the Collateral Trust Agreement, having a payment priority as to the application of proceeds with respect to, and distributions made on account of, any such Collateral on an equal basis with the Notes Obligations; or otherwise, if not in respect of First-Out Priority Payment Obligations, having a payment priority as to the application of proceeds with respect to, and distributions made on account of, any such Collateral on a junior basis to the Notes Obligations), all on the terms provided for in the Collateral Trust Agreement as in effect immediately prior to such amendment and (ii) the First/Second/Third Lien Intercreditor Agreement and the other Security Documents to any amendments, waivers or other modifications to the First/Second/Third Lien Intercreditor Agreement and the other Security Documents, as applicable, (1) to add other parties (or any authorized agent thereof or trustee therefor) holding Obligations constituting Junior Lien Indebtedness that are incurred in compliance with this Indenture and the Security Documents and (2) to establish that the Liens on any Collateral securing such Obligations shall rank junior under the First/Second/Third Lien Intercreditor Agreement to the Liens on such Collateral securing the obligations under this Indenture and the Notes, all on the terms provided for in the First/Second/Third Lien Intercreditor Agreement as in

effect immediately prior to such amendment. Any such additional party and the Trustee and the Collateral Trustee shall be entitled to rely upon an Officer’s Certificate certifying that such Obligations as having Pari Passu Lien Priority or Junior Lien Priority, as the case may be, were issued or borrowed in compliance with this Indenture and the Security Documents.

Upon the request of the Issuer accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.06, the Trustee and/or the Collateral Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture or the Security Documents and to make any further appropriate agreements and stipulations that may be therein contained; provided that the Trustee and/or the Collateral Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or Security Documents that affect its own rights, duties or immunities under this Indenture or otherwise. The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

SECTION 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02 with respect to the Notes, the Issuer, any Guarantor (with respect to a Note Guarantee), or the Trustee and/or the Collateral Trustee may modify, amend or supplement this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding and affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default with respect to the Notes (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded or annulled) or compliance in respect of the Notes with any provision of this Indenture, Security Documents, the Intercreditor Agreements, the Note Guarantees of the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.06, the Trustee and/or the Collateral Trustee shall join with the Issuer in the execution of such amended or supplemental indenture, Intercreditor Agreements or Security Documents unless such amended or supplemental indenture, Intercreditor Agreements or Security Documents directly affects the Trustee’s and/or the Collateral Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Collateral Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture, Intercreditor Agreement or Security Document.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each Holder of Notes affected thereby, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such Note (or implement a grace period with respect to any such Stated Maturity);

(2) reduce the principal amount of, or the rate of interest on, any such Note;

(3) reduce any premium, if any, or alter the time at which Notes may be redeemed (or implement a grace period with respect to any such Stated Maturity) or the Redemption Price payable upon the redemption of any such Note pursuant to Section 3.07;

(4) reduce the amount of the principal of an original discount Note that would be due and payable upon a declaration of acceleration of the Maturity thereof;

(5) change any place of payment where, or the coin or currency in which, the principal of, premium, if any, or interest on any such Note is payable;

(6) eliminate the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on such Note on or after the Stated Maturity or Redemption Date of any such Note;

(7) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required to approve any such modification or amendment or for any waiver of compliance with, or Defaults under, this Indenture;

(8) modify or amend any of the provisions of Section 6.04 or this Section 9.02, except to increase any percentage vote required or to provide that certain other provisions of this Indenture may not be modified or waived without the consent of the Holder of each Note affected thereby;

(9) waive a Default in the payment of principal of or premium, if any, or interest on any Note (except a rescission or annulment of acceleration of such Note by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in this Indenture or any Note Guarantee that cannot be amended or modified without the consent of all Holders of such Note;

(10) modify or amend the ranking as to the right of payment of any Note in a manner that would adversely affect the Holders of such Note;

(11) except as expressly permitted by this Indenture, modify or amend the Note Guarantees of any Parent Guarantor or Significant Subsidiary in any manner materially adverse to the Holders of any Note; or

(12) modify or amend any of the provisions of this Section 9.02 (except as provided for herein).

Notwithstanding the foregoing, without the consent of the Holders of at least 90% in aggregate principal amount of the Notes then-outstanding, no amendment or waiver may (a) (i) make any change or have the effect of making any change in any Security Document, the Intercreditor Agreements or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes and the Note Guarantees or (ii) change, alter or have the effect of changing or otherwise altering the priority of the Liens securing the Obligations in respect of the Notes or the Note Guarantees or the priority of the Notes or the Note Guarantees as to the application of proceeds with respect to, and distributions made on account of, any Collateral, in each case, in any material portion of the Collateral in any way adverse to the Holders of the Notes in any material respect, other than, in each case, as provided under the terms of the Security Documents or the Intercreditor Agreements, (b) amend, otherwise modify or have the effect of amending or otherwise modifying Section 4.17 or the definition of the term “Priming Financing/Liability Management Transaction” or “Permitted LM Transaction” in any way adverse to the Holders of the Notes in any material respect or (c) amend, otherwise modify or have the effect of amending or otherwise modifying the provisions set forth in clause (1) of Section 4.07(e), except where all Holders are provided an opportunity to provide a pro rata share of any “senior” Indebtedness (including any Priming Debt) on the same terms and for the same fees and benefits.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a Record Date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such Record Date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date. No such consent shall be valid or effective for more than 120 days after such Record Date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee and Collateral Trustee to Sign Amendments, Etc..

The Trustee and the Collateral Trustee, as applicable, shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Trustee. The Issuer may not sign an amendment, supplement or waiver until its Board approves it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

NOTE GUARANTEES

SECTION 10.01. Note Guarantee.

Subject to this Article 10, each of (i) the Guarantors hereby and (ii) any other Guarantors from time to time, upon the execution and delivery of any other supplemental indenture to this Indenture, hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, premium, if any, or interest on the Notes shall be promptly paid in full when due, whether at Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee and the Collateral Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Collateral Trustee, the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor (including the guarantee of all Obligations of such Guarantor in respect of the First-Out Senior Credit Facilities Indebtedness, the New Second Lien Notes, the Junior Lien Credit Facilities, the Unsecured Notes and, subject to the payment priorities set forth in the Collateral Trust Agreement, the Exchange Second-Out First Lien Notes and the Second-Out Senior Credit Facilities Indebtedness).

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability.

Subject to this Article 10, each of (i) the Guarantors and (ii) any other Guarantors from time to time, upon the execution and delivery of any other supplemental indenture to this Indenture, and, by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery.

To evidence its Note Guarantee set forth in Section 10.01, (i) each Guarantor as of the Issue Date shall execute and deliver this Indenture on the Issue Date and (ii) each other Guarantor from time to time shall execute and deliver a supplemental indenture to this Indenture (which may be substantially in the form of the supplemental indenture set forth in Exhibit D).

Upon the execution and delivery of this Indenture or any supplemental indenture to this Indenture, each Guarantor who executes this Indenture or such supplemental indenture agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on a supplemental indenture to this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Issuer shall cause any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary and is a Restricted Subsidiary (other than the Guarantors or a Receivables Subsidiary) to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

SECTION 10.04. Subrogation.

Upon the execution and delivery of this Indenture, each Guarantor and, upon the execution and delivery of any supplemental indenture to this Indenture, each other Guarantor, as applicable, shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged.

Upon the execution and delivery of this Indenture, each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Upon the execution and delivery of any supplemental indenture to this Indenture, each other Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Note Guarantees.

Each Note Guarantee of the Notes by a Guarantor shall provide by its terms that such Guarantor’s Obligations under this Indenture with respect to such Note Guarantee shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon:

(1) in the case of a Subsidiary Guarantor, any sale, exchange, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of the Capital Stock of such Subsidiary Guarantor, after which such Subsidiary Guarantor is no longer a Restricted Subsidiary if such sale, exchange, transfer or other disposition is permitted or not prohibited by the applicable provisions of this Indenture;

(2) in the case of a Subsidiary Guarantor, the release or discharge of the guarantee by (or direct obligation of) such Subsidiary Guarantor of the Senior Credit Facilities or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such guarantee or payment of such obligation after the occurrence of a payment default or acceleration thereunder (it being understood that a release subject to a contingent reinstatement is still a release);

(3) in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary as permitted or not prohibited by the applicable provisions of this Indenture;

(4) with respect to the Notes, the Issuer exercising the legal defeasance option or covenant defeasance option with respect to the Notes in accordance with Article 8 or the Issuer’s obligations under this Indenture with respect to the Notes being discharged in accordance with the terms of this Indenture and the applicable Security Documents or in accordance with the provisions of the Collateral Trust Agreement;

(5) the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Issuer or another Subsidiary Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation of a Subsidiary Guarantor;

(6) in the case of a Subsidiary Guarantor, upon the occurrence of an Investment Grade Event; provided that such Note Guarantee shall not be released pursuant to this clause (6) for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Senior Credit Facilities, any other First Lien Obligations, the New Second Lien Notes or the Existing Notes; or

(7) in the case of Parent or any other Parent Guarantor, the release or discharge of the guarantees by (or direct obligation of) Parent or such Parent Guarantor of the Senior Credit Facilities, any other First Lien Obligations, the New Second Lien Notes, the Existing Notes and any other Material Indebtedness of the Issuer (other than Obligations under the Notes) then guaranteed by Parent or such other Parent Guarantor, to the extent such guarantees or direct obligations have been released or discharged or are released or discharged substantially contemporaneously with the release or discharge of such guarantee under the Notes (the date on which such release or discharge occurs, the “Parent Guarantee Release Date”).

Notwithstanding the foregoing, the Note Guarantee of any Subsidiary Guarantor shall not be released from its Note Guarantee (i) in connection with or in furtherance of a Priming Financing/Liability Management Transaction, (ii) upon such Subsidiary Guarantor becoming a Restricted Subsidiary that is not a Wholly-Owned Subsidiary except in connection with a bona-fide joint venture with a Person that is not an Affiliate of the Issuer in the ordinary course of business or (iii) upon such Subsidiary Guarantor no longer remaining a Restricted Subsidiary primarily for the purpose of releasing its Note Guarantee. Any release of a Subsidiary Guarantor will be deemed to be the incurrence of an Investment in such released Subsidiary Guarantor at the time of such release in an amount equal to the portion of the fair market value (as determined in good faith by the Issuer) of the Issuer’s retained ownership interest, if any, in such Person; provided that such release will not be permitted unless such Investment is not prohibited by the applicable provisions of this Indenture.

Upon the Parent Guarantee Release Date, the Events of Default set forth in Section 6.01(a) shall cease to apply to Parent or such Parent Guarantor, as the case may be; provided that, if at any time after the Parent Guarantee Release Date, Parent or such Parent Guarantor, as the case may be, shall guarantee any Material Indebtedness of the Issuer, the guarantee obligations of Parent or such Parent Guarantor, as the case may be, shall be automatically reinstated, and the Events of Default set forth in Section 6.01(a) shall again apply to Parent or such Parent Guarantor, as the case may be. Parent or such Parent Guarantor, as the case may be, shall take all actions reasonably necessary in order to provide the same Note Guarantee as would be required had the Parent Guarantee Release Date never occurred.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge of Indenture.

This Indenture shall, upon the Issuer’s request, cease to be of further effect with respect to the Notes specified by the Issuer and any related Note Guarantees (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture as to the Notes, when:

(1) either (A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been mutilated, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer or the Guarantors and thereafter repaid to the Issuer or the Guarantors or discharged from such trust), have been delivered to the Trustee for cancellation; or

(B) (w) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(x) the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

(y) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the grant of any Lien securing such borrowing or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Notes or this Indenture in respect of the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith); and

(z) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Maturity or the Redemption Date, as the case may be;

(2) the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer with respect to the Notes; and

(3) the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture as to the Notes have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.07 and, if money shall have been deposited with the Trustee pursuant to subclause (1)(B) of this Section 11.01, the obligations of the Trustee under Section 11.02 and Section 8.06 shall survive.

SECTION 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06, all money and U.S. Government Obligations deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto as set forth in the Registrar, of the principal, premium and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of the Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

COLLATERAL

SECTION 12.01. Security Documents.

From and after the consummation of the Transactions and upon the execution and delivery of the Security Documents, the due and punctual payment of the principal of, premium, if any, or interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at Maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, or interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, such Notes, the related Note Guarantees and the Security Documents with respect to the Notes, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Collateral Trustee holds the Collateral in trust for the benefit of the Holders, the Trustee, the Collateral Trustee and the other First Lien Secured Parties (as defined in the Collateral Trust Agreement) and pursuant to the terms of the Security Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs each of the Trustee and the Collateral Trustee to enter into the Security Documents to which it is named as a party on the Issue Date, and at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. Upon the execution and delivery of the Security Documents, the Issuer shall deliver to the Collateral Trustee copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause the Guarantors to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuer and the Guarantor to the secured parties under this Indenture, the Notes, the Note Guarantees and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Security Documents), in favor of the Collateral Trustee for the benefit of the Holders, the Trustee and the Collateral Trustee subject to no Liens other than Permitted Liens. It is further understood and agreed that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction.

SECTION 12.02. Release of Collateral.

(a) Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time with respect to the Notes in accordance with the provisions of the Security Documents and this Indenture. Notwithstanding anything to the contrary in the Security Documents and this Indenture, the Issuer and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(1) to enable the Issuer or any Guarantor to consummate the sale, transfer or other disposition of such property or assets to the extent not prohibited under Section 4.10 hereof;

(2) in the case of a Guarantor that is released from its Note Guarantee with respect to the Notes pursuant to the terms of this Indenture with respect to the property and other assets of such Guarantor, upon the release of such Guarantor from such Note Guarantee;

(3) with respect to Collateral that is Capital Stock, upon (i) the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture or (ii) upon the designation by Issuer of the issuer of that Capital Stock as an Unrestricted Subsidiary;

(4) with respect to any Collateral that becomes an “Excluded Asset”, upon it becoming an Excluded Asset;

(5) upon the occurrence of an Investment Grade Event;

(6) in accordance with Section 4.12(b);

(7) to the extent the Liens on the Collateral securing the First-Out Senior Credit Facilities Indebtedness are released at the direction of the First-Out Bank Representative in compliance with the terms of the Senior Credit Facilities (other than any release by, or as a result of, payment of such Indebtedness), upon the release of such Liens;

(8) in connection with any enforcement action taken by the Collateral Trustee (acting at the direction of the Controlling Representative) in accordance with the terms of the Collateral Trust Agreement; or

(9) pursuant to Article 9 hereof.

(b) The Liens on the Collateral securing the Notes and the related Note Guarantees also will be terminated and released:

(1) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations with respect to the Notes under this Indenture, the related Note Guarantees and the Security Documents with respect to the Notes that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(2) upon a Legal Defeasance or Covenant Defeasance under this Indenture pursuant to Sections 8.02 and 8.03, respectively, or a satisfaction and discharge of this Indenture pursuant to Section 11.01; or

(3) pursuant to the Intercreditor Agreements and the Security Documents with respect to the Notes.

(c) Any Lien on any Collateral may be released or subordinated to the holder of any Lien on such Collateral securing any Financing Lease Obligations or any Lien on such Collateral that is permitted by clause (16) of the definition of “Permitted Liens” to the extent required by the terms of the Obligations secured by such Liens.

(d) With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents, as applicable, to such release have been met and that it is permitted for the Trustee or the Collateral Trustee to execute and deliver the documents requested by the Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee and the Collateral Trustee shall, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreements.

Neither the Trustee nor the Collateral Trustee shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Collateral Trustee shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

SECTION 12.03. Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents, the Trustee may or may direct the Collateral Trustee to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents (including the Intercreditor Agreements), the Trustee and the Collateral Trustee shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral, as applicable. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Trustee.

SECTION 12.04. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.05. Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Trustee or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.06. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.07. Release Upon Termination of the Issuer’s Obligations.

In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, such Notes, the related Note Guarantees and the Security Documents that were due and payable at or prior to the time such principal, together with accrued and unpaid interest, were paid or (ii) the Issuer shall have either (x) exercised their Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Article 8 or (y) satisfied and discharged this Indenture in compliance with the provisions of Article 11, and in each case of (i) and (ii), an Opinion of Counsel stating that all conditions precedent to the release of such Lien in the Collateral by the Trustee have been satisfied, the Trustee and the Collateral Trustee shall deliver to the Issuer a release of Lien in the Collateral without recourse, representations or warranties and shall do or cause to be done (at the expense of the Issuer) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable.

SECTION 12.08. Collateral Trustee.

(a) The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Trustee as its agent under this Indenture and the Security Documents and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Trustee to take such action on its behalf under the provisions of this Indenture and the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Trustee with respect to such Holder’s Notes by the terms of this Indenture and the Security Documents, and consents and agrees to the terms of each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Trustee agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Collateral Trustee in accordance with the provision of this Indenture and the Security Documents, and the exercise by the Collateral Trustee of any rights or remedies set forth herein with respect to such Holder’s Notes and therein shall be authorized and binding upon such Holder. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Collateral Trustee shall be ministerial and administrative in nature, and the Collateral Trustee shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Collateral Trustee is a party, nor shall the Collateral Trustee have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Trustee. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Trustee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Trustee may perform any of its duties under this Indenture or the Security Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Trustee shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Collateral Trustee or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or a Guarantor or Affiliate of the Issuer or any Guarantor, or any Officer or Related Person thereof, contained in this Indenture or the Security Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Trustee under or in connection with, this Indenture or the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Security Documents, or for any failure of the Issuer or any Guarantor or any other party to this Indenture or the Security Documents to perform its obligations hereunder or thereunder. None of the Collateral Trustee or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Security Documents or to inspect the properties, books, or records of the Issuer or any Guarantor or any Affiliate of the Issuer or a Guarantor.

(d) The Collateral Trustee shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Trustee. The Collateral Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Trustee shall be fully justified in failing or refusing to take any action under this Indenture or the Security Documents unless it shall first receive such advice or concurrence of the Trustee or the

Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be offered security or indemnity to its satisfaction by the Holders of such Notes against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Trustee shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders of such Notes.

(e) The Collateral Trustee shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Trustee shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Trustee shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

(f) The Collateral Trustee may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor collateral trustee to its appointment as Collateral Trustee. If the Collateral Trustee resigns under this Indenture, the Issuer shall appoint a successor collateral trustee. If no successor collateral trustee is appointed prior to the intended effective date of the resignation of the Collateral Trustee (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of Notes then outstanding, may appoint a successor collateral trustee, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Trustee shall be entitled to petition a court of competent jurisdiction to appoint a successor. In addition, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding shall have the right to require the resignation of the Collateral Trustee and immediately appoint a successor thereto (with any resignation or replacement of the Collateral Trustee being subject to the terms and conditions of the Collateral Trust Agreement). The Collateral Trustee shall be permitted to rely in good faith on customary certificates of beneficial ownership as evidence of holdings (and shall not require the provision of DTC proxies, medallion-stamped guarantees or other similar evidence) in connection with any determination with respect to the Holders of Notes giving any consent, instruction or authorization under this Indenture. Upon the acceptance of its appointment as successor collateral trustee hereunder, such successor collateral trustee shall succeed to all the rights, powers and duties of the retiring Collateral Trustee, and the term “Collateral Trustee” shall mean such successor collateral trustee, and the retiring Collateral Trustee’s appointment, powers and duties as the Collateral Trustee shall be terminated. After the retiring Collateral Trustee’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Trustee shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Trustee under this Indenture.

(g) The Collateral Trustee shall be authorized to appoint co-Collateral Trustees as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Trustee nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Trustee nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Collateral Trustee is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) make the representations of the Holders set forth in the Security Documents, (iii) bind the Holders on the terms as set forth in the Security Documents and (iv) perform and observe its obligations under the Security Documents.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Trustee pursuant to the terms of this Indenture, or (ii) payments from the Collateral Trustee in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Trustee, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Trustee such proceeds to be applied by the Collateral Trustee pursuant to the terms of this Indenture and the Security Documents.

(j) The Collateral Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Trustee thereof and promptly shall deliver such Collateral to the Collateral Trustee or otherwise deal with such Collateral in accordance with the Collateral Trustee’s instructions.

(k) The Collateral Trustee shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuer or Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Trustee’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer or Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Trustee pursuant to this Indenture or any Security Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of Notes or as otherwise provided in the Security Documents.

(l) If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Trustee and/or the Collateral Trustee an Officer’s Certificate so stating and requesting the Trustee and/or the Collateral Trustee to enter into an intercreditor agreement (on substantially the same terms as the applicable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations or Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Trustee and/or the Collateral Trustee shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and/or the Collateral Trustee), bind the Holders of Notes secured as provided in the Security Documents and this Article 12 on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the applicable Intercreditor Agreements to be entered into by the Trustee and/or the Collateral Trustee on the Issue Date.

(m) No provision of this Indenture or any Security Document shall require the Collateral Trustee (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Trustee) if it shall have received indemnity satisfactory to the Collateral Trustee and the Trustee against potential costs and liabilities incurred by the Collateral Trustee relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Collateral Trustee is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Trustee shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Trustee has determined that the Collateral Trustee may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Trustee shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n) The Collateral Trustee (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Trustee may agree in writing with the Issuer (and money held in trust by the Collateral Trustee need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Trustee shall not be construed to impose duties to act.

(o) Neither the Collateral Trustee nor the Trustee shall be liable for delays or failures in performance resulting from acts caused by, directly or indirectly, forces beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Trustee nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Collateral Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Guarantor under this Indenture and the Security Documents. The Collateral Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Trustee under or in connection with, this Indenture or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Security Documents. The Collateral Trustee shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture and any Security Documents. The Collateral Trustee shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Trustee shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture and the Security Documents.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Trustee nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Collateral Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Trustee in the Collateral and that any such actions taken by the Collateral Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Trustee or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Trustee or the Trustee’s sole discretion may cause the Collateral Trustee or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Trustee or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Trustee and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Trustee or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Trustee nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Trustee or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Trustee or the Trustee) other than the Issuer or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes affected thereby shall direct the Collateral Trustee or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Trustee or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Collateral Trustee of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Collateral Trustee is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto, to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Trustee pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Collateral Trustee to execute and enter into such Security Document or amendment or supplement thereto. Any such execution of a Security Document or amendment or supplement thereto, shall be at the direction and expense of the Issuer, upon delivery to the Collateral Trustee of an Officer’s Certificate and Opinion of

Counsel stating that all conditions precedent to the execution and delivery of the Security Document or amendment or supplement thereto, have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Trustee to execute such Security Documents or amendment or supplement thereto.

(s) Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Trustee and/or Collateral Trustee shall execute and deliver the Security Documents and Intercreditor Agreements to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Trustee shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction except as set forth in the Collateral Trust Agreement and, to the extent any instruction is required pursuant to this Indenture, at the direction of the Trustee acting in accordance with a written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the then outstanding Notes, may direct the Collateral Trustee in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(u) The Collateral Trustee is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

(v) In each case that the Collateral Trustee may or is required hereunder or under any Security Document to take any action (an “Action”) with respect to the Notes, including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document, the Collateral Trustee may seek direction in accordance with the Collateral Trust Agreement and, to the extent any instruction is required pursuant to this Indenture, at the direction of the Trustee acting in accordance with a written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Trustee shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the Collateral Trust Agreement and, to the extent any instruction is required pursuant to this Indenture, at the direction of the Trustee acting in accordance with a written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document, in no event shall the Collateral Trustee or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Trustee or the Trustee be responsible for, and neither the Collateral Trustee nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x) Before the Collateral Trustee acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.08. The Collateral Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein, the Collateral Trustee shall act in accordance with the Collateral Trust Agreement and, to the extent any instruction is required pursuant to this Indenture, at the direction of the Trustee acting in accordance with a written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

SECTION 12.09. Other Limitations.

(a) Liens required to be granted from time to time pursuant to this Indenture shall be subject to exceptions and limitations set forth in the Security Documents;

(b) control agreements or other control or similar arrangements shall not be required with respect to deposit accounts, securities accounts, commodities accounts or other assets requiring perfection by control agreements;

(c) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiary and foreign intellectual property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction); and

(d) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of a UCC financing statement) and no perfection actions (other than the filing of a UCC financing statement) shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $10.0 million.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01. [Reserved].

SECTION 13.02. Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee or the Collateral Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), or overnight air courier guaranteeing next day delivery, to the others’ address, or given electronically:

If to the Issuer and/or any Guarantor:

Sinclair Television Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Attention: Lucy Rutishauser

Justin Bray

David Gibber

Email: LRutisha@sbgtv.com

   JLBray@sbgtv.com

   dbgibber@sbgtv.com

If to the Trustee or the Collateral Trustee:

U.S. Bank Trust Company, National Association

Corporate Trust Services, 18th Floor

1021 East Cary Street, Suite 1850

Richmond, Virginia 23219

Attention: Melody Scott

Email: melody.scott@usbank.com

The Issuer, any Guarantor, the Trustee or the Collateral Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first day on which publication is made, if given by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; at the time delivered, if sent by overnight air courier guaranteeing next day delivery; and at the time sent, if given electronically; provided that any notice or communication delivered to the Trustee or the Collateral Trustee shall be deemed effective upon actual receipt thereof. Notice otherwise given in accordance with the procedures of DTC will be deemed given on the date sent to DTC.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders may be made electronically in accordance with procedures of the Depositary for such Note.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and the Collateral Trustee at the same time.

The Trustee and the Collateral Trustee agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail or other similar unsecured electronic methods. Electronic signatures believed by the Trustee and the Collateral Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee and the Collateral Trustee) shall be deemed original signatures for all purposes. If the Issuer, any Guarantor or any Holder elects to give the Trustee or the Collateral Trustee e-mail instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Trustee in its discretion elects to act upon such instructions, the Trustee’s or the Collateral Trustee’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Trustee shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions and electronic signatures agrees to assume all risks arising out of the use of such electronic signatures and electronic methods to submit instructions and directions to the Trustee or the Collateral Trustee, including without limitation the risk of the Trustee or the Collateral Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. Notwithstanding the foregoing, Agent may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to Agent in lieu of, or in addition to, any such electronic Notice.

SECTION 13.03. Communication by Holders of Notes with Other Holders of Notes.

Holders of Notes may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 13.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or an Intercreditor Agreement, the Collateral Trustee:

(a) An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Trustee, as applicable (which shall include the statements set forth in Section 13.05), stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture and the Security Documents relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Trustee, as applicable (which shall include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07. No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies or entities (other than the Issuer in respect of the Notes and each Guarantor in respect of its Note Guarantee) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees, this Indenture or the Security Documents (including any Intercreditor Agreements) or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.08. Governing Law; Submission to Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, any Note Guarantee and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

SECTION 13.09. Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.10. Force Majeure.

In no event shall the Trustee or the Collateral Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 13.11. Foreign Account Tax Compliance Act (FATCA).

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to this Indenture, the Issuer agrees (i) to use commercially reasonable efforts to provide to the Trustee sufficient information about Holders or other applicable parties and/or transactions related to this Indenture (including any modification to the terms of such transactions) so that the Trustee can determine whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability. The terms of this Section 13.11 shall survive the termination of this Indenture.

SECTION 13.12. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or a Guarantor or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.13. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Collateral Trustee in this Indenture shall bind each of its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

SECTION 13.14. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.15. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 13.16. Table of Contents, Headings, Etc.

The Table of Contents, Cross Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.17. No Adverse Interpretation of Other Agreement.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer, any Guarantor or any other Restricted Subsidiary or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.18. Intercreditor Agreements.

Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Trustee and the Collateral Trustee to enter into the Intercreditor Agreements as Trustee and as Collateral Trustee, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Credit Facilities to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreements.

[Signatures on following page]

SINCLAIR TELEVISION GROUP, INC., as the Issuer

By:	/s/ Christopher S. Ripley
Name: Christopher S. Ripley
Title: President and Chief Executive Officer

[Signature Page to Indenture]

GUARANTORS:

SINCLAIR BROADCAST GROUP, LLC

By:	/s/ Christopher S. Ripley
Name: Christopher S. Ripley
Title: President and Chief Executive Officer

BIRMINGHAM (WABM-TV) LICENSEE, INC.
FISHER MILLS INC.
FISHER PROPERTIES INC.
HARRISBURG TELEVISION, INC.
NEW YORK TELEVISION, INC.
PERPETUAL CORPORATION
RALEIGH (WRDC-TV) LICENSEE, INC.
SINCLAIR ACQUISITION IX, INC.
SINCLAIR ACQUISITION VII, INC.
SINCLAIR ACQUISITION VIII, INC.
SINCLAIR MEDIA III, INC.
SINCLAIR MEDIA VI, INC.
SINCLAIR TELEVISION MEDIA, INC.
SINCLAIR TELEVISION OF BAKERSFIELD, INC.
SINCLAIR TELEVISION OF SEATTLE, INC.
SINCLAIR TELEVISION OF WASHINGTON, INC.
WGME, INC.
WSMH, INC.
WSYX LICENSEE, INC.
WVTV LICENSEE, INC.

KAME, LLC
KENV, LLC
KRNV, LLC
KRXI, LLC
KVCW, LLC
KVMY, LLC

By:	Chesapeake Media I, LLC, Sole Member
By:	Sinclair Television Group, Inc., Sole Member
of Chesapeake Media I, LLC

WCWF LICENSEE, LLC
WJAR LICENSEE, LLC
WLUK LICENSEE, LLC
By:	Harrisburg Television, Inc., Sole Member

SINCLAIR TELEVISION OF ILLINOIS, LLC
WICD LICENSEE, LLC
WICS LICENSEE, LLC
By:	Illinois Television, LLC, Sole Member
By:	Sinclair Communications LLC, Sole Member of Illinois Television, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

KATV LICENSEE, LLC
By:	KATV, LLC, Sole Member
By:	Sinclair Television Stations, LLC, Sole
Member of KATV, LLC
By:	Perpetual Corporation, Sole Member of
Sinclair Television Stations, LLC

KDSM LICENSEE, LLC
By:	KDSM, LLC, Sole Member
By:	Sinclair Television Group, Inc., Sole Member of KDSM, LLC

KOKH LICENSEE, LLC
By:	KOKH, LLC, Sole Member
By:	Sinclair Communications, LLC, Sole Member of KOKH, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

KTUL LICENSEE, LLC
By:	KTUL, LLC, Sole Member
By:	Sinclair Television Stations, LLC, Sole
Member of KTUL, LLC
By:	Perpetual Corporation, Sole Member of
Sinclair Television Stations, LLC

WCGV LICENSEE, LLC
By:	Milwaukee Television, LLC, Sole Member
By:	Sinclair Communications, LLC Sole Member of Milwaukee Television, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

WSMH LICENSEE, LLC
By:	WSMH, Inc., Sole Member

SINCLAIR TELEVISION STATIONS, LLC

By:	Perpetual Corporation, Sole Member

MJ PODCAST, LLC
UMR PODCAST, LLC
By:	Sinclair Audio, LLC
By:	Sinclair Television Group, Inc.

WKEF LICENSEE L.P.
By:	Sinclair Communications, LLC, General Partner
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

CHESAPEAKE TELEVISION LICENSEE, LLC
HARRISBURG LICENSEE, LLC
ILLINOIS TELEVISION, LLC
KABB LICENSEE, LLC
KDNL LICENSEE, LLC
KEYE LICENSEE, LLC
KFDM LICENSEE, LLC
KFOX LICENSEE, LLC
KFXA LICENSEE, LLC
KGAN LICENSEE, LLC
KGBT LICENSEE, LLC
KHGI LICENSEE, LLC
KHQA LICENSEE, LLC
KJZZ LICENSEE, LLC
KOCB LICENSEE, LLC
KOKH, LLC
KPTH LICENSEE, LLC
KRCG LICENSEE, LLC
KRXI LICENSEE, LLC
KSAS LICENSEE, LLC
KTVL LICENSEE, LLC
KTVO LICENSEE, LLC
KUPN LICENSEE, LLC
KUQI LICENSEE, LLC
KUTV LICENSEE, LLC
KVII LICENSEE, LLC
MILWAUKEE TELEVISION, LLC
SAN ANTONIO TELEVISION, LLC
SINCLAIR PROPERTIES, LLC
SINCLAIR TELEVISION OF EL PASO, LLC
WACH LICENSEE, LLC
WCWB LICENSEE, LLC
WCWN LICENSEE, LLC
WDKY LICENSEE, LLC

WEAR LICENSEE, LLC
WFGX LICENSEE, LLC
WFXL LICENSEE, LLC
WGFL LICENSEE, LLC
WGXA LICENSEE, LLC
WHOI LICENSEE, LLC
WKRC LICENSEE, LLC
WLFL LICENSEE, LLC
WLOS LICENSEE, LLC
WMSN LICENSEE, LLC
WNAB LICENSEE, LLC
WNWO LICENSEE, LLC
WOAI LICENSEE, LLC
WOLF LICENSEE, LLC
WPBN LICENSEE, LLC
WPDE LICENSEE, LLC
WPEC LICENSEE, LLC
WPGH LICENSEE, LLC
WQMY LICENSEE, LLC
WRDC, LLC
WRGB LICENSEE, LLC
WRGT LICENSEE, LLC
WRLH LICENSEE, LLC
WSBT LICENSEE, LLC
WSTQ LICENSEE, LLC
WSTR ACQUISITION, LLC
WTGS LICENSEE, LLC
WTOV LICENSEE, LLC
WTTO LICENSEE, LLC
WTVC LICENSEE, LLC
WTVX LICENSEE, LLC
WTVZ LICENSEE, LLC
WTWC LICENSEE, LLC
WUCW, LLC
WUHF LICENSEE, LLC
WUPN LICENSEE, LLC
WUTV LICENSEE, LLC
WUXP LICENSEE, LLC
WWHO LICENSEE, LLC
WWMT LICENSEE, LLC
WXLV LICENSEE, LLC
WZTV LICENSEE, LLC

By:	Sinclair Communications, LLC, Sole Member
By:	Sinclair Television Group, Inc., Sole Member
of Sinclair Communications, LLC

SINCLAIR DIGITAL NEWS, LLC

WEST COAST DIGITAL, LLC
By:	Sinclair Digital Group, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Digital Group, LLC

WCHS LICENSEE, LLC
WVAH LICENSEE, LLC
By:	Sinclair Media III, Inc., Sole Member

SINCLAIR MEDIA LICENSEE, LLC
SINCLAIR TELEVISION OF ABILENE, LLC
SINCLAIR TELEVISION OF BRISTOL, LLC
SINCLAIR TELEVISION OF CALIFORNIA, LLC
SINCLAIR TELEVISION OF MONTANA, LLC
SINCLAIR TELEVISION OF NEW BERN, LLC
WCTI LICENSEE, LLC

By:	Sinclair Media VI, Inc., Sole Member

KBSI LICENSEE L.P.
WMMP LICENSEE L.P.
By:	Sinclair Properties, LLC, General Partner
By:	Sinclair Communications, LLC, Sole Member of Sinclair Properties, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

WDKA LICENSEE, LLC
By:	Sinclair Properties, LLC, Sole Member
By:	Sinclair Communications, LLC, Sole Member of Sinclair Properties, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

ACTION TV, LLC
CHESAPEAKE MEDIA I, LLC
COMETTV, LLC
DRIVE SALES, LLC
FULL MEASURE, LLC
HUMMINGBIRD, LLC
HUNT VALLEY TRACKS, LLC
KDSM, LLC
NEST TV, LLC
SINCLAIR AUDIO, LLC
SINCLAIR COMMUNICATIONS, LLC
SINCLAIR DIGITAL GROUP, LLC

SINCLAIR GAMING SERVICES, LLC
SINCLAIR NETWORKS GROUP, LLC
SINCLAIR PROGRAMMING COMPANY, LLC
SINCLAIR TELEVISION OF FRESNO, LLC
SINCLAIR TELEVISION OF OMAHA, LLC
TBD TV, LLC
THE NATIONAL DESK, LLC

By:	Sinclair Television Group, Inc., Sole Member

SINCLAIR BAKERSFIELD LICENSEE, LLC
SINCLAIR BOISE LICENSEE, LLC
SINCLAIR BROADCASTING OF SEATTLE, LLC
SINCLAIR EUGENE LICENSEE, LLC
SINCLAIR LEWISTON LICENSEE, LLC
SINCLAIR MEDIA OF BOISE, LLC
SINCLAIR MEDIA OF WASHINGTON, LLC
SINCLAIR PORTLAND LICENSEE, LLC
SINCLAIR SEATTLE LICENSEE, LLC
SINCLAIR TELEVISION OF OREGON, LLC
SINCLAIR MEDIA OF SEATTLE, LLC
SINCLAIR TELEVISION OF PORTLAND, LLC
SINCLAIR YAKIMA LICENSEE, LLC

By:	Sinclair Television Media, Inc., Sole Member

SINCLAIR-CALIFORNIA LICENSEE, LLC
By:	Sinclair Television of California, LLC, Sole Member
By:	Sinclair Media VI, Inc., Sole Member of Sinclair Television of California, LLC

KDBC LICENSEE, LLC
By:	Sinclair Television of El Paso, LLC, Sole Member
By:	Sinclair Communications, LLC, Sole Member of
Sinclair Television of El Paso, LLC
By:	Sinclair Television Group, Inc., Sole Member of
Sinclair Communications, LLC

KFRE LICENSEE, LLC
KMPH LICENSEE, LLC
WJAC LICENSEE, LLC
By:	Sinclair Television of Fresno, LLC, Sole Member
By:	Sinclair Television Group, Inc., Sole Member of
Sinclair Television of Fresno, LLC

KPTM LICENSEE, LLC
By:	Sinclair Television of Omaha, LLC, Sole Member

By:	Sinclair Television Group, Inc., Sole Member of
Sinclair Television of Omaha, LLC

SINCLAIR KENNEWICK LICENSEE, LLC
SINCLAIR LA GRANDE LICENSEE, LLC
By:	Sinclair Television of Washington, Inc., Sole Member

ACC LICENSEE, LLC
KATV, LLC
KTUL, LLC
WBMA LICENSEE, LLC
WSET LICENSEE, LLC
By:	Sinclair Television Stations, LLC, Sole
Member
By:	Perpetual Corporation, Sole Member of
Sinclair Television Stations, LLC

WGME LICENSEE, LLC
By:	WGME, Inc., Sole Member

KLGT LICENSEE, LLC
By:	WUCW, LLC, Sole Member
By:	Sinclair Communications, LLC, Sole Member of WUCW, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

By:	/s/ Christopher S. Ripley
Christopher S. Ripley, in his capacity as President and Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:	/s/ Melody M. Scott
Name: Melody M. Scott
Title: Assistant Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [    ]

ISIN [    ]

[RULE 144A][REGULATION S][IAI] [GLOBAL] NOTE

representing up to

[$______________]

8.125% First-Out First Lien Secured Notes due 2033

No. ___	[$______________]

SINCLAIR TELEVISION GROUP, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ________________________ United States Dollars] on [    ].

Interest Payment Dates: February 15 and August 15, commencing on August 15, 2025

Record Dates: February 1 and August 1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

SINCLAIR TELEVISION GROUP, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
Dated:

By:
Authorized Signatory

[Back of Note]

8.125% First-Out First Lien Secured Notes due 2033

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Sinclair Television Group, Inc., a Maryland corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 8.125% per annum from [February 12, 2025]1 until Maturity. The Issuer shall pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [February 12, 2025]2; provided that the first Interest Payment Date shall be [August 15, 2025]3. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. This note is one of the series designated on the face hereof (individually, a “Note” and, collectively, the “Notes”).

2. METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of the Notes at the close of business (if applicable) on the February 1 or August 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders of the Notes at their addresses set forth in the register of Holders; provided that all payments of principal of and interest and premium, if any, with respect to the Notes represented by one or more Global Notes will be made in accordance with DTC’s applicable procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under the Indenture, dated as of February 12, 2025 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the Guarantors party thereto, the Trustee and U.S. Bank Trust Company, National Association, as collateral trustee (the “Collateral Trustee”). This Note is one of a duly authorized issue of Notes of the Issuer designated as its 8.125% First-Out First Lien Secured Notes due 2033. The Issuer shall be entitled to issue Additional Notes constituting Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[1]	Revise in connection with the issuance of Additional Notes.
[2]	Revise in connection with the issuance of Additional Notes.
[3]	Revise in connection with the issuance of Additional Notes.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption and may be the subject of a Change of Control Offer, an Asset Sale Offer or a redemption in connection with a Special Call Event, as further described in the Indenture. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes; provided, however, that in connection with the giving any consent, instruction or authorization for purposes of the provisions of Article 6, Article 9 and Sections 7.08 and 12.08(f) of the Indenture, beneficial owners of interests in a Note may constitute registered Holders, and in connection therewith, the Issuer, the Trustee, the Collateral Trustee, any Officer signing an Officer’s Certificate and any counsel delivering an Opinion of Counsel shall be permitted to rely in good faith on customary certificates of beneficial ownership as evidence of holdings of such interests (without, for the avoidance of doubt, DTC proxies, medallion-stamped guarantees or other similar evidence).

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes or the related Note Guarantees may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default relating to the Notes, the rights and obligations of the Issuer, the Parent, the other Guarantors, the Trustee and the Holders of the Notes shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

12. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers and/or similar numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers and/or similar numbers in notices of redemption as a convenience to Holders of the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

13. SECURITY. The Notes and the related Note Guarantees shall be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Collateral Trustee, as the case may be, shall hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Notes. Each Holder of the Notes, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Trustee to enter into the Security Documents on the Issue Date, and at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Sinclair Television Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Attention: Lucy Rutishauser

     Justin Bray

     David Gibber

Email: LRutisha@sbgtv.com

   JLBray@sbgtv.com

   dbgibber@sbgtv.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

             (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10  [ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Sinclair Television Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Attention: Lucy Rutishauser

Justin Bray

David Gibber

U.S. Bank Trust Company, National Association

Corporate Trust Services, 18th Floor

1021 East Cary Street, Suite 1850

Richmond, Virginia 23219

Attention: Melody Scott

Re:  8.125% First-Out First Lien Secured Notes due 2033

Reference is hereby made to the Indenture, dated as of February 12, 2025 (as amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors party thereto, the Trustee and the Collateral Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such

Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the firms whose marketing names are listed on the cover of the Offering Memorandum). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [  ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE IAI GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [  ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) [  ] such Transfer is being effected to the Issuer, a Restricted Subsidiary or a Guarantor;

or

(c) [  ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) [  ] such Transfer is in a principal amount of at least $250,000 and is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Global Note or Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit H to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

4. [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [  ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [  ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [  ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(iii)	[ ] IAI Global Note (CUSIP [ ]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(iii)	[ ] IAI Global Note (CUSIP [ ]), or

(iv)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Sinclair Television Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Attention: Lucy Rutishauser

   Justin Bray

   David Gibber

U.S. Bank Trust Company, National Association

Corporate Trust Services, 18th Floor

1021 East Cary Street, Suite 1850

Richmond, Virginia 23219

Attention: Melody Scott

Re:	8.125% First-Out First Lien Secured Notes due 2033

Reference is hereby made to the Indenture, dated as of February 12, 2025 (as amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors party thereto, the Trustee and the Collateral Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

      (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $      in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note [ ] IAI Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE NO. [ ] (this “Supplemental Indenture”), dated as of [     ], by and between [       ] (the “Guaranteeing Entity”), a subsidiary of [the Issuer], U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”).

W I T N E S S E T H

WHEREAS, Sinclair Television Group, Inc., a Maryland corporation (the “Issuer”), the other parties that are signatories thereto as Guarantors, the Trustee and the Collateral Trustee have heretofore executed and delivered an indenture, dated as of February 12, 2025 (together with this Supplemental Indenture, and as further amended, supplemented or otherwise modified, the “Indenture”) providing for the initial issuance of $1,430,000,000 aggregate principal amount of 8.125% First-Out First Lien Secured Notes due 2033 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Entity shall execute and deliver to the Trustee and the Collateral Trustee a supplemental indenture pursuant to which the Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder of Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Entity hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Entity agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GUARANTOR:

[GUARANTEEING ENTITY]

By:
Name:
Title:

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:
Name:
Title:

Exhibit E

FORM OF SECURITY AGREEMENT

[Intentionally Omitted. To be provided

to the Securities and Exchange

Commission or its staff upon request.]

Exhibit F

FORM OF COLLATERAL TRUST AGREEMENT

[Intentionally Omitted. To be provided to

the Securities and Exchange Commission

or its staff upon request.]

Exhibit G

FORM OF FIRST/SECOND/THIRD LIEN INTERCREDITOR AGREEMENT

[Intentionally Omitted. To be provided to

the Securities and Exchange Commission

or its staff upon request.]

Exhibit H

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Sinclair Television Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Attention: Lucy Rutishauser

   Justin Bray

   David Gibber

U.S. Bank Trust Company, National Association

Corporate Trust Services, 18th Floor

1021 East Cary Street, Suite 1850

Richmond, Virginia 23219

Attention: Melody Scott

Re:	8.125% First-Out First Lien Secured Notes due 2033

(CUSIP      )

Reference is hereby made to the Indenture, dated as of February 12, 2025 (as amended and supplemented to the date hereof, the “Indenture”), by and among Sinclair Television Group, Inc., a Maryland corporation (the “Issuer”), the other parties that are signatories thereto as Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $     aggregate principal amount (which is at least $250,000) of:

(a) [ ] a beneficial interest in a Global Note, or

(b) [ ] a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer, a Restricted Subsidiary or a Guarantor, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) in a principal amount of at least $250,000 and that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United

H-1

States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

The Trustee and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Institutional Accredited Investor]

By:
Name:
Title:

Dated:

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